Exhibit 10.45

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

COLLABORATION AND LICENSE

AGREEMENT

by and between

VOYAGER THERAPEUTICS, INC.

AND

NEUROCRINE BIOSCIENCES, INC.

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TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	COLLABORATION; PRE-TRANSITION DEVELOPMENT	19

2.1	Collaboration and Programs	19
2.2	Development Costs	23

ARTICLE 3	MANAGEMENT OF THE COLLABORATION	24

3.1	Joint Steering Committee and Subcommittees	24
3.2	Formation and Dissolution of Subcommittee(s)	26
3.3	Working Groups	26
3.4	Membership	27
3.5	Meetings	28
3.6	Decision-Making	28
3.7	Alliance Managers	30
3.8	Authority	30

ARTICLE 4	POST-DISCOVERY ACTIVITIES	30

4.1	Co-Development and Co-Commercialization	30
4.2	Neurocrine Development and Commercialization	34

ARTICLE 5	GRANT OF LICENSES	35

5.1	Licenses to Neurocrine	35
5.2	In-License Agreements	36
5.3	Obligations Under In-Licenses	38
5.4	Neurocrine’s Sublicensing Rights	39
5.5	Licenses to Voyager	39
5.6	No Other Rights	40
5.7	Section 365(n) of the Bankruptcy Code	40

ARTICLE 6	MANUFACTURING	41

6.1	Manufacturing Responsibilities During the Discovery Period	41
6.2	Manufacturing Responsibilities After the Discovery Period	41

ARTICLE 7	GENERAL PROVISIONS RELATING TO ACTIVITIES	41

7.1	Compliance	41
7.2	Regulatory Activities	41
7.3	Sale of Priority Review Voucher	42
7.4	Records and Audits	43
7.5	No Representation	43
7.6	Subcontracting	43
7.7	Academic Collaborators	44

ARTICLE 8	INITIAL FEE; MILESTONES AND ROYALTIES; PAYMENTS	44

8.1	Initial Consideration	44
8.2	Milestone Payments	45
8.3	Royalties	48

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8.4	Royalty Period	50
8.5	Royalty Adjustments	51
8.6	Reports; Payment of Royalty	52
8.7	Accounting; Audit	52
8.8	Currency Conversion	53
8.9	Books and Records	53
8.10	Methods of Payments	53
8.11	Taxes	53
8.12	Late Payments	55

ARTICLE 9	EXCLUSIVITY	55

9.1	Exclusivity	55
9.2	Exception for Basic Research	55
9.3	Acquisitions	56

ARTICLE 10	INTELLECTUAL PROPERTY RIGHTS	57

10.1	Ownership; Disclosure	57
10.2	Patent Prosecution and Maintenance	58
10.3	Enforcement and Defense	62
10.4	Infringement Claimed by Third Parties	65
10.5	Marking	66
10.6	Trademarks	66

ARTICLE 11	CONFIDENTIALITY	66

11.1	Confidentiality; Exceptions	66
11.2	Authorized Disclosure	67
11.3	Press Release; Disclosure of Agreement	68
11.4	Publications	69
11.5	Remedies	70

ARTICLE 12	REPRESENTATIONS AND WARRANTIES	70

12.1	Representations and Warranties of Both Parties	70
12.2	Representations, Warranties and Covenants, as applicable, of Voyager	71
12.3	Mutual Covenants	73
12.4	Disclaimer	75

ARTICLE 13	INDEMNIFICATION; INSURANCE	75

13.1	Indemnification by Neurocrine	75
13.2	Indemnification by Voyager	76
13.3	Procedure	76
13.4	Insurance	77
13.5	Limitation of Liability	77

ARTICLE 14	TERM AND TERMINATION	78

14.1	Term	78
14.2	Termination by Neurocrine	78
14.3	Termination for Breach	78
14.4	Termination for Failure to Make Equity Purchase	79

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14.5	Termination for Patent Challenge	79
14.6	Effects of Termination other than by Neurocrine for Voyager Breach	79
14.7	Effects of Termination by Neurocrine for Voyager Breach	80
14.8	HSR Filing; Termination.	81
14.9	Accrued Rights; Surviving Provisions of the Agreement	81

ARTICLE 15	MISCELLANEOUS	82

15.1	Governing Law	82
15.2	Dispute Resolution	82
15.3	Arbitration Request	82
15.4	Assignment	84
15.5	Change of Control	84
15.6	Performance by Affiliates and Sublicensees	85
15.7	Force Majeure	85
15.8	Notices	85
15.9	Export Clause	86
15.10	Waiver	86
15.11	Severability	86
15.12	Entire Agreement	87
15.13	Independent Contractors	87
15.14	CREATE Act	87
15.15	Headings; Construction; Interpretation	87
15.16	Further Actions	88
15.17	Parties in Interest	88
15.18	Counterparts	88

SCHEDULES
Schedule 1.73	Existing In-License Agreements
Schedule 1.108	Knowledge Individuals
Schedule 1.127	Discovery Targets
Schedule 5.2.4(a)	Certain Third-Party Intellectual Property for GBA1 Program
Schedule 8.1.1	Allocation Schedule
Schedule 12.2.3	Voyager Patent Rights
Schedule 12.2.5	Disclosure Schedule

EXHIBITS

Exhibit A	Stock Purchase Agreement

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COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of January 8, 2023 (the “Execution Date”), by and between Voyager Therapeutics, Inc., a Delaware corporation having its principal place of business at 64 Sidney Street, Cambridge, MA 02139 (“Voyager”), and Neurocrine Biosciences, Inc., a Delaware corporation having its principal place of business at 12780 El Camino Real, San Diego, CA 92130 (“Neurocrine”). Voyager and Neurocrine are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Voyager is a biotechnology company dedicated to breaking through barriers in gene therapy and neurology and possesses expertise in the research, development, manufacturing and commercialization of human therapeutics;

WHEREAS, Neurocrine is a biopharmaceutical company focused on developing and commercializing treatments for neurological and endocrine-related disorders, and possesses expertise in the research, development, manufacturing and commercialization of human therapeutics; and

WHEREAS, Voyager and Neurocrine desire to engage in a collaborative effort in which Voyager will carry out certain preclinical research activities and clinical development activities relating to the identification and development of gene therapy products directed to GBA1 (as defined below) and certain other genetic targets, and pursuant to which Neurocrine will have certain rights to further develop and commercialize such products.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this ARTICLE 1 unless context dictates otherwise:

1.1“2019 CLA” has the meaning set forth in Section 11.1.

1.2“AAA” has the meaning set forth in Section 15.3.2.

1.3“AAV” means an adeno-associated virus, including its recombinant forms.

1.4“Acquired Affiliate” has the meaning set forth in Section 9.3.1.

1.5“Acquired Competing Product” has the meaning set forth in Section 9.3.1.

1.6“Acquired Competing Program” has the meaning set forth in Section 9.3.1.

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1.7“Acquirer” has the meaning set forth in Section 1.28.

1.8“Acquiring Entities” means any Person that becomes an Affiliate of a Party pursuant to a Change of Control effected after the Execution Date, and the Affiliates of such Party; but excluding the applicable Party and its Affiliates existing immediately prior to such Change of Control.

1.9“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, regardless of whether such Affiliate is or becomes an Affiliate on or after the Execution Date, but only for so long as such control exists. A Person shall be deemed to “control” another Person if it: (a) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

1.10“Agreement” has the meaning set forth in Preamble.

1.11“Alliance Manager” has the meaning set forth in Section 3.7.

1.12“Annual Net Sales” means, on a Product-by-Product basis, the total Net Sales of such Product in the U.S. or in the Territory outside the U.S., as applicable, in a particular Calendar Year.

1.13“Antitrust Laws” means any law relating to competition that is enforced by the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice.

1.14“Arising Capsid IP” means: (a) Arising IP Created jointly by Representatives of Neurocrine and Representatives of Voyager that constitutes Capsid IP; and (b) Arising IP Created solely by Representatives of Neurocrine through the use of Voyager’s Confidential Information, including unpublished sequence information for the Voyager Capsid.

1.15“Arising IP” means: (a) all Know-How Created by either or both Parties in the performance of the Discovery Activities or in the course of Development, Manufacture and Commercialization of Collaboration Candidates or Products; and (b) all Patent Rights Covering such Know-How.

1.16“Assumption Notice” has the meaning set forth in Section 2.1.4.

1.17“[**]” has the meaning set forth in Section 7.3.

1.18“Biosimilar Product” means, with respect to a particular Product in a particular country in the Territory, any Gene Therapy Product sold by a Third-Party not authorized by or on behalf of Neurocrine, its Affiliates, or Sublicensees, that targets the same Target as the Product and, on the basis of a prior Regulatory Approval granted to a Product: (a) is approved by the FDA pursuant to Section 351(k) of the PHSA or successor thereto; (b) is approved by the EMA pursuant to EU Directive 2001/83/EC or successor thereto in the European Union or any member state

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thereof citing such Product as the reference product; or (c) has received abbreviated Regulatory Approval from the applicable Regulatory Authority in another foreign jurisdiction.

1.19“BLA” means a Biologics License Application submitted to the FDA pursuant to 21 U.S.C. §601.2 (or successor regulation thereto), for purposes of obtaining Regulatory Approval for a new biologic in the United States. References to BLA in this Agreement shall include any comparable filing(s) outside the U.S. for the purpose of obtaining Regulatory Approval in any other country or group of countries.

1.20“Business Day” means a day on which banking institutions in Boston, Massachusetts or San Diego, California are open for business, excluding any Saturday or Sunday.

1.21“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively; provided that, the first Calendar Quarter starts on the Effective Date and ends on March 31, 2023.

1.22“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31; provided that the first Calendar Year starts on the Effective Date and ends on December 31, 2023.

1.23“Capsid” means the protein shell of an AAV, consisting of oligomeric structural subunits made of certain proteins.

1.24“Capsid IP” means all Capsid Know-How and Capsid Patent Rights.

1.25“Capsid Know-How” means all Know-How that is related to any Voyager Capsid or any method of Manufacture or use of any Voyager Capsid; in each case, whether alone or in combination with any payload, including a Program Payload. Capsid Know-How shall be considered Voyager’s Confidential Information except to the extent such Capsid Know-How relates to (a) any component of a Collaboration Candidate other than the Voyager Capsid therein; (b) any Program Target or Program Payload; or (c) any method of Manufacture or use of a Collaboration Candidate (and not only the Voyager Capsid therein) or Program Payload.

1.26“Capsid Patent Rights” means any Patent Rights that Cover any Voyager Capsid or any other Capsid Know-How.

1.27“cGMP” means the current Good Manufacturing Practices as provided for (and as amended from time to time) in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7 (ICH Q7), and the United States Code of Federal Regulations 21 CFR Parts 210 and 211, or any similar regulation in other applicable jurisdictions.

1.28“Change of Control” means, with respect to a Party: (a) the acquisition of beneficial ownership, directly or indirectly, by any Third-Party of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then outstanding securities or other voting interests; (b) any merger, consolidation or business

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combination involving such Party with a Third-Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, consolidation or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, consolidation or business combination; or (c) any sale, lease, exchange, contribution or other transfer to a Third-Party (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates. The acquiring or combining Third-Party in any of clause (a), (b) or (c), is referred to herein as the “Acquirer”.

1.29“Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or any other study in which human subjects or patients are dosed with a drug, whether approved or investigational.

1.30“CNS Target” means a Target whose modulation is reasonably believed to ameliorate a disease of the central nervous system.

1.31“Co-Co Agreement” has the meaning set forth in Section 4.1.1.

1.32“Co-Co Option” has the meaning set forth in Section 4.1.1.

1.33“Co-Co Product” has the meaning set forth in Section 4.1.1.

1.34“Co-Co Program” has the meaning set forth in Section 4.1.1.

1.35“Co-Co Territory” has the meaning set forth in Section 4.1.1.

1.36“Co-Co Trigger Date” has the meaning set forth in Section 4.1.1.

1.37“Collaboration” has the meaning set forth in Section 2.1.1.

1.38“Collaboration Candidate” means any Gene Therapy Product that: (a) includes a Voyager Capsid and Program Payload; and (b) is Developed under a Program.

1.39“Collaboration IP Working Group” has the meaning set forth in Section 3.3.1(a).

1.40“Combination Product” has the meaning set forth in Section 1.116.

1.41“Commercialization” and “Commercialize” means any and all activities undertaken relating to the marketing, obtaining pricing and reimbursement approvals, promotion (including advertising, detailing or continuing medical education, including medical education with respect to disease states, and including prior to Regulatory Approval of the applicable product), any other offering for sale or any sale of a product, including any distribution, importation, exportation or transport of a product for sales purposes. “Commercialization” shall not include Development or Manufacturing.

1.42“Commercial Milestones” means the Milestone Events described in Section 8.2.3.

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1.43“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to an agreed objective, such reasonable, diligent, and good faith efforts that a biopharmaceutical company of similar size would normally use taking into account the reasonable allocation of such company’s resources under the circumstances to accomplish a similar objective for its own internally developed product that is of similar market potential at a similar stage in its Development, Commercialization or product life, taking into account all relevant factors, including: (a) the potential profitability of the product; (b) the costs and risks of Developing, Manufacturing, having Manufactured, using and Commercializing the product; (c) scientific, safety and regulatory concerns; (d) product profile; (e) the competitiveness of the marketplace; and (f) the proprietary position of the product. In addition, “Commercially Reasonable Efforts” shall be determined on a country-by-country or market-by-market basis (as most applicable) for a particular product, and it is anticipated that the level of effort will change over time, including to reflect changes in the status of the product and the countries (or markets) involved. Where a Party has an obligation to use Commercially Reasonable Efforts, the efforts of such Party and its Affiliates, subcontractors and Sublicensees shall be considered in determining whether such Party has satisfied such obligation.

1.44“Committee” has the meaning set forth in Section 3.3.1.

1.45“Common Stock” means shares of Voyager common stock, par value $0.001 per share.

1.46“Competitive Infringement” has the meaning set forth in Section 10.3.1.

1.47“Competitive Product” means a Gene Therapy Product (other than a Product) that is directed to the GBA1 Target or any New Discovery Target; provided, however, Competitive Product specifically excludes a Gene Therapy Product that is [**].

1.48“Confidential Information” has the meaning set forth in Section 11.1.

1.49“Control” means, subject to Section 5.2.3, with respect to a Person and any Know-How or Patent Right, the possession by such Person of the right (whether through ownership or license (other than by a license under this Agreement) to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third-Party. Notwithstanding anything in this Agreement to the contrary, any Patent Rights or Know-How controlled by any Acquiring Entity of a Party will not be deemed to be “Controlled” by such Party for purposes of this Agreement, unless such Patent Rights or Know-How (a) were developed, invented or obtained with the use of any non-public Know-How in the Voyager IP (if such Party is Voyager) or Neurocrine IP (if such Party is Neurocrine) or (b) are used to conduct any Discovery Activities or activities under the Co-Co Agreement.

1.50“Cover” means, means with regard to a particular subject matter and a Patent Right, that, in the absence of ownership of or a license granted under such Patent Right, the making, having made, use, offer for sale, sale, importation, Development, Manufacture, or Commercialization of such subject matter, would infringe (or, with respect to a claim in a pending patent application, would infringe if such claim were to issue) a claim of such Patent Right.

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1.51“CPI” has the meaning set forth in Section 1.80.

1.52“Created” means: (a) with respect to any Know-How constituting an Invention, invented in accordance with U.S. patent laws; or (b) with respect to any other Know-How, authored, discovered, developed or created.

1.53“Defense Proceeding” has the meaning set forth in Section 10.2.2(a)(i).

1.54“Delivery Event” has the meaning set forth in Section 5.7.

1.55“Develop” or “Development” means non-clinical, pre-clinical and clinical research and development activities, including discovery, identification, research, engineering, characterization, development, modification, optimization, drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology toxicology studies, statistical analysis and report writing, formulation development and optimization, Clinical Trials, regulatory affairs (including preparation for a Regulatory Approval Application submission and other submission-related activities), product approval and registration activities, and all other activities necessary to conduct IND-enabling studies, conduct Clinical Trials, or seek, obtain and maintain Regulatory Approval. “Development” shall not include Commercialization but may include certain activities relating to the development of Manufacturing process (such as formulation, process development, Manufacturing scale-up, and related regulatory activities) to the extent applicable.

1.56“Development Candidate” means on a Program-by-Program basis, a Collaboration Candidate either: (a) that has been determined by the JSC to meet the Development Candidate Criteria pursuant to Section 2.1.6; (b) that has otherwise been selected by the JSC as a Development Candidate pursuant to Section 2.1.6; or (c) for which Neurocrine or an Affiliate or Sublicensee has initiated an IND-enabling GLP toxicity study with such Collaboration Candidate, outside of the process under Section 2.1.6.

1.57“Development Candidate Criteria” means: (a) with respect to the GBA1 Program, the criteria developed by the JSC after the Effective Date pursuant to Section 3.1.2(e); and (b) with respect to each New Discovery Program, the criteria developed by the JSC and set forth in the applicable New Discovery Program Development Plan.

1.58“Development Costs” means the FTE Costs (at the then-current FTE Rate) and the Out-of-Pocket Costs (without markup) incurred by or on behalf of a Party or any of its Affiliates in the conduct of the Development of Collaboration Candidates or Products.

1.59“Development Milestones” means the Milestone Events described in Sections 8.2.1 and 8.2.2.

1.60“Development Plan” means: (a) the GBA1 Development Plan; or (b) any New Discovery Program Development Plan; as applicable.

1.61“Disclosing Party” has the meaning set forth in Section 11.1.

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1.62“Discovery Activities” means the following activities, as undertaken pursuant to a Development Plan during the Discovery Period: (a) the discovery of Voyager Capsids and Collaboration Candidates; and (b) any other non-clinical activities relating to Development, Manufacture or Commercialization of Collaboration Candidates and Products as set forth in the applicable Development Plan.

1.63“Discovery Period” means the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date, which may be extended upon mutual written agreement of the Parties.

1.64“Dispute” has the meaning set forth in Section 15.2.

1.65“Dollars” or “$” means the legal tender of the U.S.

1.66“Effective Date” means the HSR Clearance Date.

1.67“EMA” means the European Medicines Agency, and any successor entity thereto.

1.68“Exclusive Capsid” has the meaning set forth in Section 2.1.8(b).

1.69“Exclusivity-Eligible Capsid” has the meaning set forth in Section 2.1.8(a).

1.70“Execution Date” has the meaning set forth in Preamble.

1.71“Executive Officers” means the Chief Executive Officer, in the case of Voyager, and the Chief Executive Officer, in the case of Neurocrine, or in each case, any designee of such person that is approved by the other Party in writing.

1.72“Existing Confidentiality Agreement” has the meaning set forth in Section 11.1.

1.73“Existing In-License Agreement” means each of the in-licenses of Voyager or any of its Affiliates listed in Schedule 1.73.

1.74“Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, Develop, Manufacture or Commercialize.

1.75“FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.76“Field” means the prevention, treatment, cure, diagnosis, prediction and detection of all diseases and conditions.

1.77“First Commercial Sale” means, with respect to a Product and a country in the Territory, the first sale for end use or consumption of such Product in such country after all Regulatory Approvals and pricing and reimbursement approvals legally required for such sale have been granted by the applicable Regulatory Authority of such country or, if Regulatory Approval is not required, after the date on which sales are permitted by applicable Law.

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1.78“FTE” means one (1) person (or the equivalent of one (1) person) working full time for one (1) twelve (12) month period in a Development, regulatory or other relevant capacity (excluding persons employed in general and administrative, non-technical management or other non-technical capacities, and further excluding interns and co-operative education (co-op) employees) employed by Voyager or Neurocrine or any of their respective Affiliates and assigned to perform specified work, with such commitment of time and effort to constitute one (1) employee performing such work on a full-time basis, which for purposes hereof shall be [**] hours per year. No additional payment shall be made with respect to any person who works more than [**] hours per year (which person shall be deemed one (1) FTE) and any person who devotes less than [**] hours per year shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [**] .

1.79“FTE Costs” means the FTE Rate multiplied by the applicable number of FTEs who perform a specified activity pursuant to this Agreement.

1.80“FTE Rate” means $[**] per FTE for the period commencing on the Effective Date and ending December 31, 2023. On January 1, 2024 and on January 1st of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by the percentage increase, if any, in the Consumer Price Index (“CPI”) as of December 31 of the then most recently completed Calendar Year with respect to the level of the CPI on December 31, 2023. Consumer Price Index or CPI means the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

1.81“Future In-License Agreement” means any agreement between Voyager (or any of its Affiliates), on the one hand, and a Third-Party, on the other hand, entered into after the Effective Date, pursuant to which Voyager or any of its Affiliates acquires Control of any Know-How or Patent Right that, subject to Section 5.2, would be Voyager IP.

1.82“GAAP” means United States Generally Accepted Accounting Principles consistently applied, as reported in the applicable financial statements.

1.83“GBA1” means the gene that encodes glucosylceramidase beta 1 defined as Gene ID 2629.

1.84“GBA1 Program” means all activities under this Agreement directed to the Development, Manufacture and Commercialization of Collaboration Candidates and Products directed to GBA1.

1.85“GBA1 Program Development Plan” means the plan for Discovery Activities under the GBA1 Program and the budget for Voyager’s activities under such plan, as such plan and budget may be approved or updated by the JSC from time to time in accordance with Section 2.1.2(a).

1.86“GCP” means the then-current good clinical practice standards for clinical trials for pharmaceuticals, as set forth in the United States Food, Drug and Cosmetic Act, as amended from time to time, or other applicable law, and such standards of good clinical practice as are required

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by the Regulatory Authorities of the EU and other organizations and Governmental Authorities in countries for which the applicable Product is intended to be Developed, to the extent such standards are not less stringent than United States GCP.

1.87“Gene Therapy Product” means a virus, including an AAV, that: (a) comprises (i) a Capsid, (ii) a polynucleotide, whether single stranded or self-complementary, capable of selectively encoding one (1) or more payloads or including one (1) or more transgenes, and (iii) any other active or inactive components or ingredients; and (b) delivers such polynucleotide to certain cells of a patient for a purpose in the Field.

1.88“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or comparable regulatory standards in jurisdictions outside the United States.

1.89“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.90“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

1.91“HSR Clearance Date” means the expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the HSR Act in the U.S.

1.92“HSR Filing” means filings by Neurocrine and Voyager with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

1.93“Inbound Licensor” has the meaning set forth in Section 5.2.1.

1.94“In-License Agreement” means: (a) any Existing In-License Agreement; and (b) any Future In-License Agreement.

1.95“IND” means an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries.

1.96“Indemnified Party” has the meaning set forth in Section 13.3.

1.97“Indemnifying Party” has the meaning set forth in Section 13.3.

1.98“Indication” means a generally acknowledged disease or medical condition with respect to which at least one Clinical Trial is required by the FDA, EMA or PMDA to support

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inclusion of such disease or medical condition in the indication statement of a package insert approved by such Regulatory Authority for a Product; provided that: (a) GBA1 Parkinson’s disease and non-GBA1 Parkinson’s disease shall be considered separate Indications; (b) except as set forth in subsection (a), prevention and treatment of the same disease or medical condition shall not be separate Indications; and (c) except as set forth in subsection (a) above, the treatment or prevention of the same disease or medical condition in different populations (e.g., adult and pediatric) shall not be separate Indications.

1.99“Initiation” means, with respect to a Clinical Trial, the first dosing of the first subject enrolled in such Clinical Trial with a Product.

1.100“Invention” means the result or act of invention (whether patentable or not) as determined in accordance with U.S. patent laws.

1.101“Joint Arising IP” has the meaning set forth in Section 10.1.3(a)(ii)(C).

1.102“Joint CMC Working Group” has the meaning set forth in Section 3.3.1(b).

1.103“Joint Know-How” means any Know-How within the Joint Arising IP.

1.104“Joint Patent Right” means any Patent Right within the Joint Arising IP.

1.105“JRA Exception” has the meaning set forth in Section 15.14.

1.106“JSC” has the meaning set forth in Section 3.1.1.

1.107“Know-How” means all information, know-how and data, including trade secrets, Inventions (whether patentable or not), discoveries, methods, specifications, processes, expertise, technology, other non-clinical, pre-clinical and clinical data, documentation and results (including pharmacological, toxicological, biological, chemical, physical, safety and manufacturing data and results), analytical and quality control data and results, Regulatory Filings and other technical information. “Know-How” excludes any Patent Rights.

1.108“Knowledge” means: (a) with respect to Voyager, the knowledge after reasonable investigation of the individuals set forth on Schedule 1.108; and (b) with respect to Neurocrine, the knowledge after reasonable investigation of the individuals set forth on Schedule 1.108, and including, in each case (a) and (b), if any such title role is no longer in existence, the knowledge after reasonable investigation of any individual having a similar role.

1.109“Law” means any law, statute, rule, regulation, order, judgment or ordinance having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.110“Losses” has the meaning set forth in Section 13.1.

1.111“[**]” means any of the following: [**].

1.112“Major Market Countries” has the meaning set forth in Section 4.2.2.

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1.113“Manufacture” or “Manufacturing” means all activities related to the manufacturing of a Collaboration Candidate, Program Capsid or Product, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process, in-process release and stability testing) and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing. “Manufacturing” may be included as part of Development, to the extent applicable.

1.114“Milestone Event” has the meaning set forth in Section 8.2(a).

1.115“Milestone Payment” has the meaning set forth in Section 8.2(a).

1.116“Net Sales” means, with respect to any Product, the gross amount invoiced by Neurocrine, any of its Affiliates and or any Sublicensee (each, a “Selling Party”) to a Third-Party (including a customer, distributor, wholesaler or end user) for sales of such Product, less the following deductions as calculated in accordance with the applicable Accounting Standard as consistently applied:

1.116.1normal trade, cash, quantity and other customary discounts actually given to customers in the ordinary course of business;

1.116.2rebates, credits and allowances given by reason of rejections, returns, damaged or defective product or recalls;

1.116.3government-mandated rebates and any other compulsory payments, credits, adjustments and rebates actually paid or deducted;

1.116.4price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees and reimbursements or similar payments granted or made to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs, or to federal state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers;

1.116.5reasonable and customary freight, shipping, insurance and other transportation expenses, if actually borne by the applicable Selling Party without reimbursement from any Third-Party;

1.116.6reasonable distributors’ and inventory management fees, including fees for services provided by wholesalers and warehousing chains, in connection with the sale and distribution of such Product;

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1.116.7that portion of administrative fees paid to group purchasing organizations, pharmacy benefit managers, Medicare prescription drug plans or any other facilitator of drug access for patients relating specifically to such Product;

1.116.8uncollectible amounts or reasonable reserves accrued therefor (it being understood that any subsequent reductions in such accrual amounts due to collections in subsequent periods shall be included in Net Sales when such reductions occur);

1.116.9that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of such Product;

1.116.10sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of such Product (but not including taxes assessed against the net income derived from such sale); and

1.116.11any other similar and customary deductions that are consistent with GAAP, as agreed by the Parties in writing or, if the Parties fail to agree on any such deductions proposed by Neurocrine, as determined by a mutually agreed independent accounting expert, whose decision will be final and binding on the Parties.

If non-monetary consideration is received for any Product, Net Sales will be calculated based on the average price charged for such Product during the preceding Calendar Quarter in the relevant country, or in the absence of such sales, the fair market value of the Product, as determined by the Parties in good faith.

Resales or sales of a Product made in good faith between or among Neurocrine, any of its Affiliates or any Sublicensee shall not be included in the calculation of Net Sales as long as, with respect to such resales or sales, the first sale thereafter to a non-Sublicensee Third-Party is included in the calculation of Net Sales.

Net Sales shall not include any amounts received for Products supplied for use in clinical trials or supplied at or below the fully-burdened cost of goods thereof under early access, compassionate use, named patient, indigent access, patient assistance or other reduced pricing programs.

In the event that a Product under this Agreement is sold by a Selling Party in combination (a “Combination Product”) with one or more therapeutically active compound(s) that are not Products (“Supplemental Ingredient(s)”), then “Net Sales” of the Combination Product shall be calculated using one of the following methods:

(x)By multiplying the Net Sales of the Combination Product (calculated prior to the application of this formula) by the fraction A/(A+B), where A is the average gross selling price, during the applicable Calendar Quarter in the country concerned, of the Product when sold separately, and B is the average gross selling price, during the applicable Calendar Quarter in the country concerned, of the Supplemental Ingredient(s) when sold separately; or

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(y)In the event that no such separate sales are made of the Product or any of the Supplemental Ingredients in such Combination Product during the applicable Calendar Quarter in the country concerned, Net Sales shall be calculated using the above formula where A is the reasonably estimated commercial value of the Product sold separately and B is the reasonably estimated commercial value of the Supplemental Ingredient(s) sold separately. Any such estimates shall be determined using criteria to be mutually agreed upon by the Parties. If the Parties are unable to agree on the criteria for determining such estimates, the Parties will submit such dispute for resolution to a mutually agreed independent accounting expert, whose decision will be final and binding on the Parties.

1.117“Neurocrine” has the meaning set forth in the Preamble.

1.118“Neurocrine Background IP” has the meaning set forth in Section 10.1.1.

1.119“Neurocrine IP” means the Neurocrine Know-How and the Neurocrine Patent Rights.

1.120“Neurocrine Know-How” means: (a) all Know-How that (i) is Controlled by Neurocrine or any of its Affiliates on the Effective Date or during the Term, (ii) is disclosed or is required to be disclosed by or on behalf of Neurocrine to Voyager in connection with this Agreement, and (iii) is necessary or reasonably useful to Exploit in the Field in the Territory any Collaboration Candidate or Product; and (b) Neurocrine’s interest in the Joint Know-How.

1.121“Neurocrine Patent Rights” means: (a) all Patent Rights Controlled by Neurocrine or any of its Affiliates as of the Effective Date or during the Term that Cover any Collaboration Candidate or Product; and (b) Neurocrine’s interest in the Joint Patent Rights.

1.122“Neurocrine Plan” has the meaning set forth in Section 4.2.3.

1.123“Neurocrine Product Marks” has the meaning set forth in Section 10.6.

1.124“Neurocrine PRV Use” has the meaning set forth in Section 7.3.

1.125“New Discovery Program” means all activities under this Agreement directed to the Development, Manufacture and Commercialization of Collaboration Candidates and Products directed to a particular New Discovery Target.

1.126“New Discovery Program Development Plan” has the meaning set forth in Section 2.1.2(b).

1.127“New Discovery Target” means each of the Targets listed in Schedule 1.127.

1.128“Other Taxes” means custom, duties, sales tax, or other federal, state, local or foreign tax imposed on the provision of intangibles, goods, services, or similar tax.

1.129“Out-of-Pocket Costs” means actual out-of-pocket costs and expenses paid by a Party or any of its Affiliates to Third Parties, including to a consultant, contractor, intern or co-operative education (co-op) employee of such Party.

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1.130“Party” and “Parties” has the meaning set forth in the Preamble.

1.131“Patent Challenge” has the meaning set forth in Section 14.5.

1.132“Patent Right” means: (a) any patent or patent application (including any provisional application) in any country or multinational jurisdiction in the Territory (including any converted application, continuation, continuation-in-part, continued prosecution application or divisional of any such application, any reissue, renewal, extension, substitution, reexamination, supplementary protection certificate, pediatric exclusivity period or the like of any such patent); (b) any foreign equivalent of any patent or patent application described in clause (a); and (c) all rights of priority in any of the foregoing.

1.133“Payee” has the meaning set forth in Section 8.7.1.

1.134“Payor” has the meaning set forth in Section 8.7.1.

1.135“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or any other entity not specifically listed in this Section 1.135.

1.136“Phase 1 Clinical Trial” means a human clinical trial (or a portion of a human clinical trial) of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.137“Phase 2 Clinical Trial” means a human clinical trial (or a portion of a human clinical trial) of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and whose design is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.138“Phase 3 Clinical Trial” means a human clinical trial (or a portion of a human clinical trial) of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) (or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States) and whose design is intended to: (a) establish that the product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed; and (c) support Regulatory Approval for such product.

1.139“PHSA” means the Public Health Service Act as set forth in 42 U.S.C. Chapter 6A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

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1.140“Pivotal Clinical Trial” means a Clinical Trial that is designed to be sufficient to support the filing of a BLA for such product.

1.141“PMDA” means the Pharmaceuticals and Medical Devices Agency in Japan, and any successor entity thereto.

1.142“Potential Development Candidate” means a Collaboration Candidate selected by the JSC as a potential Development Candidate based on criteria established by the JSC and set forth in the applicable Development Plan.

1.143“Pricing Approval” means such approval, agreement, determination or decision establishing the price for a Product that may be charged or reimbursed in any country or jurisdiction where a Governmental Authority or non-governmental pricing authority is required by Law to approve or determine the price or reimbursement of pharmaceutical or biological products.

1.144“Product” means any product comprising a Collaboration Candidate, in any form, dose or formulation, and whether alone or in combination with other active or inactive ingredients. Except where the context otherwise requires, the term “Product” includes any Co-Co Product.

1.145“Program” means the GBA1 Program or any New Discovery Program or Co-Co Program, but specifically excludes any Terminated Program. “Programs” means the GBA1 Program and all New Discovery Programs, but specifically excludes any Terminated Program.

1.146“Program Capsid” means any Voyager Capsid that: (a) is included in a Collaboration Candidate; or (b) meets the Capsid profile criteria for a Program Target and is under consideration by the Parties for inclusion in a Collaboration Candidate.

1.147“Program Capsid Patent Rights” means any Voyager Patent Right that: (a) Covers a Program Capsid; and (b) is not a Voyager Product-Specific Patent Right.

1.148“Program Payload” means, on a Program-by-Program basis, a polynucleotide sequence, whether single stranded or self-complementary, that: (a) is intended to have a therapeutic effect on the applicable Program Target when packaged into a Voyager Capsid and delivered to the appropriate cells; and (b) is the subject of efforts under the Development Plan for such Program.

1.149“Program Target” means, with respect to any Program, the Target that is the subject of such Program.

1.150“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparation, filing, prosecution and maintenance of such Patent Right, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent Right. Notwithstanding anything to the contrary, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any enforcement actions taken with respect to a Patent Right.

1.151“PRV” has the meaning set forth in Section 7.3.

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1.152“PRV Sale” has the meaning set forth in Section 7.3.

1.153“Public Official or Entity” means: (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international governmental organization, including any ministry or department of health or any state-owned or affiliated company or hospital; or (b) any candidate for political office, any political party or any official of a political party.

1.154“Receiving Party” has the meaning set forth in Section 11.1.

1.155“Redacted Version” has the meaning set forth in Section 11.3.2.

1.156“Regulatory Approval” means all approvals of the applicable Regulatory Authority necessary for the commercial marketing and sale of a product in a country(ies), excluding any pricing and reimbursement approvals that may be required.

1.157“Regulatory Approval Application” means: (a) a BLA; or (b) any other application to seek Regulatory Approval of a product in any country or multinational jurisdiction, as defined in applicable Laws and filed with the relevant Regulatory Authorities of such country or jurisdiction.

1.158“Regulatory Authority” means the FDA in the United States or any Governmental Authority in another country or regulatory jurisdiction in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product in such country or regulatory jurisdiction, including the EMA and PMDA, and any successor(s) thereto.

1.159“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to any Product, excluding Patent Rights, that precludes the use of any clinical data collected and filed for such Product for the benefit of any Regulatory Approval for a generic or biosimilar product (for any use), including orphan or pediatric exclusivity where applicable.

1.160“Regulatory Filing” means, with respect to a product, any documentation comprising any filing or application with any Regulatory Authority with respect to such product, or its use or potential use in the Field, any document submitted to any Regulatory Authority, including any IND and any Regulatory Approval Application, and any correspondence to, from or with any Regulatory Authority with respect to such product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.161“Reimbursable Costs” has the meaning set forth in Section 4.1.1.

1.162“Related Third-Party IP” has the meaning set forth in Section 5.2.2.

1.163“Representatives” means a Party’s or its Affiliate’s officers, directors, employees, contractors, consultants, agents and other representatives.

1.164“Royalty Term” has the meaning set forth in Section 8.4.

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1.165“Secondary Market Countries” has the meaning set forth in Section 4.2.2(b).

1.166“Selling Party” has the meaning set forth in Section 1.116.

1.167“Significant Safety Signal” means with respect to a Clinical Trial of a Product, that the results of such Clinical Trial indicate a safety finding relating to such Product that either: (a) is substantially irreversible or not monitorable in patients, e.g., neurodegeneration unrelated to pathology of the disease or death; or (b) results in Neurocrine’s decision to designate such Product as a Terminated Product.

1.168“Stock Purchase Agreement” has the meaning set forth in Section 8.1.2.

1.169“Subcommittee” has the meaning set forth in Section 3.1.1.

1.170“Sublicense” has the meaning set forth in Section 5.4.

1.171“Sublicensee” has the meaning set forth in Section 5.4.

1.172“Successful” means, with respect to a Clinical Trial for a Product, that: (a) the results of such Clinical Trial meet the pre-specified primary endpoint(s) set forth in the protocol for such Clinical Trial without a Significant Safety Signal; (b) Neurocrine (or its Affiliate or Sublicensee) advances a Product to the next stage of Development following completion of such Clinical Trial (irrespective of whether the results of such Clinical Trial meet the primary endpoint(s) set forth in the protocol therefor without a Significant Safety Signal); or (c) within [**] after complete readout of safety and efficacy data from such Clinical Trial (or such longer period as Neurocrine (or its Affiliate or Sublicensee) may reasonably determine in good faith is needed to assess such Clinical Trial results or a path for Development of such Product, or to receive or address feedback from a Regulatory Authority), (i) the condition in subsection (a) or (b) has not occurred, (ii) there is not any other Collaboration Candidate from such Program in Development, and (iii) such Program has not become a Terminated Program.

1.173“Supplemental Ingredient(s)” has the meaning set forth in Section 1.116.

1.174“Target” means a gene as defined by a specific gene ID, all mutants of such gene, derivatives or fragments with similar functional properties to such gene, or allelic variants of such gene: (a) whose DNA is delivered, replaced, substituted for, or altered upon administration of a Gene Therapy Product; (b) whose level of expressed RNA (including mRNA) or protein is modulated, silenced, augmented or eliminated upon administration of a Gene Therapy Product; or (c) whose protein expression product serves in whole or in part as an antigen and whereby, upon binding by an immunoglobulin encoded by a Gene Therapy Product such protein is neutralized or destroyed. All of the Gene Therapy Products described in the preceding clauses (a), (b) and (c) are considered “directed to” such Target.

1.175“Term” has the meaning set forth in Section 14.1.

1.176“Terminated Product” means any Collaboration Candidate or Product as to which this Agreement is terminated by the mutual agreement of the Parties or pursuant to ARTICLE 14. All Collaboration Candidates and Products in a Terminated Program are Terminated Products.

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1.177“Terminated Program” means a Program that is terminated by the JSC pursuant to Section 3.1.2(o), by the mutual agreement of the Parties or pursuant to ARTICLE 14.

1.178“Territory” means all countries in the world.

1.179“Third-Party” means any Person that is neither a Party nor an Affiliate of a Party.

1.180“Title 11” has the meaning set forth in Section 5.7.

1.181“Third-Party Claims” has the meaning set forth in Section 13.1.

1.182“United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.183“[**] License Agreement” means that certain non-exclusive license agreement, dated as of [**], by and between Voyager and [**].

1.184“Valid Claim” means: (a) a claim of an issued and unexpired patent, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a claim of a patent application that has been filed and is being prosecuted in good faith and has been pending less than [**] from the date of filing of the earliest patent application from which such patent application claims priority, which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

1.185“Voyager” has the meaning set forth in Preamble.

1.186“Voyager Background IP” has the meaning set forth in Section 10.1.2.

1.187“Voyager Capsid” means any Capsid that is used by Voyager in, or is made available by Voyager to Neurocrine for use in, any Program during the Discovery Period.

1.188“Voyager IP” means the Voyager Know-How and Voyager Patent Rights.

1.189“Voyager Know-How” means: (a) all Know-How that (i) is Controlled by Voyager or any of its Affiliates on the Effective Date or during the Term (other than through the grant of a license by Neurocrine), and (ii) is necessary or reasonably useful to Exploit any Collaboration Candidate or Product in the Field in the Territory; and (b) Voyager’s interest in the Joint Know-How.

1.190“Voyager Patent Rights” means: (a) all Patent Rights Controlled by Voyager or any of its Affiliates as of the Effective Date or during the Term that Cover any Collaboration Candidate or Product; and (b) Voyager’s interest in the Joint Patent Rights. “Voyager Patent Rights” expressly exclude any Patent Rights licensed to Voyager under the license agreement by and between Voyager and [**] dated [**]. The Voyager Patent Rights expressly exclude any Patent Rights licensed to Voyager under the [**] License Agreement, which Patent Rights will not be

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considered sublicensed hereunder unless and until Neurocrine requests in writing that such Patent Rights be so sublicensed following the naming of a Development Candidate with respect to the GBA1 Program or a New Discovery Program.

1.191“Voyager Product-Specific Patent Rights” means any Voyager Patent Right with claims directed to: (a) the combination of a Voyager Capsid and a Program Payload; (b) any method of manufacture or use of such combination (and not only the Voyager Capsid therein); or (c) any modulation of a Program Target that is specific to such Program Target, its expression or the activity of its gene products. For clarity, any Voyager Patent Right that contains claims directed to a Voyager Capsid, which claims do not specifically recite a Program Payload or Program Target is not a Voyager Product-Specific Patent Right.

1.192“Withholding Tax Action” has the meaning set forth in Section 8.11.3.

1.193“Working Group” has the meaning set forth in Section 3.3.1.

ARTICLE 2

COLLABORATION; PRE-TRANSITION DEVELOPMENT

2.1Collaboration and Programs.

2.1.1Collaboration. The Parties agree to collaborate on the conduct of four (4) Programs under this Agreement: (a) the GBA1 Program; and (b) three (3) New Discovery Programs. The Development, Manufacturing and Commercialization activities for Collaboration Candidates and Products conducted pursuant to this Agreement under all four (4) Programs, as well as any such activities conducted pursuant to any Co-Co Agreement, together, shall constitute the “Collaboration”.

2.1.2Conduct of Programs.

(a)GBA1 Program. Voyager shall conduct Discovery Activities for the GBA1 Program pursuant to the GBA1 Program Development Plan. Promptly following the Effective Date, the Parties shall prepare the initial draft of the GBA1 Program Development Plan and submit it to the JSC for review and approval. The JSC shall approve the GBA1 Program Development Plan and Development Candidate Criteria for the GBA1 Program in accordance with Section 3.1.2(e) and Section 3.6.1. The JSC shall, prior to the end of each Calendar Year during the Discovery Period, review the GBA1 Program Development Plan and determine whether to update such plan, and shall prepare a detailed budget for Voyager’s activities under the GBA1 Program Development Plan for the subsequent Calendar Year. A Party may also develop and submit to the JSC from time to time proposed substantive amendments to the GBA1 Program Development Plan. The JSC shall review such proposed amendments and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon any such approval by the JSC, the GBA1 Development Plan shall be deemed amended accordingly.

(b)New Discovery Programs. Voyager shall conduct Discovery Activities for the New Discovery Programs pursuant to a research plan and associated budget for

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Voyager’s activities (each such research plan, including the associated budget, a “New Discovery Program Development Plan”). Each New Discovery Program Development Plan shall set forth the activities to be conducted with respect to the applicable New Discovery Program during the Discovery Period. The Parties shall prepare the initial draft of each New Discovery Program Development Plan and submit it to the JSC for review and approval. The JSC shall approve each initial New Discovery Program Development Plan with respect to each New Discovery Program in accordance with Section 3.1.2(c). The JSC shall, prior to the end of each Calendar Year during the Discovery Period, review and update, as appropriate, each New Discovery Program Development Plan, including preparing a detailed budget for Voyager’s activities under such New Discovery Program Development Plan for the subsequent Calendar Year. A Party may also develop and submit to the JSC from time to time proposed substantive amendments to any New Discovery Program Development Plan. The JSC shall review such proposed amendments and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon any such approval by the JSC, the applicable New Discovery Program Development Plan shall be amended accordingly.

(c)Target Replacement.

(i)Neurocrine shall have the right, [**] during the Discovery Period, to replace one New Discovery Target with a new CNS Target, subject to the availability of such new CNS Target as described below and further provided that, unless otherwise agreed by the Parties, any such new CNS Target may not be a Target for which modulation is reasonably believed (at the time the relevant Target replacement is being considered) to ameliorate [**]. Voyager will engage a Third-Party gatekeeper to review any replacement CNS Target proposed by Neurocrine to determine whether such proposed replacement CNS Target is (A) subject to any license, option, collaboration or similar obligations of Voyager to a Third-Party, or subject to bona fide negotiations with a Third Party seeking to obtain such rights, that would prevent Voyager from granting rights to Neurocrine with respect to such proposed CNS Target or (B) the subject of a current bona fide internal development program of Voyager for which Voyager has allocated budget or resources to be spent within the subsequent [**] period and appropriate for the applicable stage of the Development of such Program (each of (A) and (B), an “Occupied Target”).

(ii)Voyager shall provide a list of Occupied Targets to the gatekeeper and shall require the gatekeeper (A) not to disclose Neurocrine’s proposed replacement CNS Target to Voyager and (B) to notify the Parties of whether Neurocrine’s proposed replacement CNS Target is an Occupied Target within [**] after Neurocrine discloses the proposed replacement CNS Target to the gatekeeper. If such proposed replacement CNS Target is an Occupied Target, then Neurocrine may continue to propose other CNS Targets until it proposes a CNS Target that is not an Occupied Target. If any proposed replacement CNS Target is not an Occupied Target, then such proposed CNS Target will become a New Discovery Target and Program Target, the replaced Target will no longer be a New Discovery Target or Program Target, and the JSC will promptly prepare a New Discovery Program Development Plan for the newly instituted New Discovery Target. If Neurocrine has not yet exhausted its right to replace one New Discovery Target with a new CNS Target and a CNS Target that was previously identified as an Occupied Target ceases to be an Occupied Target, Voyager shall update the gatekeeper with respect to the new status of such Target and, if Neurocrine had previously proposed such CNS

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Target, the gatekeeper will notify Neurocrine that such CNS Target is no longer an Occupied Target.

(d)Limitation on Number of Potential Development Candidates and Development Candidates. There will be a maximum of four (4) Potential Development Candidates for which Development is being performed under any Program at any given time during the Discovery Period. If (i) a Potential Development Candidate (A) fails to meet Development Candidate Criteria established by the JSC and is removed from consideration to become a Development Candidate or (B) is named as a Development Candidate, then (ii) a new Potential Development Candidate may be Developed to replace the Potential Development Candidate that has failed or succeeded such that not more than four (4) Potential Development Candidates per Program are under consideration at any one time during the Discovery Period. Voyager will not be obligated to perform Development for any additional Collaboration Candidates in a Program after [**] Development Candidates have been named during the course of such Program unless otherwise agreed by the Parties.

2.1.3Program Responsibilities. Each Party shall have the respective responsibilities assigned to it under the applicable Development Plan. The Parties shall conduct their respective Discovery Activities set forth in each Development Plan during the Discovery Period and shall use Commercially Reasonable Efforts to do so in accordance with the timelines and budgets therein.

2.1.4Voyager Development Breach. If Voyager materially breaches its obligations with respect to the conduct of activities under any Development Plan (provided that, failure to achieve the Development Candidate Criteria shall not, in and of itself, be deemed a breach of Voyager’s obligations under any Development Plan), then Neurocrine shall have the right but not the obligation, to elect the rights set forth in this Section 2.1.4 by written notice to Voyager (an “Assumption Notice”). Promptly following Voyager’s receipt of the Assumption Notice, the Parties shall discuss the alleged breach and, if appropriate, a reasonable plan to cure such breach. If Voyager fails to cure such breach within (a) [**] after the Assumption Notice or (b) such longer period as may be reasonably required to cure the breach specified in the Assumption Notice (provided that Voyager is reasonably executing against a reasonable plan designed to cure such breach, which plan has been approved by Neurocrine in writing), then Neurocrine shall have the right, but not the obligation, to assume the conduct of the applicable Program, itself or through an Affiliate or Third Party contractor (other than a competitor of Voyager). If Neurocrine elects to assume the conduct of any Program, then Voyager shall conduct all activities and provide all assistance reasonably necessary to transition the Program to Neurocrine or its permitted designee, including the transfer of Voyager Know-How and the provision of materials. Notwithstanding anything to the contrary herein, in such event, Neurocrine shall not be responsible to reimburse any Development Costs incurred by Voyager in the relevant Program to conduct any activities that were not properly conducted by Voyager or whose conduct Neurocrine has assumed, but Neurocrine’s obligations, including payment obligations to Voyager, under this Agreement will not otherwise be abrogated or modified.

2.1.5Reporting Obligations. On a [**] basis until expiration of the Discovery Period, in advance of each regularly-scheduled JSC meeting, each Party that conducted Discovery Activities in such [**] shall provide the JSC with reasonably detailed reports describing the

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activities undertaken and accomplishments achieved by such Party under each Development Plan, with Voyager setting forth the Development Costs incurred to conduct its activities and including a copy of all results generated (including all raw data) by Voyager in the performance of its activities under the Development Plan, in each case since the last such report. In addition, if Voyager engages any Third-Party subcontractor to conduct its Discovery Activities, Voyager shall provide the reports of any data or results received from the subcontractor within [**] of when such reports are received by Voyager. With respect to any material data generated by Voyager as a result of its Discovery Activities, Voyager shall provide such data (including all supporting raw data) to Neurocrine within [**] after Voyager’s internal reporting of such data, even if such data are only preliminary (non-final). Voyager shall promptly respond to Neurocrine’s reasonable requests for more information with respect to reporting of activities and Development Costs incurred in each [**] report with respect to any Program. In addition, at Neurocrine’s request in between such [**] reports, Voyager shall provide all information reasonably requested by Neurocrine, including results and Development Costs incurred. On an [**] basis and Program-by-Program basis following the end of the Discovery Period, in advance of the regularly scheduled JSC meeting, Neurocrine shall provide Voyager with a reasonably detailed report describing the activities undertaken and accomplishments achieved under each Program, including a summary of all results generated by Neurocrine under each Program, in each case since the last such report. Neurocrine shall promptly respond to Voyager’s reasonable requests for more information with respect to each such report with respect to any Program.

2.1.6Development Candidates. Either Party may notify the JSC of any Potential Development Candidate or other Collaboration Candidate that it desires to nominate as a Development Candidate. In such event, the JSC will determine whether such nominated Potential Development Candidate or other Collaboration Candidate meets the Development Candidate Criteria. Each of the Parties shall respond to reasonable requests from the JSC for additional information regarding each Potential Development Candidate or other Collaboration Candidate nominated as a Development Candidate, including as to whether the Voyager Capsid therein is subject to any Third-Party rights. If the JSC agrees that a Potential Development Candidate or other Collaboration Candidate meets the Development Candidate Criteria, or if the JSC otherwise decides to designate such Potential Development Candidate or other Collaboration Candidate as a Development Candidate notwithstanding its failure to achieve the Development Candidate Criteria, then such Potential Development Candidate or other Collaboration Candidate shall thereafter be deemed to be a Development Candidate hereunder.

2.1.7Safety Data Sharing. For any Program Capsid that is included in a Product and also in a product that is not a Product, the Parties will, upon either Party’s reasonable request, negotiate reasonably in good faith to enter into a pharmacovigilance agreement providing for the exchange of safety data related to such Program Capsid, including as necessary for each Party to comply with its regulatory reporting obligations.

2.1.8Voyager Capsid Exclusivity.

(a)If Voyager identifies during the Discovery Period, [**] an Exclusivity-Eligible Capsid [**], then Voyager shall promptly notify Neurocrine. For purposes of this Section 2.1.8, a Capsid is an “Exclusivity-Eligible Capsid” if such Capsid [**] (each, an “Exclusivity-Eligible Capsid”). In addition, Voyager may designate [**]. For clarity, none of the

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following will be deemed to be Exclusivity-Eligible Capsids without Voyager’s prior written consent (in Voyager’s sole discretion): [**].

(b)Subject to the exclusions set forth in Section 2.1.8(a), Neurocrine shall have the right during the Discovery Period to select [**] to be subject to the rights described below in this Section 2.1.8(b) (each, an “Exclusive Capsid”), which Capsid may be used for any or all Programs, by written notice to Voyager given within [**] after the notice described in Section 2.1.8(a) above; provided, however, that no more than [**] may be designated by Neurocrine as an Exclusive Capsid. Subject to the foregoing, Neurocrine may elect to change its Exclusive Capsid designation for any Program at any time during the Discovery Period to a different Capsid that is an Exclusivity-Eligible Capsid at the time of such change in designation. Neither Voyager nor any of its Affiliates shall, without Neurocrine’s prior written consent, either alone or with or for any Third-Party, Develop (except that Voyager or its Affiliate may, prior to the existence of a Development Candidate containing an Exclusive Capsid, conduct basic scientific, non-clinical and pre-clinical Development with respect to the biological mechanism of action, pharmacology, structure-activity relationship (SAR) or the like for any Gene Therapy Product containing such Exclusive Capsid that is not directed to a Program Target), Manufacture or Commercialize any product that includes an Exclusive Capsid or grant any Affiliate or Third-Party a license or sublicense to enable any Third-Party to do so. Notwithstanding anything to the contrary herein, any [**].

(c)Notwithstanding Section 2.1.8(b), if Neurocrine ceases to apply Commercially Reasonable Efforts to Develop or Commercialize a Collaboration Candidate, Development Candidate or Product incorporating a particular Exclusive Capsid, then such Capsid will cease to be an Exclusive Capsid hereunder, and Voyager will no longer be subject to the obligations set forth in Section 2.1.8(b) above with respect to such Capsid.

2.2Development Costs.

2.2.1In General. Neurocrine shall be responsible for all Development Costs incurred by Voyager in connection with Voyager’s performance under each applicable Development Plan in accordance with the terms of this Agreement, provided that such Development Costs are in accordance with the budget set forth in such Development Plan, subject to Section 2.2.2.

2.2.2Payment. Within [**] following the end of each Calendar Quarter in which Voyager conducts activities under a Development Plan, Voyager shall provide Neurocrine with a preliminary report detailing, on a Program-by-Program basis, all Development Costs incurred by Voyager in such Calendar Quarter to conduct its activities under each Development Plan in accordance with the budget in such Development Plan, such report to list the name, title and function of each individual conducting Discovery Activities and the number of hours worked by each such individual on each Program. Within [**] following the end of each Calendar Quarter in which Voyager conducts activities under a Development Plan, Voyager shall provide Neurocrine with an invoice detailing, on a Program-by-Program basis, all Development Costs actually incurred by Voyager in such Calendar Quarter to conduct its activities under each Development Plan in accordance with the budget in such Development Plan, such invoice to list the name, title and function of each individual conducting Discovery Activities and the number of hours worked

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by each such individual on each Program. Voyager shall include with each invoice documentation for any individual Out-of-Pocket Costs in excess of [**] Dollars ($[**]). To the extent that the invoiced amounts for each activity are less than or equal to [**] percent ([**]%) of the corresponding amounts for such activity set forth in the budget in the applicable Development Plan, Neurocrine shall pay each such invoice, unless subject to a bona fide dispute, within [**] after receipt thereof. Voyager shall maintain detailed records of its Development Costs pursuant to Section 8.7.1, including with respect to the number of hours spent by each individual on each Program. Neurocrine shall have the right to conduct an audit of such books and records of Voyager to verify the amount of Development Costs and the accuracy of reports and invoices provided under this Section 2.2.2 pursuant to Section 8.7. Such audit shall not be performed more frequently than [**] period, unless an audit in the prior [**] period shows that Voyager has overcharged Neurocrine by more than [**] percent ([**]%), in which event Neurocrine shall be entitled to audit [**] for a period of [**] thereafter. If Voyager anticipates that the FTE Costs or Out-of-Pocket Costs it incurs to conduct any activity under a Development Plan will exceed, or if any such costs do exceed, the amount set forth in the applicable budget for such activity by more than [**] percent ([**]%), Voyager shall promptly notify the JSC, and the JSC shall discuss in good faith and decide whether to increase such budget.

ARTICLE 3

MANAGEMENT OF THE COLLABORATION

3.1Joint Steering Committee and Subcommittees.

3.1.1The Parties hereby establish the Joint Steering Committee (the “JSC”), which will be the same committee as the JSC (as defined in the 2019 CLA) under the 2019 CLA, to serve as (a) the oversight and decision-making body for the Discovery Activities and activities under the Co-Co Agreement to be conducted by the Parties pursuant to this Agreement and (b) a forum for information exchange and discussion with respect to all other activities under this Agreement, in each case (a) and (b) as more fully described in this ARTICLE 3. The Parties anticipate that the JSC will not be involved in day-to-day implementation of the activities under this Agreement but shall have the responsibilities and decision-making authority set forth herein or as mutually agreed by the Parties in writing from time to time. The JSC may establish subcommittees as set forth in Section 3.2 (each a “Subcommittee”).

3.1.2Responsibilities. The JSC shall perform the following functions with respect to the Collaboration, subject to the final decision-making authority of the respective Parties as set forth in Section 3.6:

(a)serve as an information transfer vehicle to facilitate discussions regarding the Development of Collaboration Candidates;

(b)review and determine whether to update the GBA1 Program Development Plan or New Discovery Program Development Plans (including related budgets) at the end of each Calendar Year, or at other times, in accordance with Sections 2.1.2(a) and 2.1.2(b);

(c)within [**] after submission pursuant to Section 2.1.2(b), review, provide comments on and approve each New Discovery Program Development Plan;

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(d)review and approve any substantive amendments to a Development Plan proposed by a Party, including any amendments to the budget therein;

(e)establish the GBA1 Program Development Plan and the criteria for Potential Development Candidates and Development Candidate Criteria for the GBA1 Program within [**] after the Effective Date;

(f)establish the criteria for Potential Development Candidates and Development Candidate Criteria for each New Discovery Program promptly after approval of the Development Plan therefor, and in any event within [**] after the Effective Date;

(g)determine whether to select a Collaboration Candidate as a Potential Development Candidate;

(h)review and approve the designation of each Development Candidate in accordance with Section 2.1.6;

(i)review and discuss progress reports on the Development activities submitted by each Party, including the reports submitted under Section 2.1.4 and Section 4.2.4;

(j)address any issues or disputes arising from the conduct of the Discovery Activities hereunder;

(k)review and approve plans for co-Development and co-Commercialization in accordance with the Co-Co Agreement entered into by the Parties;

(l)after completion of the applicable Discovery Activities and until the Co-Co Trigger Date, review and approve the Neurocrine Plan for the GBA1 Program and review (but not approve) the Neurocrine Plan for the New Discovery Programs and for the GBA1 Program if the Co-Co Option expires without Voyager’s exercise thereof;

(m)at the Co-Co Trigger Date, review and discuss Voyager’s capabilities for conducting activities under a Co-Co Agreement;

(n)resolve disputes between the Parties with respect to the Co-Co Program;

(o)determine that successful Development under a Development Plan is not commercially or scientifically viable, and terminate such Program, thereby deeming such program a Terminated Program;

(p)review and discuss Product formulation and formulation optimization;

(q)periodically review and provide comments on the Development and post-approval status of each Product;

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(r)review and discuss manufacturing scale-up, validation and Product supply;

(s)review and discuss any potential Future In-License Agreements;

(t)review and discuss any reports or recommendations of the Collaboration IP Working Group, the Publication Working Group, the Joint CMC Working Group or any other Subcommittee or Working Group;

(u)resolve any disputes of the Collaboration IP Working Group, the Publication Working Group, the Joint CMC Working Group or any other Subcommittee or Working Group;

(v)review and approve each [**] publication plan presented by the Publication Working Group;

(w)form such Subcommittees and additional Working Groups as it deems necessary to achieve the objectives and intent of this Agreement; and

(x)perform such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.

Except with respect to Co-Co Products in the Co-Co Territory as set forth in Section 4.1.2(a), the JSC will not have any decision-making authority with respect to Development of Products outside of the Discovery Activities or the Commercialization of Products, including the content of the Neurocrine Plans. Notwithstanding anything to the contrary, the JSC shall not have any authority beyond the specific matters set forth in this Section 3.1.2, and in particular shall not have any power to amend or modify the terms of this Agreement or waive a Party’s compliance with this Agreement.

3.2Formation and Dissolution of Subcommittee(s). The JSC may, in its discretion, establish Subcommittees from time to time to handle specific matters within the scope of the JSC’s area of authority and responsibility, and no Subcommittee’s authority and responsibility may be greater than that of the JSC itself. Each Subcommittee shall have such authority and responsibility as determined by the JSC from time to time, and decisions and recommendations of any Subcommittee shall be made in accordance with Section 3.6. The JSC shall determine when each Subcommittee it forms shall be dissolved.

3.3Working Groups.

3.3.1Formation of Working Groups. From time to time, the Parties, the JSC or any Subcommittee (each, a “Committee”) may establish a working group (each, a “Working Group”) to oversee particular projects or activities (e.g., a research and development working group). Each Working Group shall undertake the activities allocated to it herein or delegated to it by the Committee to which it reports. During the process of establishing a Working Group, such Working Group and the Committee to which it reports shall agree regarding which matters such

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Working Group will resolve on its own and which matters such Working Group will advise the Committee regarding (and with respect to which such advice-specific matters the Committee will resolve); provided that the Parties acknowledge and agree that each Working Group is intended to function primarily in a supporting role providing advice to the Committee to which it reports, but that each Working Group will be best positioned to provide expedited guidance and decisions regarding certain operational matters as determined by the Committee to which such Working Group reports.

(a)Collaboration IP Working Group. The Parties shall establish an intellectual property working group (the “Collaboration IP Working Group”) within [**] following the Effective Date. The Collaboration IP Working Group will be responsible for providing the JSC and the Parties with guidance with respect to matters relating to (i) the preparation, filing, prosecution and maintenance of Voyager Patent Rights and Joint Patent Rights, including patent term extensions, (ii) freedom-to-operate matters, (iii) discussing any challenges to any Third-Party’s Patent Rights that may Cover any Collaboration Candidate, and (iv) advising the JSC regarding which of the Existing In-License Agreements are relevant to any Collaboration Candidate. The Collaboration IP Working Group will report to the JSC.

(b)Publication Working Group. The Parties shall establish a publication working group (the “Publication Working Group”) within [**] following the Effective Date. The Publication Working Group will include the members of the Collaboration IP Working Group and will be responsible for preparing and providing to the JSC, on a [**] basis, a [**] plan for publications related to the Programs, Collaboration Candidates and Products, for the JSC’s review and approval. The Publication Working Group will report to the JSC.

(c)Joint CMC Working Group. The Parties shall establish a joint Manufacturing working group (the “Joint CMC Working Group”) within [**] following the Effective Date. The Joint CMC Working Group will be responsible for providing the JSC and the Parties with guidance with respect to matters relating to the generation and maintenance of chemistry, manufacturing and controls (CMC) data required by applicable Law to be included or referenced in, or otherwise support, an IND or Regulatory Approval Application and coordinating the sharing and exchange of such data between Voyager and Neurocrine. The Joint CMC Working Group will report to the JSC.

3.4Membership. Each Committee shall be composed of an equal number of representatives appointed by each of Voyager and Neurocrine. The JSC shall be comprised of [**] representatives of each Party, and each other Committee shall be comprised of such number of representatives of each Party as is agreed upon by the Parties. Each Party shall appoint at least one (1) representative to each Working Group and shall have the right, but not the obligation, to appoint the same number of representatives to any Working Group as are appointed by the other Party to such Working Group. Each individual appointed by a Party as a representative to the JSC shall be an employee of such Party. Each individual appointed by a Party as a representative to any Subcommittee or Working Group shall be an employee of such Party, an employee of such Party’s Affiliate or, upon the other Party’s approval, a contractor to such Party or its Affiliate; provided that, with respect to the Collaboration IP Working Group, either Party may appoint outside intellectual property counsel as a representative without such approval. Each Party may replace any of its Committee or Working Group representatives at any time upon written notice to the

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other Party, which notice may be given by e-mail sent to the other Party’s co-chairperson of such Committee and, with respect to a change of representatives to any Working Group, to the other Party’s co-chairperson of the Committee to which such Working Group reports. Each Committee and Working Group shall be co-chaired by one designated representative of each Party. Any member of a Committee or Working Group may designate a substitute who is an employee of the applicable Party to attend and perform the functions of that member at any meeting of such Committee, as applicable. Notwithstanding the foregoing, each Party shall ensure at all times during the existence of a Committee or Working Group that its representatives (including any replacements or substitutes therefor) on such Committee or Working Group are appropriate in terms of seniority, experience, expertise and decision-making authority and are subject to obligations of confidentiality and non-use with respect to the other Party’s Confidential Information that are no less stringent than those set forth in ARTICLE 11.

3.5Meetings.

3.5.1The co-chairpersons shall be responsible, with respect to their Committee or Working Group, as applicable, for: (a) calling meetings; (b) preparing and circulating an agenda in advance of each meeting; provided that the co-chairpersons shall include any agenda items proposed by either Party on such agenda; (c) ensuring that all decision-making is carried out in accordance with the voting and dispute resolution mechanisms set forth in this Agreement; and (d) preparing and issuing minutes of each meeting within [**] (or such shorter time as is agreed by the relevant Committee or Working Group) thereafter. The location of regularly scheduled meetings shall alternate between Voyager’s offices located in Cambridge, Massachusetts and Neurocrine’s offices located in San Diego, California, unless otherwise agreed by such Committee or Working Group. Such Committee or Working Group may also determine that a meeting will instead be held telephonically, by video conference or by any other media; provided, however, that the JSC shall hold at least [**] in person each Calendar Year, unless the Parties mutually agree otherwise. Each Party may designate the same individual as a representative on more than one Committee or Working Group. Each Party will bear all expenses it incurs in regard to participating in all meetings of each Subcommittee and Working Group, including all travel and lodging expenses.

3.5.2The JSC shall meet [**] during the Discovery Period and thereafter at least [**] prior to the First Commercial Sale of a Product from all Programs, and [**] thereafter, or more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree. Notwithstanding the foregoing, the JSC shall continue to meet [**] after expiration of the Discovery Period until [**] after the Co-Co Trigger Date (and if Voyager exercises the Co-Co Option, thereafter until entry into the Co-Co Agreement that provides new parameters) to discuss the GBA1 Program.

3.6Decision-Making.

3.6.1Escalation to JSC. Except as otherwise provided herein, all decisions of each Committee and each Working Group shall be made by consensus, with all of a Party’s voting members collectively having one (1) vote. If a Committee or Working Group other than the JSC is incapable of reaching unanimous agreement on a matter before it within [**] after first attempting to decide such matter, the matter shall be referred to the JSC for resolution. Unless the

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Parties mutually agree otherwise, the JSC shall attempt to reach unanimous agreement on any matter within the scope of its authority within [**] after first attempting to decide such matter and after having at least [**]. If the JSC does not resolve such matter as set forth in this Section 3.6.1, then either Party may escalate the matter to the Executive Officers for resolution in accordance with Section 3.6.2. Notwithstanding the foregoing, (a) matters in dispute for which greater exigency is required, may be escalated more quickly as agreed by the Parties and (b) in the event of a dispute regarding the establishment of the GBA1 Program Development Plan or the Development Candidate Criteria under Section 3.1.2(e) for the GBA1 Program, such dispute shall be resolved by the Chief Executive Officer of Voyager and the Chief Scientific Officer of Neurocrine (or, in the event of a change of personnel, appropriate designees), and shall not be subject to Section 3.6.3 or any further escalation under Sections 15.2 or 15.3.

3.6.2Escalation to the Executive Officers. The Parties’ respective Executive Officers shall meet within [**] after a matter within the scope of the JSC’s authority is referred to them for resolution pursuant to the last sentence of Section 3.6.1, and shall negotiate in good faith to attempt to resolve the matter. If the Executive Officers are unable to resolve such matter within [**] after the matter is referred to them, then the matter will be determined in accordance with Section 3.6.3.

3.6.3Final Decision Making Authority. With respect to any matter within the scope of the JSC’s authority that remains unresolved after escalation to the Executive Officers under Section 3.6.2, the matter will be finally resolved as set forth below.

(a)GBA1 Program. Subject to the limitations set forth in Section 3.6.3(c), with respect to the GBA1 Program, such matters will be resolved as follows:

(i)Prior to the exercise by Voyager of the Co-Co Option for the GBA1 Program, or if Voyager does not exercise the Co-Co Option, Neurocrine shall have the right to finally decide any unresolved matter relating to the GBA1 Program that is within the scope of the JSC’s authority except with respect to the establishment of the GBA1 Program Development Plan or the determination of the Development Candidate Criteria for the GBA1 Program as set forth in Section 3.6.1; and

(ii)From and after the timely exercise by Voyager of its Co-Co Option for the GBA1 Program: (A) to the extent any unresolved matter within the scope of the JSC’s authority relates to the Development or Manufacturing of Co-Co Products for the Co-Co Territory prior to commercial launch of any Co-Co Product in the Co-Co Territory, neither Party shall have the right to decide such unresolved matter and such unresolved matter shall be deadlocked until resolved by mutual agreement of the Parties or the JSC; and (B) to the extent any unresolved matter within the scope of the JSC’s authority relates to the Development or Manufacturing of Co-Co Products following commercial launch of any Co-Co Product in the Co-Co Territory, or relates to Commercialization of Co-Co Products, or relates to the Development outside of the Co-Co Territory of Products in the GBA1 Program, Neurocrine shall have the right to decide such unresolved matter, subject to Section 4.1.2(a).

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(b)New Discovery Programs. Subject to the limitations set forth in Section 3.6.3(c), Neurocrine will have the right to finally decide any unresolved matters relating to the New Discovery Programs that is within the scope of the JSC’s authority.

(c)Limitations on Scope and Final Decision Making Authority. In no event shall any Committee, Working Group or any Party alone have the power or authority to: (i) amend this Agreement; (ii) determine whether a Party has fulfilled or breached its obligations under this Agreement; (iii) impose any requirements on either Party to undertake obligations beyond those for which it is responsible, or to forgo any of its rights, under this Agreement; (iv) make a decision that is expressly stated under this Agreement to require the mutual agreement of the Parties or of the JSC; (v) make a decision that could reasonably be expected to cause Voyager to breach an In-License Agreement or give rise to the right of the applicable Inbound Licensor to take any action under such In-License Agreement; or (vi) require any Party to perform any act that it reasonably believes to be inconsistent with any Law. In addition, Neurocrine will not have the right to exercise any final decision making authority to: (x) [**]; or (y) [**]. Any decision made by the Executive Officers in accordance with Section 3.6.2 or by a Party in accordance with this Section 3.6.3 shall be considered a decision made by the JSC.

3.7Alliance Managers. Each Party’s alliance manager under the 2019 CLA will act as alliance manager for such Party under this Agreement (each, an “Alliance Manager”). Each Alliance Manager shall be permitted to attend meetings of the JSC as a nonvoting observer, subject to the confidentiality provisions of ARTICLE 11. The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement. The Alliance Managers shall also be responsible for assisting the JSC in performing its oversight responsibilities. The name and contact information for each Party’s Alliance Manager, as well as any replacement chosen by such Party, in its sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 15.8.

3.8Authority. Each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion will be delegated to or vested in the JSC or any other Subcommittee or any Working Group unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

ARTICLE 4

POST-DISCOVERY ACTIVITIES

4.1Co-Development and Co-Commercialization.

4.1.1Voyager’s Opt-In Right. Voyager shall have the right to elect to co-Develop and co-Commercialize Products that are the subject of the GBA1 Program in the United States (the “Co-Co Option”) by providing Neurocrine with written notice of such election within [**] following the Co-Co Trigger Date. Upon such exercise, the Parties shall negotiate in good faith and enter into an agreement, which shall be based on terms and conditions substantially the same as those set forth in this Section 4.1 and otherwise consistent with this Agreement (each such agreement, a “Co-Co Agreement”), pursuant to which the Parties will jointly Develop and Commercialize and share equally in the Development Costs, Commercialization costs and profit or loss resulting from the Development and Commercialization of such Products in the United

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States (the “Co-Co Territory”). Once Voyager exercises the Co-Co Option, each Product in the GBA1 Program shall be designated a “Co-Co Product” hereunder and the GBA1 Program shall be designated the “Co-Co Program” hereunder, the Parties will share equally in United States Development Costs incurred thereafter, and Voyager will reimburse Neurocrine, as described in Sections 4.1.2(d), 4.1.3 and 7.3, for fifty percent (50%) of all Development Costs incurred by Neurocrine in connection with the Development of Products in the GBA1 Program prior to Voyager’s exercise of the Co-Co Option (the “Reimbursable Costs”). The “Co-Co Trigger Date” shall mean the date on which Voyager receives topline data from the first Phase 1 Clinical Trial for a Product that is the subject of the GBA1 Program. Following the first Change of Control of Voyager, Voyager will be obligated to pay interest on the Reimbursable Costs equal to [**]% per annum (paid by the same mechanism as the Reimbursable Costs), provided that Voyager may instead pay all of the Reimbursable Costs, without interest, within [**] after the later of (i) Voyager’s exercise of the Co-Co Option and (ii) effectiveness of such Change of Control.

4.1.2Co-Co Agreement General Principles. It is the intent of the Parties that Development and Commercialization of each Co-Co Product in the Co-Co Territory under the applicable Co-Co Agreement will be conducted in accordance with the following principles, except as otherwise mutually agreed by the Parties in writing. The Parties shall take into account and attempt to implement the following principles in their decision-making, including preparation, review and approval of any updates to and amendments of the Development plan and Commercialization plan under such Co-Co Agreement:

(a)Development and Commercialization of each Co-Co Product in and for the Co-Co Territory shall be conducted according to a mutually agreed Development plan and Commercialization plan, respectively, prepared and updated periodically by Neurocrine, in consultation with Voyager, and submitted to the JSC for review and approval. Such plans shall (i) set forth the Development activities and Commercialization activities, respectively, to be undertaken by the Parties with respect to the applicable Co-Co Product in and for the Co-Co Territory in the subsequent [**], (ii) be updated at least [**] and (iii) include a related detailed budget. Either Party may propose amendments to a Development plan or Commercialization plan to the JSC for review and approval. No Development or Commercialization activities shall be delegated to a Party in the Development plan or Commercialization plan (or any amendment thereto) without such Party’s prior agreement. Each Party will use Commercially Reasonable Efforts to perform the Development and Commercialization activities delegated to such Party in the Development plan and Commercialization plan, as applicable. Each Party’s Development Costs for the Co-Co Program shall be calculated in a manner consistent with Development Costs calculation under this Agreement (including related definitions). FTE Costs with respect to Commercialization costs for the Co-Co Program shall be calculated in a manner consistent with this Agreement. Notwithstanding the foregoing, the terms of the Co-Co Agreement (i) shall not require any realignment or decrease in the size of the then-current Neurocrine field forces, and (ii) shall be reasonably directed to maximize profit from the Co-Co Product.

(b)The Development plan and the Commercialization plan under the Co-Co Agreement shall each include an allocation of responsibilities between the Parties, including Development, sales, marketing and promotional efforts (including the number and nature of representatives and their geographical alignment, compensation structure and sales force hiring

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plans), reasonably and equitably determined after taking into consideration each Party’s expertise, capabilities, staffing and then-existing resources to take on such activities. Notwithstanding the foregoing, but subject to the last sentence of Section 4.1.2(a), the Development plan and the Commercialization plan under the Co-Co Agreement shall include, if reasonably requested by Voyager, meaningful participation in Development activities, Commercialization activities (including participation in field sales and detailing), preparation for Commercialization, and medical affairs activities by Voyager, provided that in all cases Neurocrine will be responsible for booking sales of Co-Co Products.

(c)The Parties shall share equally in Development and Commercialization costs incurred by either Party or its Affiliates in accordance with the applicable budgets in conducting activities for the Co-Co Territory in accordance with the Development plan and Commercialization plan under the Co-Co Agreement. The Co-Co Agreement shall provide that (i) if either Party incurs Development Costs or Commercialization costs in excess of [**] percent ([**]%) of the Development Costs or Commercialization costs, as applicable, budgeted for activities assigned to such Party in the budget of the then-current version of the Development plan or Commercialization plan, as applicable, then such Party shall be solely responsible for such excess costs unless such Party has received the other Party’s written approval to share such excess costs and (ii) global Development Costs incurred for Development activities that support Regulatory Approval in the Co-Co Territory and in other countries of the Territory shall be reasonably and equitably allocated to the Co-Co Program in accordance with the reasonably expected proportion of Co-Co Product sales in the Co-Co Territory as compared with other countries in the Territory, as mutually agreed by the Parties (it being understood that Development Costs incurred for activities conducted outside the Co-Co Territory that are solely for supporting Regulatory Approval in the Co-Co Territory will be fully included in the shared Development Costs without allocation).

(d)All profit or loss (which shall be defined in the Co-Co Agreement in a customary manner) and any amounts paid to any Inbound Licensor under an In-License Agreement from and after the exercise of the Co-Co Option (including royalty, milestone, and sublicense income payments) with respect to the Co-Co Products shall be shared between the Parties equally and as such amounts are reasonably determined by the Parties to be allocable to the Co-Co Territory; provided that fifty percent (50%) of Voyager’s profit share shall be paid to Neurocrine until the aggregate of such amount equals the Reimbursable Costs. Proceeds of the sale of any PRV granted to Neurocrine in connection with the approval of the BLA for a Co-Co Product shall be considered Net Sales for the Co-Co Program and costs and expenses associated with any Third-Party engaged to facilitate such sale shall be considered a cost for the Co-Co Program, but only if the JSC approves the engagement of such Third-Party prior to such sale. Regardless of the Parties’ respective insurance coverages, any losses incurred by either Party arising from Third-Party Claims related to Exploitation of the Co-Co Products in or for the Co-Co Territory, including Third-Party Claims based on intellectual property infringement, product liability or personal injury, shall be shared equally between the Parties, except to the extent resulting from the gross negligence, recklessness or intentional misconduct of a Party or any of its Affiliates or its or their respective Representatives or a Party’s breach of this Agreement.

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(e)Neurocrine’s obligation to pay the royalty set forth in Section 8.3.1(a) shall terminate, and Neurocrine’s obligation to make milestone payments with respect to such Co-Co Products shall be modified as set forth in Section 8.2(b).

(f)Regardless of the specific division of responsibility between the Parties for particular activities at any particular time, the JSC shall serve as a conduit for sharing information, knowledge and expertise relating to the Development and Commercialization of each Co-Co Product.

(g)The Co-Co Agreement shall specify that the mutual consent of both Parties shall be required to Develop and Commercialize each Co-Co Product with any Third-Party in the Co-Co Territory, including the sale, licensing or divestiture of marketing rights or product assets as to such Co-Co Product in the Co-Co Territory.

(h)The dispute resolution provisions in the Co-Co Agreement shall mirror Sections 15.2 and 15.3 of this Agreement and the Parties shall agree that any arbitration brought under a Co-Co Agreement may be consolidated with an arbitration brought under this Agreement.

4.1.3Cost and Profit Sharing. Each Party shall receive (in the case of profits) or pay (in the case of losses), as applicable, its allocable share of profit and losses with respect to each Co-Co Product in the Co-Co Territory. The Parties shall share equally in such profit and losses with Neurocrine entitled to or responsible for 50% of profits and losses and Voyager entitled to or responsible for 50% of profits and losses with respect to each Co-Co Product in the Co-Co Territory. Notwithstanding the foregoing, Neurocrine will receive (in addition to Neurocrine’s 50% share of profit) 50% of Voyager’s share of profit until the aggregate of such amount equals the Reimbursable Costs (i.e., Neurocrine will receive 75% of profit and Voyager will receive 25% of profit until the aggregate of 25% of profit equals the Reimbursable Costs).

4.1.4Termination of Co-Co Agreement.

(a)Voyager shall have the right to terminate the Co-Co Agreement for any or no reason on [**] prior written notice. Following termination of the Co-Co Agreement as set forth in this subsection (a), Voyager shall not be entitled to any refund or credit for amounts that it may have paid under such Co-Co Agreement prior to termination (other than amounts that may be payable or creditable to Voyager as a final reconciliation of its share of profits and losses through termination).

(b)If Voyager undergoes a Change of Control before the earlier of (i) [**] after the Effective Date or (ii) [**], then Voyager’s option rights to participate in the Development and Commercialization under the Co-Co Option shall terminate (unless otherwise agreed by Neurocrine in writing), provided that Voyager’s option right to share equally in the Development Costs, Commercialization costs, and profit or loss resulting from the Development and Commercialization of such Products shall not be extinguished and may be exercised in accordance with this Agreement by Voyager or its successor in interest.

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(c)If Voyager undergoes a Change of Control during the Term and if the Acquirer is Developing or Commercializing a product that directly competes with a product being Developed or Commercialized by Neurocrine as of the date of the Change of Control, then Neurocrine shall have the right to terminate or amend the Co-Co Agreement (or the Co-Co Option) upon such Change of Control of Voyager, in a manner that will result in Voyager not conducting any Development or Commercialization but the Parties continuing to share (or Voyager or its successor in interest continuing to maintain its option right under the Co-Co Option to share) equally the Development Costs, Commercialization costs and profit or loss resulting from the Development and Commercialization of such Products in the Co-Co Territory.

(d)If the Co-Co Agreement is terminated as set forth in Section 4.1.4(a) or in accordance with the terms of the Co-Co Agreement, then (i) the Co-Co Products from the Co-Co Program shall be deemed Products (and not Co-Co Products) hereunder for the remainder of the Term, (ii) the Parties shall cease to share profit and loss with respect to such Products and Neurocrine’s obligation to pay the royalties set forth in Section 8.3.1(a) shall be reinstated from and after the effective date of termination and (iii) Neurocrine’s obligations to make milestone payments with respect to such Products shall thereafter be as set forth in Section 8.2(b) for Products that are not Co-Co Products; provided, that Neurocrine shall not have any obligation to make milestone payments with respect to milestones that occurred prior to the effective date of termination of the Co-Co Agreement.

4.2Neurocrine Development and Commercialization.

4.2.1Neurocrine Responsibilities. After completion of the Discovery Activities for any Program, Neurocrine shall be solely responsible at Neurocrine’s cost and expense for all Development, Manufacturing and Commercialization activities in connection with the Products that are the subject of such Program in the Field in the Territory, which activities shall be conducted in accordance with the Neurocrine Plan and this Agreement; provided that Voyager shall provide reasonable Development assistance to Neurocrine as reasonably requested by Neurocrine and reasonably agreed by Voyager in connection with activities for which Voyager has specific expertise and available current and prospective capacity. Neurocrine shall reimburse Voyager for all Development Costs incurred by Voyager under this Section 4.2.1 in accordance with an agreed plan and budget within [**] of Voyager’s submission of an invoice therefor.

4.2.2Neurocrine Diligence.

(a)Major Market Countries. Neurocrine shall use Commercially Reasonable Efforts: (i) to Develop and seek Regulatory Approval for at least one (1) Product in each Program, which, in the case of the GBA1 Program would include a Product directed to GBA1 Parkinson’s disease (or a broader segment of Parkinson’s disease) if it would be consistent with the exercise of Commercially Reasonable Efforts to include such Product, in each of [**] (collectively, the “Major Market Countries”); and (ii) to Commercialize at least one Product per Program in each Major Market Country in which it receives Regulatory Approval and, if applicable, Pricing Approval for such Product.

(b)Secondary Market Countries. Neurocrine shall use Commercially Reasonable Efforts: (i) to Develop and seek Regulatory Approval for Products in [**]

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(collectively, the “Secondary Market Countries”); and (ii) to Commercialize such Products in the Secondary Market Countries for which it receives Regulatory Approval and, if applicable, Pricing Approval for such Products, to the extent sufficient commercial opportunities exist in such countries and such activities do not impede Development or Commercialization of Products in any Major Market Countries. Notwithstanding the foregoing or any other provision of this Agreement, it may be consistent with the exercise of Commercially Reasonable Efforts for Neurocrine to prioritize one Program over all other Programs and one country over all other countries at any given time.

4.2.3Neurocrine Plan. Within [**] after completion of the Discovery Activities with respect to a Program, Neurocrine shall submit a written plan, prepared in good faith, (such plan, as each may be amended from time to time in accordance with this Agreement, the “Neurocrine Plan”) to the JSC for review and comment, which Neurocrine Plan shall include a description and overall summary of the Development activities that Neurocrine intends to conduct, consistent with Neurocrine’s internal practices for the establishment of similar plans and summaries and including, at an appropriate time, the Development activities planned in order to obtain Regulatory Approval for each Product that is the subject of such Program in the Territory, which shall specifically include such activities in each of [**]. Neurocrine shall use Commercially Reasonable Efforts to execute the activities specified in the Neurocrine Plan. Neurocrine shall submit to the JSC material amendments to the Neurocrine Plan from time to time during the term of this Agreement. All material amendments to the Neurocrine Plan shall be reviewed by the JSC.

4.2.4Neurocrine Reports. Neurocrine shall, at a cadence consistent with the JSC meetings under Section 3.5.2, provide Voyager with written progress reports (which may be through materials prepared for or provided through the JSC) on the status of the Development and Commercialization activities under the applicable Neurocrine Plan with respect to each Product. Notwithstanding the foregoing, Neurocrine agrees that to the extent that an In-License Agreement applicable to a given Program requires more thorough or more frequent reporting or requires that reports be provided on a different timeline than that set forth in this Section 4.2.4, Voyager shall notify Neurocrine of the deadline and content of such reports, sufficiently in advance of the deadline, and provided that Neurocrine has had sufficient notice, Neurocrine shall provide such reports to Voyager as requested by Voyager no less than [**] prior to the date that Voyager is required to submit such report pursuant to the applicable In-License Agreement.

ARTICLE 5

GRANT OF LICENSES

5.1Licenses to Neurocrine. Subject to the terms and conditions of this Agreement, Voyager hereby grants to Neurocrine, and Neurocrine accepts, an exclusive, royalty-bearing, non-transferable (except in accordance with Section 15.4), sublicenseable (subject to Section 5.4) license, under the Voyager IP, to Exploit Collaboration Candidates and Products (including to conduct research on the Program Capsids therein solely for the purpose of such Exploitation of Collaboration Candidates and Products) in the Field in the Territory during the Term. The foregoing license shall be subject to Voyager’s retained rights under the Voyager IP to conduct the activities allocated to Voyager under any Development Plan or Co-Co Agreement or otherwise under this Agreement. The license granted under Section 5.1(b) shall automatically convert to a fully-paid, perpetual, irrevocable royalty-free license on a country-by-country and Product-by-

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Product basis upon the expiration of the Royalty Term applicable to such Product in such country (but not upon an earlier termination of this Agreement with respect thereto).

5.2In-License Agreements.

5.2.1Scope of Rights under In-License Agreements; Compliance. Neurocrine acknowledges that the license granted by Voyager to Neurocrine in Section 5.1 includes sublicenses under certain Voyager IP that is licensed to Voyager pursuant to In-License Agreements, and that such sublicenses are subject to the applicable terms of the In-License Agreements, the scope of the licenses granted to Voyager or the applicable Affiliate thereunder and the rights granted to or retained by the Third-Party counterparties and any other Third Parties (including Governmental Authorities) (each, an “Inbound Licensor”) set forth therein. To the extent Patent Rights under the In-License Agreements are sublicensed to Neurocrine hereunder, Neurocrine covenants to comply with, and to cause its sublicensed Affiliates and to require its Sublicensees to comply with, the In-License Agreements, pursuant to their terms, to the extent provided to Neurocrine prior to the Execution Date or amended in accordance with the terms of this Agreement. To the extent there is a conflict between any of the terms of any In-License Agreement and the rights granted to Neurocrine hereunder (including with respect to any sublicensing rights, Prosecution and Maintenance, enforcement and defense rights) the terms of such In-License Agreement shall control with respect to the Know-How and Patent Rights licensed to Voyager under such In-License Agreement.

5.2.2Related Third-Party IP.

(a)If either Party becomes aware of any Third-Party’s Know-How that would be necessary or reasonably useful for the Exploitation of a Collaboration Candidate or any Third-Party’s Patent Right that Covers any Collaboration Candidate in the Territory (“Related Third-Party IP”), such Party shall promptly notify the other Party, and the Parties shall discuss whether to seek a license under such Related Third-Party IP.

(b)Voyager shall have the first right to enter into Third-Party licenses for Related Third-Party IP that Covers a Voyager Capsid with or without a payload (but excluding Related Third-Party IP that specifically Covers a Voyager Capsid with a Program Payload), in Voyager’s sole discretion. Notwithstanding the foregoing, if Voyager is negotiating a license under Related Third-Party IP that Covers a Collaboration Candidate, Voyager will provide written notice to Neurocrine and, if Neurocrine expresses a desire to obtain a sublicense under such license pursuant to Section 5.2.3, Voyager shall thereafter (i) provide Neurocrine with a reasonable opportunity to review and comment on the proposed terms of such license that are applicable to Neurocrine as a sublicensee thereunder and (ii) use reasonable efforts to negotiate the terms of such license consistent with Neurocrine’s comments, provided that Neurocrine provided its comments within [**] after Neurocrine’s receipt of such proposed terms.

(c)Neurocrine shall have the first right to seek any other Third-Party license for any other Related Third-Party IP not subject to Voyager’s rights under Section 5.2.2(b). If Neurocrine elects not to seek any such license under other Related Third-Party IP, Neurocrine will provide Voyager written notice of such decision within [**] after the notice described in the

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first sentence of Section 5.2.2(a), and if Voyager seeks such license then Neurocrine shall have the rights set forth in Section 5.2.2(b)(i) and (ii) with respect to such Related Third-Party IP.

(d)Notwithstanding anything to the contrary, nothing contained in this Section 5.2.2 creates an obligation for Voyager to obtain any license from a Third-Party.

5.2.3Future In-Licenses. If, after the Effective Date, subject to Section 5.2.2, Voyager or any of its Affiliates enters into a Future In-License Agreement with a Third-Party pursuant to which Voyager or its Affiliate obtains Control over a Third-Party’s Know-How or Patent Rights that would be included within Voyager IP, Voyager shall promptly provide such Future In-License Agreement to Neurocrine and provide any information reasonably requested by Neurocrine with respect thereto, and such Third-Party’s Know-How and Patent Rights shall be included in the license granted to Neurocrine under Section 5.1 and considered Voyager IP hereunder, only if Neurocrine agrees in writing to pay the share of the payments due to Inbound Licensors applicable to the Collaboration Candidate(s) or Product(s), as well as a reasonably allocable share of any other payments due to Inbound Licensors not specific to a compound or product, in each case only as and to the extent set forth in Section 5.2.4.

5.2.4Payments Related to In-License Agreements. As between the Parties, the amounts payable under all In-License Agreements shall be allocated as follows:

(a)With respect to the GBA1 Program (unless and until the GBA1 Program becomes a Co-Co Program) and any New Discovery Program: (i) Voyager shall be responsible for any payment required under applicable Existing In-License Agreements; (ii) Voyager shall be solely responsible for all payments under any Future In-License Agreement for Related Third-Party IP that relates to a Voyager Capsid (and not any other aspect of any Collaboration Candidate or Product), it being agreed that if royalties payable under the Future In-License Agreement exceed the royalties payable by Neurocrine to Voyager with respect to the applicable Collaboration Candidate or Product in the applicable country in the applicable Calendar Quarter, then Neurocrine shall bear such excess; and (iii) for any Future In-License Agreement that is not covered by either clause (i) or clause (ii), Neurocrine will be solely responsible for all payments under any such Future In-License Agreement for Related Third-Party IP that relates to any component of a Collaboration Candidate or Product other than a Voyager Capsid. Notwithstanding the foregoing, Voyager shall be solely responsible for all payments under any potential In-License Agreements for intellectual property referenced on Schedule 5.2.4(a) for the GBA1 Program.

(b)With respect to the Co-Co Program, from and after the exercise of the Co-Co Option, pursuant to Section 4.1.2(d), any amounts paid to any Inbound Licensor under an In-License Agreement (including royalty, milestone and sublicense income payments) with respect to the Co-Co Products shall be shared between the Parties as Co-Co Product costs, to the extent such amounts are allocable to the Co-Co Product in the Co-Co Territory, in accordance with Sections 4.1.2 and 4.1.3.

5.2.5Neurocrine shall prepare and deliver to Voyager any additional reports required under the applicable In-License Agreements of Voyager, in each case to the extent requested by Voyager, and, provided that Voyager has notified Neurocrine reasonably sufficiently

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in advance of the applicable deadline, to enable Voyager to comply with its obligations under the applicable In-License Agreements.

5.3Obligations Under In-Licenses.

5.3.1Voyager shall not take (or fail to take) any action, including failure to pay any amounts when due (except that any such failure to pay that was caused by Neurocrine’s failure to make a payment required to be made by Neurocrine under Section 5.2.4 will not be considered an action or failure to take action by Voyager for purposes of this Section 5.3.1), that constitutes a material breach under any In-License Agreement. Voyager will not, without the consent of Neurocrine: (a) take any action with respect to any In-License Agreement (including amending, terminating or otherwise modifying) that diminishes the rights granted to Neurocrine under this Agreement; or (b) fail to take any action with respect to an In-License Agreement that is reasonably necessary to avoid diminishing the rights granted to Neurocrine under this Agreement.

5.3.2Voyager shall reasonably enforce, or otherwise take all actions necessary to enable Neurocrine to enforce, at Voyager’s expense, Voyager’s rights and benefits and the obligations of the counterparty under each In-License Agreement that may affect the rights, benefits and obligations of Neurocrine hereunder, including taking such actions as Neurocrine may request, and will inform Neurocrine of any action it takes under any In-License Agreement to the extent such action may affect Neurocrine’s rights under this Agreement.

5.3.3Voyager shall not (and shall cause its Affiliates not to) assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 15.4) any In-License Agreement without the prior written consent of Neurocrine.

5.3.4Voyager shall (and shall cause its Affiliates to) provide Neurocrine with prompt notice of any claim of a breach under any In-License Agreement or notice of termination of any In-License Agreement, made by any of Voyager, its Affiliate or the Inbound Licensor, and shall promptly send to Neurocrine (or cause its Affiliates promptly to send to Neurocrine) copies of all material correspondence regarding each In-License Agreement, to the extent relevant to the rights or obligations of Neurocrine under this Agreement.

5.3.5In the event that Voyager or its Affiliate receives written notice of an alleged breach by Voyager or its Affiliate under any In-License Agreement, where termination of such In-License Agreement or any diminishment of the licenses granted to Neurocrine under the Voyager IP is being or could be sought by the Inbound Licensor, then Voyager will promptly, but in no event less than [**] thereafter, provide written notice thereof to Neurocrine and grant Neurocrine the right (but not the obligation) to cure such alleged breach, and if Neurocrine elects to and does cure such breach, then Neurocrine may offset any Out-of-Pocket Costs and expenses incurred by or on behalf of Neurocrine or any of its Affiliates in connection with curing such breach against Neurocrine’s future payment obligations to Voyager under this Agreement. Each Party shall notify the other Party if it intends to cure such breach and again promptly after curing such breach.

5.3.6Neurocrine acknowledges and agrees that, if any license granted to Voyager under an In-License Agreement is terminated then Neurocrine’s sublicense under such terminated license shall automatically terminate, subject to Neurocrine’s right to receive a direct license from

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any Inbound Licensor of such In-License Agreement to the extent specified in the applicable In-License Agreement. In the event that any In-License Agreement is terminated by the applicable Inbound Licensor, and such In-License Agreement does not permit the sublicense to survive (or Neurocrine to receive a direct license), then Voyager will take all reasonable actions requested by Neurocrine to facilitate Neurocrine’s entry into a direct license agreement with the applicable Inbound Licensor. In the event that any In-License Agreement is terminated by the applicable Inbound Licensor, and such In-License Agreement permits the sublicense to survive (or Neurocrine to receive a direct license), Neurocrine will have the right, at Neurocrine’s election, to convert the applicable sublicenses granted under this Agreement by Voyager to a direct license from the applicable Inbound Licensor to Neurocrine on the terms and conditions contained in such In-License Agreement, or such other terms and conditions as may be negotiated by Neurocrine and the applicable Inbound Licensor, and Voyager will reasonably cooperate with Neurocrine and its Affiliates to effectuate such direct license and assist Neurocrine in discussions with Inbound Licensors to accomplish such direct license. In the event Neurocrine enters into any such direct license with an Inbound Licensor, Neurocrine may offset any Out-of-Pocket Costs and expenses incurred by or on behalf of Neurocrine or any of its Affiliates or Sublicensees in connection with entering into and exercising its rights or performing under such direct license, against Neurocrine’s future payment obligations to Voyager under this Agreement.

5.4Neurocrine’s Sublicensing Rights. Neurocrine shall have the right to grant and authorize sublicenses under the rights granted to it under Section 15.1 to any of its Affiliates and Third Parties through multiple tiers (each such Third-Party, a “Sublicensee”). Neurocrine shall provide Voyager with a fully executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information that is not necessary for Voyager to determine Neurocrine’s compliance with this Agreement or for Voyager to comply with any applicable In-License Agreement) reflecting any such sublicense to a Third-Party promptly after the execution thereof (a “Sublicense”). If Neurocrine or any Affiliate or Sublicensee grants a sublicense, the terms and conditions of this Agreement that are applicable to Sublicensees shall apply to such Sublicensee to the same extent as they apply to Neurocrine. Neurocrine will itself pay and account to Voyager for all payments due under this Agreement by reason of operation of any such sublicense. Each Sublicense must be consistent with, and require the Sublicensee to meet, all applicable obligations and requirements of the In-License Agreements. Notwithstanding the foregoing, unless and until the receipt of written agreement by the applicable Inbound Licensor to permit further sublicensing to a Third-Party, Neurocrine shall not have the right to grant any sublicenses to the extent not permitted under the applicable In-License Agreement; provided that upon Neurocrine’s request, Voyager will use reasonable, good faith efforts to obtain the right for Neurocrine to grant sublicenses to the extent not already permitted by an In-License Agreement.

5.5Licenses to Voyager.

5.5.1Development License. Subject to the terms and conditions of this Agreement, Neurocrine hereby grants to Voyager, and Voyager accepts, a non-exclusive, royalty-free, non-transferable (except in accordance with Section 15.4), sublicenseable (only to its permitted subcontractors under Section 7.6) license under the Neurocrine IP solely to conduct the Development and Manufacturing activities allocated to Voyager under the Development Plans in the Field in the Territory in accordance with this Agreement.

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5.5.2Co-Co License. Subject to the terms and conditions of this Agreement and the Co-Co Agreement, upon Voyager’s exercise of the Co-Co Option in accordance with Section 4.1.1, Neurocrine grants to Voyager, and Voyager accepts, a non-exclusive, non-transferable (except in accordance with Section 15.4), sublicenseable (solely as set forth in the Co-Co Agreement) license under the Neurocrine IP to conduct those Exploitation activities that are allocated to Voyager under the Co-Co Agreement with respect to Co-Co Products in the Co-Co Program in the Field in and for the Co-Co Territory during the term of the Co-Co Agreement.

5.6No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest, license right or other right in any Know-How, Patent Rights or other intellectual property rights of the other Party or any of its Affiliates, including items owned, controlled, developed or acquired by the other Party or any of its Affiliates, or provided by the other Party to the first Party at any time pursuant to this Agreement.

5.7Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by a Party to the other, including those set forth in Sections 5.1 and 5.6, are and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the U.S. Bankruptcy Code (“Title 11”), licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterpart thereto. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against either Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it: (a) before this Agreement is rejected by or on behalf of such Party, within [**] after such other Party’s written request, unless such Party, or its trustee or receiver, elects within [**] to continue to perform all of its obligations under this Agreement; or (b) after any rejection of this Agreement by or on behalf of such Party, if not previously delivered as provided under clause (a) above (any such event described in clause (a) or (b) above, and occurring while such Title 11 case is pending, being a “Delivery Event”). All rights of the Parties under this Section 5.7 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other applicable Laws. The Parties agree that they intend the foregoing rights to extend to the maximum extent permitted by Law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11: (x) the right of access to any intellectual property (including all embodiments thereof) of Voyager or Neurocrine, as applicable, or any Third-Party with whom Voyager or Neurocrine contracts to perform an obligation of Voyager or Neurocrine under this Agreement, and, in the case of the Third-Party, that is necessary for the Development and Manufacture of Collaboration Candidates or Products; and (y) the right to contract directly with any Third-Party described in clause (x) in this sentence to complete the contracted work, provided however, that in each case such rights shall be subject to the confidentiality obligations contemplated by this Agreement. If a bankruptcy proceeding is commenced by or against Voyager, notwithstanding anything to the contrary in ARTICLE 10, Neurocrine may, to the maximum extent permitted by Law, take appropriate actions in connection with the filing, prosecution, maintenance and enforcement of any Voyager Patent Rights licensed to Neurocrine under this Agreement to the extent that Voyager is required or has

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the right to take such actions under this Agreement and to the extent that Voyager fails to take such actions following at least [**] prior written notice from Neurocrine.

ARTICLE 6

MANUFACTURING

6.1Manufacturing Responsibilities During the Discovery Period. The Development Plans shall specify the allocation between the Parties of responsibilities for the Manufacture of Collaboration Candidates associated with the applicable Program during the Discovery Period, and, if Voyager conducts any portion of the Manufacture of such Collaboration Candidates, the Development Plan(s) shall also include an obligation for Voyager to assist with the technology transfer of such Manufacturing responsibilities to Neurocrine or a Third-Party contract manufacturing organization, as reasonably requested by Neurocrine, on terms to be mutually agreed by the Parties.

6.2Manufacturing Responsibilities After the Discovery Period. Unless otherwise agreed by the Parties in writing, Neurocrine shall be responsible for the Manufacture of all Collaboration Candidates and Products after the end of the Discovery Period.

ARTICLE 7

GENERAL PROVISIONS RELATING TO ACTIVITIES

7.1Compliance. All Development, Manufacturing and Commercialization activities to be conducted by a Party under this Agreement shall be conducted in compliance with applicable Laws, including all applicable cGMP, GLP and GCP requirements.

7.2Regulatory Activities.

7.2.1INDs and Related Communications.

(a)Subject to the terms of any applicable Co-Co Agreement, from and after the end of the Discovery Period, Neurocrine shall, as between the Parties, have the sole right to prepare, obtain and maintain all INDs, Regulatory Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals, pricing and reimbursement approvals and other submissions and to conduct communications with the Regulatory Authorities and Governmental Authorities in the Territory for the applicable Products. Neurocrine will be the regulatory sponsor for all Clinical Trials commenced on Products from and after the Effective Date. Voyager’s rights with respect to regulatory interactions for the Co-Co Product shall be as set forth in the Co-Co Agreement.

(b)Prior to [**] following the Co-Co Trigger Date (and if Voyager exercises the Co-Co Option, thereafter until entry into the Co-Co Agreement and thereafter in accordance with such Co-Co Agreement), or if earlier, Voyager’s notification to Neurocrine that it will not exercise the Co-Co Option, Neurocrine shall provide Voyager with drafts of each Regulatory Approval Application or other material submission or communication described in Section 7.2.1(a) with respect to any Product in the GBA1 Program for Voyager’s review and comment a reasonable period of time prior to submission thereof. At Neurocrine’s discretion (with

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Neurocrine having final decision-making authority), Neurocrine shall, and shall cause its Affiliates to, reasonably incorporate any comments of Voyager into such Regulatory Approval Applications and other material submissions and communications if received by Neurocrine within a reasonable period of time after Neurocrine has provided access to Voyager.

(c)Prior to [**] following the Co-Co Trigger Date (and if Voyager exercises the Co-Co Option, thereafter until entry into the Co-Co Agreement and thereafter in accordance with such Co-Co Agreement), or if earlier, Voyager’s notification to Neurocrine that it will not exercise the Co-Co Option, Neurocrine shall provide Voyager with prior written notice, to the extent Neurocrine has advance knowledge, of any scheduled meeting, conference, or discussion (including any advisory committee meeting) with a Regulatory Authority in the Territory relating to any substantive matter with respect to any Product in the GBA1 Program, within [**] after Neurocrine or its Affiliate first receives notice of the scheduling of such meeting, conference, or discussion (or within such shorter period as may be necessary in order to give Voyager a reasonable opportunity to attend such meeting, conference, or discussion). If permitted by Neurocrine in its reasonable discretion, Voyager shall have the right to have one (1) or, to the extent reasonable, more of its Representatives attend (and, if permitted by Neurocrine and the applicable Regulatory Authority, participate) in all such meetings, conferences, and discussions.

(d)Notwithstanding anything to the contrary, this Section 7.2.1 shall not in any way prohibit Neurocrine from complying with its reporting requirements pursuant to applicable Law, including with respect to adverse event reporting.

7.2.2Ownership and Assignment of Regulatory Filings. All Regulatory Filings (including all Regulatory Approvals) and pricing and reimbursement approvals in the Territory with respect to the applicable Products shall be owned by, and shall be the sole property and held in the name of, Neurocrine or its designated Affiliate, Sublicensee or designee.

7.2.3Right of Reference. Voyager hereby grants to Neurocrine a “Right of Reference,” as that term is defined in 21 C.F.R. 314.3(b) (or any analogous Law recognized outside of the United States), to all data Controlled by Voyager or any of its Affiliates that relate to any Program Capsid, Collaboration Candidate or Product solely for purposes of seeking Regulatory Approval for Products, and Voyager shall provide a signed statement to this effect, if requested by Neurocrine, in accordance with 21 C.F.R. 314.50(g)(3) (or any analogous Law outside of the United States).

7.3Sale of Priority Review Voucher. If the FDA grants to Neurocrine a priority review voucher in connection with the approval of the BLA for a Product (a “PRV”), Neurocrine may: (a) sell the PRV to a Third-Party in an arm’s-length transaction (a “PRV Sale”); (b) keep the PRV for its own use or use by any of its Affiliates for any product other than a Product (a “Neurocrine PRV Use”); or (c) use the PRV for a Product.

7.3.1In the event of a PRV Sale: (a) if the PRV was for a Product in the GBA1 Program and the Co-Co Option was either previously exercised or had not expired or been waived by Voyager, then Neurocrine shall pay Voyager an amount equal to [**]; and (b) with respect to the PRV for any Product from the GBA1 Program after expiration of the Co-Co Option without exercise or any Product from any New Discovery Program, Neurocrine shall pay Voyager an

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amount equal to the [**]. In the event the Co-Co Option has been exercised as of the time of a PRV Sale and the Reimbursable Costs associated with exercise of the Co-Co Option have not already been paid by Voyager, if the Reimbursable Costs exceed [**], then the [**] shall constitute a credit against the Reimbursable Costs, and the Reimbursable Costs will be reduced by an equal measure.

7.3.2In the Event of a Neurocrine PRV Use: (a) if (i) the PRV was for a Product in the GBA1 Program and the Co-Co-Option was either previously exercised or had not expired or been waived by Voyager, then (ii) Neurocrine shall pay Voyager an amount equal to [**]; and (b) with respect to the PRV for any Product from the GBA1 Program after expiration of the Co-Co Option without exercise or any Product from any New Discovery Program, Neurocrine shall pay Voyager an amount equal to the [**]. All payments under this Section 7.3 shall be made within [**] after the closing of the PRV Sale or the effective date of Neurocrine PRV Use, as applicable.

7.3.3If Neurocrine uses the PRV for a Product, no payments will be due to Voyager under this Section 7.3.

7.4Records and Audits. Each Party shall, and shall require its Affiliates and permitted subcontractors to, maintain complete, current and accurate hard and electronic (as applicable) copies of records of all work conducted pursuant to its Development, Manufacturing and Commercialization activities under this Agreement, and all results, data, developments and Know-How made in conducting such activities. Such records shall fully and accurately reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for applicable patent and regulatory purposes. Each Party shall document all non-clinical studies and clinical trials for Programs in formal written study records according to applicable Laws, including national and international guidelines such as the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, GCP, GLP and cGMP. Neurocrine shall have the right to receive and retain a copy of all such records of Voyager at reasonable times, upon reasonable prior written notice to Voyager, during and after the end of the Discovery Period with regard to all such records relating to the Development or Manufacturing activities conducted by Voyager hereunder. Neurocrine agrees that to the extent that an In-License Agreement applicable to a given Program requires records to be retained for a period longer than the period set forth in this Section 7.4, Neurocrine shall retain applicable records for such time period as required by the applicable In-License Agreement.

7.5No Representation. No Party makes any representation, warranty or guarantee that the Collaboration will be successful, or that any other particular results will be achieved with respect to the Collaboration, any Program, any Collaboration Candidate or Product.

7.6Subcontracting. Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third-Party subcontractors (including contract manufacturing organizations) to perform its Development or Manufacturing obligations under this Agreement. Any such Affiliate or subcontractor shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and perform such work consistent with the terms of this Agreement; provided, however, that a Party engaging an Affiliate or subcontractor hereunder shall remain fully responsible and obligated for all activities performed by such Affiliate or subcontractor. Unless otherwise agreed by the Parties,

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each Party will obligate each of its Third-Party subcontractors hereunder to agree in writing to assign to such Party ownership of, or, solely after using reasonable efforts to obtain such an assignment and being unable to obtain such an assignment, grant to such Party an exclusive, royalty-free, worldwide, perpetual and irrevocable license (with the right to freely grant sublicenses through multiple tiers) to, any Inventions arising under its agreement with such Third-Party to the extent related to or resulting from the Development, Manufacture or Commercialization of Collaboration Candidates or Products; and such Party shall structure such assignment or exclusive license so as to enable such Party to license or sublicense such Third-Party Inventions to the other Party pursuant to the applicable provisions of this Agreement (including permitting such other Party to grant further sublicenses in accordance with this Agreement).

7.7Academic Collaborators. If any Party collaborates with an academic institution or one or more individuals at an academic institution to Develop Collaboration Candidates or Products, such Party shall be required to use reasonable efforts to obligate such academic collaborator to agree in writing to grant the same rights specified in Section 7.6 with respect to ownership or licenses to Inventions; it being understood and agreed that, in lieu of the rights specified in Section 7.6, it shall be sufficient for such Party to obtain a non-exclusive, worldwide, royalty-free, perpetual license (with the right to freely grant sublicenses through multiple tiers) to, and a right to negotiate for an exclusive license, with the right to grant sublicenses to, any such Inventions, which sublicensing rights must permit sublicensing to the other Party pursuant to the applicable provisions of this Agreement (including permitting such other Party to grant further sublicenses in accordance with this Agreement); provided that if such Party is unable to obtain such non-exclusive license and right to negotiate for an exclusive license, despite the use of commercially reasonable efforts, then (a) in the case of academic collaborations that are not reasonably expected by the applicable Party to result in Inventions related to the composition of matter of any Capsid, (i) for the Co-Co Program, the Parties shall determine, and for all other Programs, Neurocrine shall determine whether it is sufficient to obtain the broadest rights reasonably possible, with respect to ownership or licenses to Inventions, as is commercially reasonable and customary with the applicable institution, and (b) in the case of academic collaborations that are reasonably expected by the applicable Party to result in Inventions related to the composition of matter of any Capsid, the terms with respect to ownership or licenses to Inventions shall be subject to Voyager’s approval.

ARTICLE 8

INITIAL FEE; MILESTONES AND ROYALTIES; PAYMENTS

8.1Initial Consideration.

8.1.1Upfront Fee. In partial consideration for the rights granted to Neurocrine hereunder, Neurocrine shall pay Voyager a one-time, non-refundable, non-creditable upfront cash payment equal to the difference between One Hundred Seventy-Five Million Dollars ($175,000,000) and the amount paid by Neurocrine pursuant to the Stock Purchase Agreement within five (5) Business Days after the Effective Date. Such upfront cash payment shall be allocated as set forth on Schedule 8.1.1.

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8.1.2Equity Purchase. In partial consideration of the rights granted hereunder, on the Effective Date, Voyager shall issue and sell to Neurocrine, and Neurocrine shall purchase from Voyager, that number of shares of Common Stock that, when combined with the shares of Common Stock owned by Neurocrine immediately prior to the Effective Date, results in Neurocrine owning 19.9% of Voyager’s outstanding Common Stock immediately following the Effective Date, pursuant to the terms of the stock purchase agreement attached as Exhibit A (the “Stock Purchase Agreement”) and executed by the Parties concurrently with this Agreement.

8.2Milestone Payments.

(a)Each event described in Sections 8.2.1, 8.2.2 and 8.2.3 is referred to as a “Milestone Event.” In partial consideration for the rights and licenses granted to Neurocrine hereunder: (i) within [**] after (A) in the case of Milestone Event (a) under Section 8.2.1 and Milestone Event (a) under Section 8.2.2, the JSC’s determination that such Milestone Event was achieved pursuant to Section 2.1.6 (or, as applicable, the date upon which Neurocrine or its Affiliate or Sublicensee [**]), and (B) in all other cases under Sections 8.2.1 and 8.2.2, the first achievement of a Milestone Event set forth below by or on behalf of Neurocrine, any of its Affiliates or any Sublicensee; and (ii) in the case of Section 8.2.3, within [**] after the end of the Calendar Quarter in which achievement of the applicable Commercial Milestone first occurs, in each case (i) and (ii), Neurocrine shall make a one-time (except as provided below), non-refundable, non-creditable milestone payment to Voyager in the amount below corresponding to such Milestone Event (each, a “Milestone Payment”).

(b)If Voyager does not timely exercise its Co-Co Option with respect to the GBA1 Program, then the tables in Section 8.2.1 (for Development Milestones) and Section 8.2.3 (for Commercial Milestones) shall apply in their entirety with respect to the GBA1 Program. If Voyager exercises its Co-Co Option with respect to the GBA1 Program, then Voyager shall be entitled to receive Milestone Payments only with respect to any Milestone Event that relates to the Territory outside the Co-Co Territory for so long as the GBA1 Program remains a Co-Co Program, as further provided below. If the Co-Co Agreement is terminated and the GBA1 Program is no longer a Co-Co Program, then the tables in Section 8.2.1 (for Development Milestones), and Section 8.2.3 (for Commercial Milestones) shall thereafter apply with respect to the GBA1 Program in the United States, but only with respect to Milestone Events achieved after termination of the Co-Co Agreement.

(c)Except as expressly set forth below, each Milestone Payment shall be deemed earned as of the achievement of the corresponding Milestone Event.

8.2.1Development Milestone Payments for Development Candidates and Products under the GBA1 Program.

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	Milestone Event	Milestone Payment ($)
(a)	[**]	[**]

	Milestone Event	Milestone Payment ($)
		First Indication	Second Indication
(b)	[**]	[**]	[**]
(c)	[**]	[**]	[**]
(d)	[**]	[**]	[**]
(e)	[**]	[**]	[**]
(f)	[**]	[**]	[**]
(g)	[**]	[**]	[**]
(h)	[**]	[**]	[**]
(i)	[**]	[**]	[**]

The Milestone Payment described in Section 8.2.1(a) may be paid for each of [**]. All other Milestone Payments above may be paid for up to two (2) Products for the GBA1 Program.

In the event the Development Milestone described in Section 8.2.1(b) is not required for a Product Developed [**], the Development Milestone described in Section 8.2.1(b) shall be due and payable. In the event the Development Milestone described in Section 8.2.1(d) occurs with respect to a Product and Indication but the Milestone Event described in Section 8.2.1(c) has not occurred and the corresponding Milestone Payment has not been paid for such Product and Indication, then the Milestone Payment associated with the Milestone Event described in Section 8.2.1(c) shall be due and payable with the payment associated with the Development Milestone described in Section 8.2.1(d). In the event the Development Milestone described in Section 8.2.1(f) occurs with respect to a Product and Indication but any of the Milestone Events described in Section 8.2.1(c), 8.2.1(d) or 8.2.1(e) has not occurred and the corresponding Milestone Payment has not been paid for such Product and Indication, then the Milestone Payment associated with each of the Milestone Events described in Section 8.2.1(c), 8.2.1(d) or 8.2.1(e) that were previously unpaid, as applicable, shall be due and payable with the payment associated with the Development Milestone described in Section 8.2.1(f). In the event the Development Milestone described in Section 8.2.1(g) occurs with respect to a Product and Indication, any prior such Development

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Milestones that have not occurred for such Product and Indication shall be deemed to have occurred, and any Milestone Payment(s) associated with such prior Development Milestones that have not previously been paid shall be due and payable with the Milestone Payment associated with the Milestone Event described in Section 8.2.1(g).

8.2.2Development Milestone Payments for Development Candidates and Products under New Discovery Programs.

	Milestone Event	Milestone Payment ($)
(a)	[**]	[**]
(b)	[**]	[**]
(c)	[**]	[**]
(d)	[**]	[**]
(e)	[**]	[**]
(f)	[**]	[**]
(g)	[**]	[**]
(h)	[**]	[**]

The Milestone Payment described in Section 8.2.2(a) may be paid for [**]. All other Milestone Payments above may be paid only one (1) time per New Discovery Program.

In the event the Development Milestone described in Section 8.2.2(d) occurs with respect to a New Discovery Program but the Milestone Event described in Section 8.2.2(c) has not occurred and the corresponding Milestone Payment has not been paid for such New Discovery Program, then the Milestone Payment associated with the Milestone Event described in Section 8.2.2(c) shall be due and payable with the payment associated with the Development Milestone described in Section 8.2.2(d). In the event the Development Milestone described in Section 8.2.2(e) occurs with respect to a New Discovery Program but any of the Milestone Event described in Section 8.2.2(c) or 8.2.2(d) has not occurred and the corresponding Milestone Payment has not been paid for such New Discovery Program, then the Milestone Payment associated with each of the Milestone Events described in Section 8.2.2(c) or 8.2.2(d) that were previously unpaid, as applicable, shall be due and payable with the payment associated with the Development Milestone described in Section 8.2.2(e). In the event the Development Milestone described in Section 8.2.2(f) occurs with respect to a New Discovery Program, any prior such Development Milestones that have not occurred for such New Discovery Program shall be deemed to have occurred, and any Milestone Payment(s) associated with such prior Development Milestones that have not previously been paid shall be due and payable with the Milestone Payment associated with the Milestone Event described in Section 8.2.2(f).

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8.2.3Commercial Milestones for Products under the GBA1 Program.

	Milestone Event	$ in Millions
(a)	Annual Territory-wide (except as provided below) Net Sales of such Product greater than or equal to $[**]	[**]
(b)	Annual Territory-wide (except as provided below) Net Sales of such Product greater than or equal to $[**]	[**]
(c)	Annual Territory-wide (except as provided below) Net Sales of such Product greater than or equal to $[**]	[**]
(d)	Annual Territory-wide (except as provided below) Net Sales of such Product greater than or equal to $[**]	[**]
(e)	Annual Territory-wide (except as provided below) Net Sales of such Product greater than or equal to $[**]	[**]
(f)	Annual Territory-wide (except as provided below) Net Sales of such Product greater than or equal to $[**]	[**]

The Milestone Payments above will be payable up to two (2) times for each of up to two (2) Products in the GBA1 Program to achieve the corresponding Milestone Event; provided, however that no Product that is approved solely for [**] shall result in Milestone Payments and count against the up to two (2) Products for which Voyager is eligible for Milestone Payments under this Section 8.2.3. To the extent any Product is approved only, or initially only, for [**], sales of such Product for [**] will not count toward Milestone Payments under this Section 8.2.3 unless and until such Product is also approved for [**] and is otherwise eligible to support Milestone Payments under this Section 8.2.3. With respect to Co-Co Products, Net Sales in the Co-Co Territory will not be included in aggregate Net Sales for purposes of determining whether the Commercial Milestones above have been achieved.

8.2.4Commercial Milestones for Products under the New Discovery Programs.

	Milestone Event	$ in Millions
(a)	Annual Territory-wide Net Sales of such Product greater than or equal to $[**]	[**]
(b)	Annual Territory-wide Net Sales of such Product greater than or equal to $[**]	[**]
(c)	Annual Territory-wide Net Sales of such Product greater than or equal to $[**]	[**]
(d)	Annual Territory-wide Net Sales of such Product greater than or equal to $[**]	[**]

The Milestone Payments above will be payable one time for each New Discovery Program, as measured in aggregate across all Products, to achieve the corresponding Milestone Event.

8.3Royalties. Subject to the adjustments under Section 8.5, Neurocrine will make royalty payments, during the applicable Royalty Terms, as set forth in this Section 8.3.

8.3.1Royalties on Products under GBA1 Program.

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(a)Annual Net Sales in the United States. In further consideration for the licenses and other rights granted to Neurocrine with respect to the GBA1 Program, Neurocrine shall make tiered royalty payments to Voyager in respect of Annual Net Sales in the United States, on a Product-by-Product basis, of Products under the GBA1 Program that are not Co-Co Products.

	Annual Net Sales in the United States of the Product	Tiered Royalty Rate
(a)	Annual Net Sales in the United States less than [**] Dollars ($[**])	[**] Percent ([**]%)
(b)	Annual Net Sales in the United States greater than or equal to [**] Dollars ($[**]) but less than [**] Dollars ($[**])	[**] Percent ([**]%)
(c)	Annual Net Sales in the United States greater than or equal to [**] Dollars ($[**]) but less than [**] Dollars ($[**])	[**] Percent ([**]%)
(d)	Annual Net Sales in the United States greater than or equal to [**] Dollars ($[**])	Twenty Percent (20%)

(b)Annual Net Sales outside of the United States. In further consideration for the licenses and other rights granted to Neurocrine with respect to the GBA1 Program, Neurocrine shall make tiered royalty payments to Voyager in respect of Annual Net Sales in the Territory outside the United States, on a Product-by-Product basis, of Products under the GBA1 Program.

	Annual Net Sales outside the United States of the Product	Tiered Royalty Rate
(a)	Annual Net Sales outside the United States less than [**] Dollars ($[**])	[**] Percent ([**]%)
(b)	Annual Net Sales outside the United States greater than or equal to [**] Dollars ($[**]) but less than [**] Dollars ($[**])	[**] Percent ([**]%)
(c)	Annual Net Sales outside the United States greater than or equal to [**] Dollars ($[**]) but less than [**] Dollars ($[**])	[**] Percent ([**]%)
(d)	Annual Net Sales outside the United States greater than or equal to [**] Dollars ($[**])	[**] Percent ([**]%)

8.3.2Product Royalties on Products under New Discovery Programs

(a)Annual Net Sales in the United States. In further consideration of the licenses and other rights granted to Neurocrine with respect to each New Discovery Program, Neurocrine shall make tiered royalty payments to Voyager in respect of Annual Net Sales in the United States, on a Product-by-Product basis, of Products under each New Discovery Program.

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	Annual Net Sales in the United States of the Product	Tiered Royalty Rate
(a)	Annual Net Sales in the United States less than [**] Dollars ($[**])	[**] Percent ([**]%)
(b)	Annual Net Sales in the United States greater than or equal to [**] Dollars ($[**]) but less than [**] Dollars ($[**])	[**] Percent ([**]%)
(c)	Annual Net Sales in the United States greater than or equal to [**] Dollars ($[**]) but less than [**] Dollars ($[**])	[**] Percent ([**]%)
(d)	Annual Net Sales in the United States greater than or equal to [**] Dollars ($[**])	[**] Percent ([**]%)

(b)Annual Net Sales outside of the United States. In further consideration of the licenses and other rights granted to Neurocrine with respect to each New Discovery Program, Neurocrine shall make tiered royalty payments to Voyager in respect of Annual Net Sales in the Territory outside the United States, on a Product-by-Product basis, of Products under each New Discovery Program.

	Annual Net Sales outside the United States of the Product	Tiered Royalty Rate
(a)	Annual Net Sales outside the United States less than [**] Dollars ($[**])	[**] Percent ([**]%)
(b)	Annual Net Sales outside the United States greater than or equal to [**] Dollars ($[**]) but less than [**] Dollars ($[**])	[**] Percent ([**]%)
(c)	Annual Net Sales outside the United States greater than or equal to [**] Dollars ($1[**]) but less than [**] Dollars ($[**])	[**] Percent ([**]%)
(d)	Annual Net Sales outside the United States greater than or equal to [**] Dollars ($[**])	[**] Percent ([**]%)

8.3.3Calculation of Royalties. Royalties on aggregate Net Sales of Products in a Calendar Year shall be paid at the rate applicable to the portion of Net Sales within each of the Annual Net Sales tiers during such Calendar Year. For example, if, during a Calendar Year, Annual Net Sales of Products under the GBA1 Program in the United States are equal to $[**], then the royalties payable by Neurocrine would equal $[**], calculated by adding: [**].

8.4Royalty Period. On a country-by-country and Product-by-Product basis, royalty payments in the Territory shall commence on the First Commercial Sale of such Product in such country and terminate upon the latest of: (a) the expiration, invalidation or abandonment date of the last Valid Claim of the Voyager Patent Rights or Joint Patent Rights that claims the composition of matter or method of use (for an Indication for which such Product received Regulatory Approval in such country) of such Product in such country; (b) ten (10) years from

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First Commercial Sale of such Product in such country; and (c) expiration of Regulatory Exclusivity for such Product in such country (the applicable “Royalty Term”).

8.5Royalty Adjustments.

8.5.1Valid Claim Expiration. If, with respect to a Product in any country in the Territory, at any time in the Royalty Term for such Product and country there is no Valid Claim within the Voyager Patent Rights or the Joint Patent Rights that claims the composition of matter or method of use (for an indication for which such Product received Regulatory Approval in such country) of such Product in such country, then the royalties payable for such Product in such country shall be reduced by fifty percent (50%) from the royalties otherwise due for such Product in such country under Section 8.3. If such royalty reduction applies to any country other than the United States, it will be calculated by determining the portion of total Net Sales in the Territory outside the United States of the relevant Product in a Calendar Quarter that is attributable to the country in which such reduction applies, and by determining the total royalties for the Territory outside the United States without reduction, and then reducing by fifty percent (50%) the applicable portion (based on Net Sales) of the total royalties attributable to the country in which such reduction applies.

8.5.2Biosimilar Reduction. If, in any country in the Territory during the Royalty Term in such country for a Product, a Biosimilar Product with respect to such Product is launched in such country, then, for any Calendar Quarter in which such Biosimilar Product(s) comprise greater than or equal to [**] percent ([**]%) of the total units of such Product and Biosimilar Product(s) sold in such country (based on sales of units of such Product and Biosimilar Product(s) as reported by IQVIA, or, if such data are not available, such other reliable data source as reasonably determined by Voyager and Neurocrine) the royalties payable for such Product with respect to such country for such Calendar Quarter shall be reduced by fifty percent (50%) from the royalties otherwise due for such Product in such country under Section 8.3. Such reduction shall be calculated as described in the last sentence of Section 8.5.1.

8.5.3Stacking. If (a) Neurocrine or any of its Affiliates determines in good faith that it is reasonably necessary to (i) obtain a license from a Third-Party under one or more Valid Claims licensable by such Third-Party Covering a Product or under Know-How licensable by such Third-Party in order for Neurocrine, its Affiliates and Sublicensees to Exploit such Product in the Field in a country in the Territory and (ii) make payments under such license, and Neurocrine or any of its Affiliates actually enters into any such license, or makes payments to Voyager under Section 5.2.4(a), then (b) the amount of Neurocrine’s royalty payments under Section 8.3 for such Product in such country in a Calendar Quarter may be reduced by fifty percent (50%) of the royalties and other amounts actually paid by Neurocrine or any of its Affiliates to Voyager or such Third-Party to the extent applicable to such Product in such country during such Calendar Quarter; provided, however, that neither Neurocrine nor any of its Affiliates shall be entitled to make reductions hereunder for any amounts payable by Neurocrine or any of its Affiliates relating to any Neurocrine IP existing as of the Effective Date. In addition to the foregoing, Neurocrine may credit [**], against Neurocrine’s royalty payments under Section 8.3 for such Product and such credit may be carried forward to subsequent Calendar Quarters until the total of such amounts with respect to such Product has been fully credited against royalty payments.

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8.5.4Limits on Deductions. On a Product-by-Product basis, in no event shall the cumulative effect of the adjustments in Sections 8.5.1, 8.5.2 or 8.5.3 reduce the royalties payable to Voyager pursuant to Section 8.3 below fifty percent (50%) of the amounts that would otherwise have been payable with respect to the applicable Product in the applicable country in the applicable Calendar Quarter, as determined pursuant to Section 8.3.3. Neurocrine may carry forward to subsequent Calendar Quarters any amounts it could not deduct as a result of the application of the preceding sentence.

8.6Reports; Payment of Royalty.

8.6.1Reports. During the Term, following the First Commercial Sale of any Product in any country in the Territory (excluding the First Commercial Sale in the United States of a Co-Co Product for which reporting shall be addressed in the Co-Co Agreement), Neurocrine shall furnish to Voyager a written report within [**] after the end of each Calendar Quarter showing, on a Product-by-Product and country-by-country basis, the Net Sales of each Product in each country of the Territory and the royalties payable under this Agreement. Royalties with respect to Net Sales of Products shall be due and payable on the date such royalty report is due to Voyager.

8.6.2Compliance with In-License Agreements. Neurocrine and its Affiliates and Sublicensees shall provide any information reasonably requested by Voyager to enable Voyager to comply with any applicable reporting requirements under the In-License Agreements. Provided that Voyager timely notifies Neurocrine of such reporting requirement, Neurocrine shall ensure that all applicable and necessary information is received by Voyager from Neurocrine, whether generated by Neurocrine, any of its Affiliates or any Sublicensee, to the extent then available to Neurocrine, sufficiently in advance (no fewer than [**] in advance) of the date(s) on which such information is due to the relevant Inbound Licensor under an In-License Agreement to avoid a breach of such In-License Agreement. All payments owed by Voyager under the In-License Agreements, including license fees, royalties and milestones, shall be allocated between the Parties as set forth in Section 5.2.4 and such payment shall be remitted to the applicable Inbound Licensor by Voyager. Notwithstanding anything to the contrary in this Agreement, unless otherwise agreed by the applicable counterparty, the provisions regarding currency conversion, international payments and late payments, and other relevant definitions and provisions, of the relevant In-License Agreements shall apply to calculate the payments due under the relevant In-License Agreements (but not the payments due under this Agreement).

8.7Accounting; Audit.

8.7.1Each Party (the “Payor”) agrees to keep, and to require its Affiliates and Sublicensees to keep, full, clear and accurate records for a minimum period of [**] after the relevant payment is owed pursuant to this Agreement, setting forth as applicable the sales and other disposition of Products sold or otherwise disposed of, the Development and Commercialization activities with respect to Products, and the Development Costs incurred therewith (including as specified in Section 2.2.2), in sufficient detail to enable royalties and compensation payable to, or the Development Costs payable by, the other Party (the “Payee”) hereunder to be determined.

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8.7.2Neurocrine agrees, upon not less than [**] prior written notice, to permit, and to require its Affiliates to permit, such books and records relating to such Products to be examined by an independent accounting firm selected by Voyager and reasonably acceptable to Neurocrine for the purpose of verifying reports provided (or required to be provided) by Neurocrine under this ARTICLE 8 or under the Co-Co Agreement. Voyager agrees, upon not less than [**] prior written notice, to permit, and to require its Affiliates to permit, such books and records relating to Development Costs and other costs under the Co-Co Agreement to be examined by an independent accounting firm selected by Voyager and reasonably acceptable to Neurocrine for the purpose of verifying reports and invoices provided (or required to be provided) by Voyager under Section 2.2.2 or under the Co-Co Agreement. Any such audit shall not be performed more frequently than [**] period, shall not audit any previously audited records, and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement or under the Co-Co Agreement. The independent accounting firm shall only share the results of the audit, not the underlying records, with the auditing party.

8.7.3Any audit conducted by Voyager is to be made at the expense of Voyager, except if the results of the audit reveal an underpayment of royalties, milestones or other payments to Voyager under this Agreement or under the Co-Co Agreement of [**] percent ([**]%) or more in the audited period, in which case: (a) Neurocrine shall promptly remit to Voyager the amount of such underpayment; and (b) the reasonable fees and expenses for such audit shall be paid by Neurocrine. Any audit conducted by Neurocrine is to be made at the expense of Neurocrine, except if the results of the audit reveal an overpayment of Development Costs or other payments to Voyager under this Agreement or under the Co-Co Agreement of [**] percent ([**]%) or more in the audited period, in which case: (x) Voyager shall promptly remit to Neurocrine the amount of such overpayment; and (y) the reasonable fees and expenses for such audit shall be paid by Voyager. Any audit that reveals an underpayment or overpayment, as the case may be, of less than [**] percent ([**]%) in the audited period, shall be made at the expense of the Party conducting the audit.

8.8Currency Conversion. When calculating Net Sales, the amount of such sales or costs in foreign currencies shall be converted into Dollars using the standard methodologies employed by Neurocrine generally for consolidation purposes. Neurocrine shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a Product-by-Product and country-by-country basis as part of its report of Net Sales for the period covered under the report.

8.9Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with GAAP.

8.10Methods of Payments. All payments due from one Party to the other Party under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by the Payee.

8.11Taxes.

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8.11.1Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

8.11.2In the event that Neurocrine is required to withhold any tax to be paid to, or held for the benefit of, the tax or revenue authorities in any country in the Territory regarding any payment to Voyager, such amount shall be deducted from the payment to be made by Neurocrine; provided that Neurocrine shall take reasonable and lawful actions to avoid and minimize such withholding and promptly notify Voyager so that Voyager may take lawful actions to eliminate or minimize such withholding. Neurocrine shall promptly furnish Voyager with copies of any tax certificate or other documentation evidencing such withholding, as necessary, to enable Voyager to support a claim, if permissible, for income tax credit or refund in respect of any amount so withheld. Each Party shall cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty in effect from time to time. The Parties shall use commercially reasonable efforts to reduce or eliminate such withholding, including providing any reasonable documentation to reduce or eliminate such withholding.

8.11.3If a withholding or deduction obligation arises as a result of any action by Neurocrine (including any assignment, sublicense, change of place of incorporation, or failure to comply with applicable Laws or filing or record retention requirements) (a “Withholding Tax Action”), then the sum payable by Neurocrine (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Voyager receives a sum equal to the sum which it would have received had no such Withholding Tax Action occurred.

8.11.4No Partnership. Nothing contained in this Agreement shall be deemed or construed by the Parties, any of their Affiliates or any Third-Party to treat the relationship between the Parties contemplated by this Agreement as a partnership, joint venture or other business entity under Treasury Regulations Section 301.7701-1(a)(2) (or any corresponding provision under state, local or non-U.S. tax law) (an “Entity”). No Party (or successor or assignee) intends, for tax purposes, on reporting the relationships established by this Agreement as an Entity, including either: (a) making any disclosure that the relationships established by this Agreement may give rise to an Entity (whether on a U.S. Internal Revenue Service Form 8275 or otherwise); or (b) withholding any amounts from payments made to the other Party pursuant to Section 1446 of the Code (or any corresponding provision under state, local or non-U.S. tax law), unless required by a Governmental Authority on audit or other examination. Notwithstanding the foregoing, if the arrangement between the Parties as contemplated by this Agreement is determined to constitute an Entity under Applicable Law (as determined based on the opinion (on a “should” basis) of a nationally recognized law or accounting firm) or by a Governmental Authority on audit or other examination, the Party that is aware of such determination shall provide notice to the other Party regarding such treatment and the Parties will reasonably cooperate with one another to satisfy any tax filing or reporting obligation arising as a result of such determination, including by providing any information, forms or other certifications necessary to satisfy such obligations.

8.11.5Other Taxes and Cooperation.

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(a)To the extent applicable in respect of Other Taxes, all payments or amounts due under this Agreement, whether monetary or non-monetary, are exclusive of Other Taxes. In accordance with Section 8.11.5(b) below, the applicable Party responsible for Other Taxes will timely pay any such Other Taxes that are properly chargeable with respect to the transactions governed by this Agreement. Upon request by the receiving Party, the supplying Party will provide an invoice (or equivalent document) to support the charge for Other Taxes due with respect to the supply.

(b)Voyager, on the one hand, and Neurocrine, on the other hand, shall each pay all Other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and for which such Party is responsible under applicable Law. The Parties will provide all information that the other reasonably requests in respect of its payment of Other Taxes to assist each other in recovering such Other Taxes, as applicable.

(c)To the extent any supply of goods or services under this Agreement will be taxed in accordance with prevailing legislation in respect of Other Taxes, the Parties will reasonably cooperate to enable the use of any exemptions, suspensions or other reliefs to the extent reasonably practicable.

8.12Late Payments. Any undisputed amount owed by Neurocrine to Voyager under this Agreement that is not paid on or before the date such payment is due shall bear simple interest at a rate per annum equal to the lesser of: (a) the greater of (i) the prime or equivalent rate per annum quoted by The Wall Street Journal on the first Business Day after such payment is due, plus [**], or (ii) [**] percent ([**]%) per month; or (b) the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after such payments are due.

ARTICLE 9

EXCLUSIVITY

9.1Exclusivity.

9.1.1Voyager. During the Term of this Agreement, neither Voyager nor any of its Affiliates shall, except as otherwise permitted in this ARTICLE 9, either alone or with or for any Third-Party, Develop, Manufacture or Commercialize any Competitive Product or grant any Affiliate or Third-Party a license or sublicense to enable any Third-Party to do so.

9.1.2Neurocrine. During the Term of this Agreement, neither Neurocrine nor any of its Affiliates shall, except as otherwise permitted in this ARTICLE 9, either alone or with or for any Third-Party, Develop, Manufacture or Commercialize any Competitive Product for which the viral vector is AAV or grant any Affiliate or Third-Party a license or sublicense to do so.

9.2Exception for Basic Research. Notwithstanding Section 9.1, Neurocrine and Voyager shall be free during the Term, either alone or with or for an Affiliate or a Third-Party, to conduct basic scientific, non-clinical and pre-clinical Development with respect to the biological mechanism of action, pharmacology, structure-activity relationship (SAR) or the like for any Gene Therapy Product; provided, however, that Voyager shall not conduct any basic scientific, non-clinical and pre-clinical Development with respect to any Gene Therapy Product directed to a

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Program Target, including a Collaboration Candidate or Product, other than under a Development Plan or Co-Co Agreement, without the prior written approval of the JSC, and the conduct of such non-clinical and pre-clinical Development shall be subject to the supervision and oversight of the JSC.

9.3Acquisitions.

9.3.1If (x) during the term of the exclusivity covenant in Section 9.1, a Party or any of its Affiliates (such Party, the “Acquisition Party”) acquires or is acquired by a Third-Party (an “Acquired Affiliate”) (whether such acquisition occurs by way of a purchase of assets, merger, consolidation, change of control or otherwise) that is, at the time of such acquisition, engaging in any activities that would violate Section 9.1.1or 9.1.2, as applicable, if conducted by such Acquisition Party (such activities, an “Acquired Competing Program” and any product Developed, Commercialized or otherwise Exploited thereunder, an “Acquired Competing Product”), then (y) the Acquisition Party or its Acquired Affiliate shall, no later than [**] following the date of consummation of the relevant acquisition, notify the other Party in writing that the Acquisition Party or such Acquired Affiliate has elected one of the following:

(a)to divest, whether by license or otherwise, its interest in the Acquired Competing Program to a Third-Party, to the extent necessary to be in compliance with Section 9.1, with no rights in such Acquired Competing Program retained by the Acquisition Party or any of its Affiliates;

(b)to terminate Development, Manufacture and Commercialization under the Acquired Competing Program, to the extent necessary to be in compliance with Section 9.1;

(c)if the Acquisition Party is Voyager and Voyager is acquired by a Third Party prior to the end of the Discovery Period, to permit Neurocrine to elect (in Neurocrine’s sole discretion) to terminate Voyager’s Discovery Activities under any then current Programs; or

(d)if the Acquisition Party is Voyager and Voyager is acquired by a Third Party after the end of the Discovery Period, to permit Neurocrine to elect (in Neurocrine’s sole discretion) that any or all of the consequences under Section 15.5.2 apply.

9.3.2If the Acquisition Party or its Acquired Affiliate notifies the other Party in writing that it intends to divest such Acquired Competing Program or terminate Development, Manufacture and Commercialization under the Acquired Competing Program as provided in Section 9.3.1(a) or 9.3.1(b), then the Acquisition Party or its Acquired Affiliate, as applicable, shall effect the consummation of such divestiture within [**] or effect such termination within [**] after the consummation of the relevant acquisition, subject to compliance with applicable Law, and shall confirm to the other Party in writing when such divestiture or termination has been completed. The Acquisition Party shall keep the other Party reasonably informed of its and its Affiliates’ efforts and progress in effecting such divestiture or termination until it is completed. Until such divestiture or termination occurs, the Acquisition Party shall keep its and its Affiliates’ activities with respect to such Acquired Competing Program separate from their activities under this Agreement or any Co-Co Agreement.

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9.3.3If the Acquisition Party is Voyager and Voyager notifies Neurocrine in writing that it elects for Neurocrine to have the right to terminate Voyager’s Discovery Activities under any then current Programs under Section 9.3.1(c), and if Neurocrine elects such termination, then Voyager shall provide (at Voyager’s expense) technology transfer and licenses necessary for Neurocrine to complete any currently contemplated Voyager Discovery Activities through the end of the Discovery Period.

9.3.4If the Acquisition Party is Voyager and Voyager notifies Neurocrine in writing that it elects either Section 9.3.1(c) or Section 9.3.1(d), then Voyager and the Acquired Affiliate shall keep all activities with respect to such Acquired Competing Program separate from activities under this Agreement or any Co-Co Agreement, including by ensuring that (a) no personnel involved in any Exploitation of the Acquired Competing Product have access to non-public plans or non-public information relating to the Exploitation of any Collaboration Candidate or Product or any Confidential Information of Neurocrine; and (b) no Voyager IP or Neurocrine IP is used in connection with the Exploitation of the Acquired Competing Product. For clarity, Section 15.5 will continue to apply upon any Change of Control of Voyager, to the extent applicable. If the Acquisition Party is Voyager and Voyager notifies Neurocrine in writing that it elects either Section 9.3.1(c) or Section 9.3.1(d), and Neurocrine fails to elect to terminate Voyager’s Discovery Activities under any then current Programs or for the consequences of Section 15.5.2 to apply, as applicable, then the continuation of the Acquired Competing Program shall not be deemed a breach of Section 9.1.1.

9.3.5Subject to the Acquisition Party’s compliance with this Section 9.3, the activities of the Acquisition Party or its Acquired Affiliate with respect to any Acquired Competing Program shall not be a breach of this Agreement.

ARTICLE 10

INTELLECTUAL PROPERTY RIGHTS

10.1Ownership; Disclosure.

10.1.1Neurocrine Background IP. As between the Parties, Neurocrine will own and control all right, title and interest in and to all Patent Rights or Know-How: (a) Controlled by Neurocrine and existing as of or before the Effective Date; or (b) Created or acquired solely by or on behalf of Neurocrine (including through its Representatives) after the Effective Date outside of its activities under this Agreement ((a) and (b), collectively, “Neurocrine Background IP”).

10.1.2Voyager Background IP. As between the Parties, Voyager will own and control all right, title and interest in and to all Patent Rights or Know-How: (a) Controlled by Voyager and existing as of or before the Effective Date; or (b) Created or acquired solely by or on behalf of Voyager (including through its Representatives) after the Effective Date outside of its activities under this Agreement ((a) and (b), collectively, “Voyager Background IP”).

10.1.3Arising IP.

(a)Arising IP will be owned as follows: (i) Voyager will solely own all Arising Capsid IP; and (ii) with respect to all Arising IP other than Arising Capsid IP: (A) Voyager

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will solely own all such Arising IP Created solely by Representatives of Voyager; (B) Neurocrine will solely own all such Arising IP Created solely by Representatives of Neurocrine; and (C) the Parties will jointly own all such Arising IP Created jointly by Representatives of Neurocrine and Representatives of Voyager (“Joint Arising IP”).

(b)Except as expressly provided in this Agreement, each Party may (subject to the licenses and exclusivity provisions of this Agreement) practice the Joint Arising IP, but neither Party may grant licenses or otherwise encumber its ownership interest in any Joint Arising IP without the prior written consent of the other Party.

(c)Neurocrine, on behalf of itself and its Affiliates, hereby assigns, and to the extent such present assignment is not possible, agrees to assign, to Voyager all of Neurocrine’s right, title and interest in and to all Arising Capsid IP. Neurocrine will, at its sole cost and expense, provide Voyager all reasonable assistance and cooperation in connection with effecting with the foregoing ownership allocation, including providing any necessary powers of attorney and executing any other required documents or instruments as requested by Voyager.

10.1.4Disclosure.

(a)During the Term, the Parties shall promptly disclose to each other any Arising IP that Covers or is otherwise necessary for the Development, Manufacture and Commercialization of any Collaboration Candidate or Product.

(b)During the Term, Neurocrine shall promptly disclose to Voyager any Arising Capsid IP made solely by Neurocrine or jointly by the Parties.

(c)During the Term, each Party shall promptly disclose to the other Party any Joint Arising IP of which it becomes aware that is not otherwise captured by Section 10.1.4(a) or 10.1.4(b) above.

10.2Patent Prosecution and Maintenance.

10.2.1Voyager Patent Rights. Subject to the terms of any applicable In-License Agreement and Co-Co Agreement, and except as set forth in Section 10.2.2 and 10.2.3 below, Voyager shall have the sole right, at its sole cost and cost and expense, for Prosecuting and Maintaining the Voyager Patent Rights and for conducting and defending any Defense Proceeding relating thereto. Notwithstanding anything herein to the contrary, Voyager shall not include any data or information related to any Collaboration Candidate (other than related solely to the Voyager Capsid therein) or Program Target (or any non-human homolog thereof) in any Voyager Patent Rights (or disclose any such data or information in connection with the Prosecution and Maintenance thereof) without Neurocrine’s prior written consent, which Neurocrine may grant or withhold in its sole discretion.

10.2.2Program Capsid Patent Rights.

(a)Subject to the terms of any applicable In-License Agreement and Co-Co Agreement:

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(i)Subject to Section 10.2.3, Voyager shall have the first right, at its sole cost and expense, for Prosecuting and Maintaining the Program Capsid Patent Rights and for conducting and defending any opposition, reexamination request, nullity action, interference, or other post-grant proceeding involving an attack upon the validity, title or enforceability thereof relating thereto, and for initiating any interference, including in each case any appeals therefrom (each, a “Defense Proceeding”) (except that in connection with any actions subject to Section 10.3, the Party with responsibility for such action pursuant to Section 10.3 shall have responsibility for any related Defense Proceedings). Upon request by Neurocrine, the Parties shall coordinate and use reasonable efforts, in connection with Voyager’s Prosecution and Maintenance of the Program Capsid Patent Rights, to enable Neurocrine to file patent applications, including divisionals, continuations or other patent applications for Voyager Product-Specific Patent Rights in accordance with Section 10.2.3.

(ii)Voyager shall keep Neurocrine fully informed with respect to: (A) the issuance of a Program Capsid Patent Right being Prosecuted and Maintained by Voyager pursuant to this Section 10.2.2; and (B) the abandonment of any Program Capsid Patent Right.

(iii)Without limiting the foregoing, Voyager shall: (A) provide Neurocrine with copies of the text of the applications for any Program Capsid Patent Right as soon as practicable but at least [**] before filing, except for urgent filings, in which case Voyager shall provide copies as soon as practicable before, simultaneously with or immediately after filing; (B) provide Neurocrine with a copy of each submission made to and material or substantive document received from a patent authority, court or other tribunal regarding any Program Capsid Patent Right reasonably promptly after making such filing or receiving such document, including a copy of each application as filed together with notice of its filing date and application number; (C) keep Neurocrine advised of the status of all substantive communications, actual and prospective filings or submissions regarding any Program Capsid Patent Right, and give Neurocrine copies of any such communications, filings and submissions proposed to be sent to any patent authority or judicial body; (D) consider in good faith and reasonably incorporate Neurocrine’s comments on such communications, filings and submissions for any Program Capsid Patent Right unless incorporating such comments would reasonably be expected to have a material adverse effect on the scope of any Program Capsid Patent Right that Covers products being developed or commercialized by Voyager that are not Collaboration Candidates; and (E) file Program Capsid Patent Rights in particular countries in which Neurocrine desires Voyager to file a particular Program Capsid Patent Right, provided, however, that Neurocrine shall reimburse Voyager for all expenses incurred in Prosecuting and Maintaining Program Capsid Patent Rights in countries requested by Neurocrine in which a company similarly situated to Voyager may not file patent applications in accordance with commercially reasonable business practices. Neurocrine’s rights pursuant to this Section 10.2.2(a)(iii) shall terminate with respect to Program Capsid Patent Rights that are relevant to one Program only at such time as such Program is terminated pursuant to the terms of this Agreement.

10.2.3Voyager Product-Specific Patent Rights.

(a)Subject to the terms of any applicable In-License Agreement and Co-Co Agreement:

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(i)Neurocrine shall have the first right, at its sole cost and expense, for Prosecuting and Maintaining the Voyager Product-Specific Patent Rights and for conducting any Defense Proceeding relating thereto (except that in connection with any actions subject to Section 10.3, the Party with responsibility for such action pursuant to Section 10.3 shall have responsibility for any related Defense Proceedings).

(ii)Neurocrine shall keep Voyager fully informed with respect to: (A) the issuance of a Voyager Product-Specific Patent Right being Prosecuted and Maintained by Neurocrine pursuant to this Section 10.2.3(a); and (B) the abandonment of any Voyager Product-Specific Patent Right Prosecuted and Maintained by Neurocrine pursuant to this Section 10.2.3(a).

(iii)Without limiting the foregoing, Neurocrine shall: (A) provide Voyager with copies of the text of the applications for any Voyager Product-Specific Patent Right it Prosecutes or Maintains as soon as practicable but at least [**] before filing, except for urgent filings, in which case Neurocrine shall provide copies as soon as practicable before, simultaneously with or immediately after filing; (B) provide Voyager with a copy of each submission made to and material or substantive document received from a patent authority, court or other tribunal regarding any Voyager Product-Specific Patent Right reasonably promptly after making such filing or receiving such document, including a copy of each application as filed together with notice of its filing date and application number; (C) keep Voyager advised of the status of all substantive communications, actual and prospective filings or submissions regarding any Voyager Product-Specific Patent Right, and give Voyager copies of any such communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (D) consider in good faith Voyager’s comments on such communications, filings and submissions for any such Voyager Product-Specific Patent Right and shall reasonably incorporate such comments unless their incorporation would reasonably be expected to have a material adverse effect on the scope of any Voyager Product-Specific Patent Right.

(iv)Notwithstanding Section 10.2.3(a)(i) Neurocrine shall not file any Voyager Product-Specific Patent Right or any other Patent Right disclosing a Voyager Capsid prior to the first publication of any Capsid Patent Right that first discloses the sequence for the corresponding Voyager Capsid that is the subject of the corresponding Collaboration Candidate or Product, without first receiving Voyager’s written approval, not to be unreasonably withheld, conditioned or delayed, to make such filing. In addition to other provisions that the Parties may agree are appropriate to implement, in the event that: (A) an application for Patent Rights disclosing a Voyager Capsid whose sequence has not been publicly disclosed and that is not owned by Voyager as a Voyager Product-Specific Patent Right is filed after Voyager’s approval in accordance this Section 10.2.3(b); or (B) any other Patent Rights (e.g., Joint Patent Rights) filed by Neurocrine creates an obviousness-type double patenting (OTDP) rejection or challenge against a Capsid Patent Right and that requires filing of a terminal disclaimer to obviate such rejection or challenge (and cannot otherwise be overcome by other approaches as agreed to by the Parties), Neurocrine will assign its right, title, and interest in such Patent Rights to Voyager in the United States only, subject to Neurocrine receiving the exclusive license set forth in Section 3.1.2(b); provided that Neurocrine will retain the sole right, at its sole cost and expense: (x) to Prosecute

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and Maintain the Patent Rights in all countries; and (y) for enforcing or defending all such assigned Voyager Patent Rights.

(b)Neurocrine shall notify Voyager as to any decision to abandon, to cease Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any Voyager Product-Specific Patent Right in any country in which it was filed. Neurocrine will provide such notices at least [**] prior to any filing or payment due date, or any other due date that requires action, in connection with such Voyager Product-Specific Patent Right. Notwithstanding the foregoing, if Neurocrine has provided notice of termination under Section 14.2, Neurocrine will not discontinue the Prosecution and Maintenance of any Voyager Product-Specific Patent Right during the [**] notice period until such Prosecution and Maintenance is assumed by Voyager pursuant to this Section 10.2.3(b); provided that Voyager will be responsible for all Out-of-Pocket Costs incurred by Neurocrine to conduct any Prosecution and Maintenance activities during such notice period that are requested by Voyager. The Parties agree that, promptly after notice of termination is provided under Section 14.2, the Collaboration IP Working Group will meet and determine a plan for the orderly transition of such Prosecution and Maintenance to Voyager, with the good faith objective of transitioning Prosecution and Maintenance to Voyager within [**].

10.2.4Neurocrine Patent Rights. Neurocrine shall be responsible, at its sole cost and expense, and shall have the exclusive right, but not the obligation, for Prosecuting and Maintaining the Neurocrine Patent Rights and for conducting Defense Proceedings relating thereto.

10.2.5Joint Patent Rights.

(a)Subject to the terms of the Co-Co Agreement, if applicable:

(i)Subject to Section 10.2.5(b), Neurocrine shall have the first right, at its sole cost and expense, for Prosecuting and Maintaining in both Parties’ names the Joint Patent Rights and for conducting any Defense Proceeding relating thereto. Voyager shall execute any powers of attorney necessary for Neurocrine’s counsel to conduct such activities.

(ii)Neurocrine shall keep Voyager fully informed with respect to (A) the issuance of any Joint Patent Right being Prosecuted and Maintained by Neurocrine pursuant to this Section 10.2.5(a), and (B) the abandonment of any Joint Patent Right being Prosecuted and Maintained by Neurocrine pursuant to this Section 10.2.5(a).

(iii)Without limiting the foregoing, Neurocrine shall: (A) provide Voyager with copies of the text of the applications for any such Joint Patent Right as soon as practicable but at least [**] before filing, except for urgent filings, in which case Neurocrine shall provide copies as soon as practicable before, simultaneously with or immediately after filing; (B) provide Voyager with a copy of each submission made to and material or substantive document received from a patent authority, court or other tribunal regarding any such Joint Patent Right reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; (C) keep Voyager advised of the status of all substantive communications, actual and prospective

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filings or submissions regarding any such Joint Patent Right, and shall give Voyager copies of any such communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (D) consider in good faith Voyager’s comments on such communications, filings and submissions for any such Joint Patent Right.

(b)Neurocrine shall notify Voyager as to any decision to abandon, to cease Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any Joint Patent Right in any country in which it was filed. Neurocrine shall provide such notices at least [**] prior to any filing or payment due date, or any other due date that requires action, in connection with such Joint Patent Right. Thereafter, Voyager may, upon written notice to Neurocrine, in both Parties’ names and at Voyager’s sole cost and expense, control the Prosecution and Maintenance of such Joint Patent Right, and Voyager shall keep Neurocrine reasonably informed of the status of such Joint Patent Right in accordance with Sections 10.2.5(a)(ii) and (iii), mutatis mutandis.

(c)The Parties shall undertake reasonable efforts and cooperate to ensure to the fullest extent practicable and not prejudicial that Joint Patent Rights are Prosecuted and Maintained in a manner that separates the claims pertaining to one Program and the Collaboration Candidates and Products arising therefrom, on the one hand, from other Programs and the Collaboration Candidates and Products arising therefrom, on the other hand, into distinct patent applications and ultimately separate issued patents.

10.2.6Cooperation. Each Party shall reasonably cooperate with and assist the other Party in connection with the activities of such Party under Section 10.2 upon the reasonable request of the other Party, including by making scientists and scientific records reasonably available and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any Prosecution or Maintenance of the applicable Patent Rights.

10.2.7Patent Term Extension. Notwithstanding anything to the contrary in Section 10.2.1, 10.2.3 or 10.2.5, the Collaboration IP Working Group shall discuss all decisions regarding patent term extensions in the Territory, including in the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for Voyager Product-Specific Patent Rights and the Joint Patent Rights, in each case including whether or not to so apply and which Party shall so apply; provided that Neurocrine shall have the right to make all decisions with respect to any such extension of a Voyager Product-Specific Patent Right or Joint Patent Right Covering any Product; provided that Neurocrine shall not have the right to extend any Voyager Product-Specific Patent Right that Voyager intends to extend with respect to a different product for which there is no other Patent Right reasonably available to extend. Each Party shall provide prompt and reasonable assistance, as requested by the other Party, including by taking such action as is required under any applicable Law to obtain such extension or supplementary protection certificate.

10.3Enforcement and Defense. Subject to the terms of any applicable In-License Agreement and any applicable Co-Co Agreement:

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10.3.1Notice. Each Party shall promptly notify the other of any knowledge it acquires of any: (a) actual or potential infringement by a Third-Party of any Voyager Patent Right, Neurocrine Patent Right or Joint Patent Right that is or would be competitive with a Collaboration Candidate or Product; or (b) submission to a Party or a Regulatory Authority of an application for a product (including an application under Section 351(k) of the PHSA) that references a Product (each of (a) and (b), a “Competitive Infringement”); or (c) actual or potential infringement, other than a Competitive Infringement, by a Third-Party of any Voyager Patent Right, Neurocrine Patent Right or Joint Patent Right by the manufacture, use or sale of a product that includes a Program Capsid; or (d) submission to a Party or a Regulatory Authority of an application for a product (including an application under Section 351(k) of the PHSA) that references a product (other than a Product) that includes a Program Capsid.

10.3.2Actions.

(a)If any Neurocrine Patent Right is infringed by a Third-Party in any country in the Territory, then Neurocrine shall have the sole right, but not the obligation, to institute and control any action or proceeding with respect to such infringement of such Patent Right, by counsel of its own choice.

(b)If any Capsid Patent Right that is not a Voyager Patent Right is infringed by a Third-Party in any country in the Territory, then Voyager shall have the sole right, but not the obligation, to institute and control any action or proceeding with respect to such infringement of such Patent Right, by counsel of its own choice. If, in any such proceeding brought by Voyager, Neurocrine is required to join for standing purposes or in order for Voyager to commence or continue such proceeding, then Neurocrine shall join such proceeding, at Voyager’s expense, and shall be represented in such proceeding by counsel of Voyager’s choice at Voyager’s expense, unless Neurocrine elects to be represented by counsel of its own choice at Neurocrine’s expense.

(c)Voyager shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to Competitive Infringement of any Voyager Patent Right that is not a Voyager Product-Specific Patent Right, by counsel of its own choice, provided that Voyager shall not unreasonably refuse to accept input from Neurocrine with respect to such proceeding, and Neurocrine shall have the right to be represented in such proceeding by counsel of Neurocrine’s choice at Neurocrine’s expense. If in any such proceeding brought by Voyager, Neurocrine is required to join for standing purposes or in order for Voyager to commence or continue any such proceeding, then Neurocrine shall join such proceeding, at Voyager’s expense, and shall be represented in such proceeding by counsel of Neurocrine’s choice at Neurocrine’s expense. If Voyager does not bring an infringement action pursuant to this Section 10.3.2(c) within [**] after receipt of notice of the existence of an infringement (or in cases where there is a relevant statutory period during which an infringement action must be commenced or in which any material rights may be lost that would expire prior to the expiration of such [**] period and of which Neurocrine has notified Voyager promptly after it becomes aware, [**] prior to the expiration of such relevant statutory period), Voyager and Neurocrine shall meet and discuss Voyager’s reasons for not initiating a lawsuit or otherwise making or prosecuting a claim. If following such discussions Neurocrine desires to initiate a lawsuit or otherwise make or prosecute a claim with respect to the Competitive Infringement and so notifies Voyager in writing, then,

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upon receiving Voyager’s prior written consent (unless Voyager does not have such consent right as provided in the following sentence), which shall not be unreasonably withheld, conditioned or delayed, Neurocrine may institute, prosecute, and control such action; provided that, if, under the terms of an applicable In-License Agreement, Voyager has an applicable enforcement right that it cannot delegate to Neurocrine then, at Neurocrine’s request and expense, Voyager shall exercise such rights in such infringement action as directed by Neurocrine. Notwithstanding the foregoing, Voyager shall not have any right of consent pursuant to the immediately preceding sentence if (i) there is no product Covered by the applicable Voyager Patent Rights then being Commercialized by Voyager or its Affiliate or Third-Party licensee, or (ii) the applicable Product no longer has Regulatory Exclusivity and Neurocrine notifies Voyager in writing that Neurocrine has determined in good faith that an action or proceeding with respect to such Voyager Patent Rights should be instituted to enable continued market exclusivity for such Product. If Voyager has a right of consent and does not consent to Neurocrine’s instituting such action, then the applicable Voyager Patent Right will be considered not to exist for purposes of any Royalty Term or royalty adjustments in Section 8.5, and no further Milestone Payments shall be payable or paid with respect to the applicable Product Covered by such Voyager Patent Right unless such Product is also Covered by any Voyager Patent Rights other than the Voyager Patent Rights for which Voyager does not provide such consent. If in any such proceeding Voyager is required to join for standing purposes or in order for Neurocrine (or an Inbound Licensor) to commence or continue any such proceeding, then Voyager shall join such proceeding, at Neurocrine’s expense, and shall be represented in such proceeding by counsel of Voyager’s choice at Voyager’s expense.

(d)Neurocrine shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to Competitive Infringement of any Voyager Product-Specific Patent Right or Joint Patent Right, by counsel of its own choice, provided that Neurocrine shall not unreasonably refuse to accept input from Voyager with respect to such proceeding. If in any such proceeding brought by Neurocrine, Voyager is required to join for standing purposes or in order for Neurocrine to commence or continue any such proceeding, then Voyager shall join such proceeding, at Neurocrine’s expense, and shall be represented in such proceeding by counsel of Voyager’s choice at Voyager’s expense. The exercise by Neurocrine of the right to bring an infringement action shall be subject to and consistent with the terms of all applicable In-License Agreements; provided that, if, under the terms of an applicable In-License Agreement, Voyager has an applicable enforcement right that it cannot delegate to Neurocrine then, at Neurocrine’s request and expense, Voyager shall exercise such rights in such infringement action as directed by Neurocrine. If Neurocrine does not bring an infringement action pursuant to this Section 10.3.2(d) within [**] after receipt of notice of the existence of an infringement (or in cases where there is a relevant statutory period during which an infringement action must be commenced or in which any material rights may be lost that would expire prior to the expiration of such [**] period and of which Voyager has notified Neurocrine promptly after it becomes aware, [**] prior to the expiration of such relevant statutory period), Voyager and Neurocrine shall meet and discuss Neurocrine’s reasons for not initiating a lawsuit or otherwise making or prosecuting a claim. If following such discussions Voyager desires to initiate a lawsuit or otherwise make or prosecute a claim with respect to the Competitive Infringement and so notifies Neurocrine in writing, then upon receiving Neurocrine’s prior written consent, which consent shall not be unreasonably withheld, Voyager may institute, prosecute, and control such action. If in any such proceeding Neurocrine is required to join for standing purposes or in order for Voyager (or an

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Inbound Licensor) to commence or continue any such proceeding, then Neurocrine shall join such proceeding, at Voyager’s expense, and shall be represented in such proceeding by counsel of Neurocrine’s choice at Neurocrine’s expense.

(e)The Party initiating the suit shall have the sole and exclusive right to elect counsel for any suit initiated by it pursuant to Section 10.3.2(a), (c) or (d); provided that, with respect to a Voyager Product-Specific Patent Right or Joint Patent Right, such counsel is reasonably acceptable to the other Party.

(f)Each Party agrees to cooperate fully in any action under this Section 10.3.2 that is controlled by the other Party, including executing legal papers and cooperating in the prosecution as may be reasonably requested by the controlling Party, all at the controlling Party’s expense. Neither Party will separately or sequentially enforce, and each Party will ensure that its Affiliate and licensee does not separately or sequentially enforce, any Patent Rights under this Section 10.3.2 that are subject to a terminal disclaimer.

(g)Unless otherwise agreed by the Parties in writing, and subject to the terms of the Co-Co Agreement, the amount of any recovery from a proceeding brought under this Section 10.3.2 shall first be applied to the Out-of-Pocket Cost of such action incurred by the Party prosecuting the applicable action, and any remaining recovery amount shall be applied to the Out-of-Pocket Cost of such action incurred by the other Party (if any), and then, of the remaining amount, (i) any recovery for a proceeding brought by Neurocrine with respect to a Voyager Patent Right or Joint Patent Right or by Voyager with respect to a Voyager Patent Right (other than a Voyager Product-Specific Patent Right) shall be retained by Neurocrine, but shall be deemed Net Sales of the applicable Product in the applicable country and subject to royalty payments under Section 8.3 or, with respect to Co-Co Products, shared equally between the Parties, (ii) any recovery for a proceeding brought by Voyager with respect to a Voyager Product-Specific Patent Right or Joint Patent Right shall be allocated [**] percent ([**]%) to Voyager and [**] percent ([**]%) to Neurocrine and (iii) any recovery for a proceeding brought with respect to a Neurocrine Patent Right shall be retained by Neurocrine. If, in connection with a proceeding brought under this Section 10.3.2 with respect to a Voyager Product-Specific Patent Right, an Inbound Licensor is entitled to a portion of any recovery that is greater than the portion of the recovery payable, after costs, to Voyager, the Parties will meet and agree in good faith on an alternative sharing of such recovery to that set forth in the immediately preceding sentence that takes into account the amounts payable to the applicable Inbound Licensor and results in an equitable allocation of the remaining amounts to Neurocrine and Voyager after payment of such amounts to the applicable Inbound Licensor.

10.3.3Defense. With respect to any defense or declaratory judgment actions relating to, or other attack upon, validity or enforceability of a Voyager Patent Right, Neurocrine Patent Right or Joint Patent Right that is not a Defense Proceeding, the Party with responsibility for the Prosecution and Maintenance of such Patent Right shall have the first right, but not the obligation, to assume the defense thereof at its sole cost and expense, except that if such action is in connection with a Competitive Infringement, Section 10.3.2 will apply to such action (as if it were enforcement against a Competitive Infringement).

10.4Infringement Claimed by Third Parties.

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10.4.1If a Third-Party commences, or threatens to commence, any proceeding against a Party alleging infringement of such Third-Party’s intellectual property by the Exploitation by a Party, its Affiliates, subcontractors or Sublicensees of any Collaboration Candidate or Product, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party.

10.4.2Unless the Party against whom such proceeding is filed seeks indemnification for a claim covered pursuant to ARTICLE 13, such Party shall, as between the Parties, have the sole right to control the defense and settlement of any such proceeding under Section 10.4.1 at its own cost.

10.5Marking. Neurocrine and its Affiliates and Sublicensees shall mark each Product in such a manner to conform with the patent laws and practice of any country in which such Product is Manufactured or sold or to which such Product is shipped to ensure maximum enforceability of Patent Rights in such country.

10.6Trademarks. Except for Products arising from the GBA1 Program if Voyager exercises its Co-Co Option for such Program, Neurocrine shall have the right to brand Products in the Territory using Neurocrine-related trademarks and any other trademarks and trade names it determines appropriate, which may vary by country or within a country (“Neurocrine Product Marks”). Neurocrine shall own all rights in the Neurocrine Product Marks and, as between the Parties, shall have the sole right to register, maintain, enforce and defend the Neurocrine Product Marks, at its sole expense, provided that Neurocrine will provide Voyager appropriate licenses to the Neurocrine Product Marks under any applicable Co-Co Agreement to undertake activities assigned to Voyager thereunder so requiring such licenses. If Voyager exercises its Co-Co Option for the GBA1 Program, branding of Co-Co Products arising from the GBA1 Program shall be governed by the applicable provisions of the applicable Co-Co Agreement and subject to final review and approval of the JSC.

ARTICLE 11

CONFIDENTIALITY

11.1Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement, or as otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”): (a) shall keep confidential and shall not publish or otherwise disclose; and (b) shall not use for any purpose other than as provided for in this Agreement (which purpose includes exercising its rights and performing its obligations under this Agreement); in each case ((a) and (b)) any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that is disclosed to it by the other Party (the “Disclosing Party”), including trade secrets, Know-How, Inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the Disclosing Party’s past, present or future marketing, financial, or Exploitation activities of any product or potential product or useful technology of the Disclosing Party or the pricing thereof (collectively, “Confidential Information” of the Disclosing Party), except that “Confidential Information” shall exclude information to the extent that it can be established by the Receiving Party that such information:

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11.1.1was in the lawful knowledge and possession of the Receiving Party without restriction on use or disclosure prior to the time it was first disclosed to the Receiving Party by the Disclosing Party, or was otherwise developed independently by the Receiving Party without reference to any of the Disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

11.1.2was generally available to the public or otherwise part of the public domain at the time of its first disclosure to the Receiving Party by the Disclosing Party;

11.1.3became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party by the Disclosing Party and other than through any act or omission of the Receiving Party in breach of this Agreement or the Existing Confidentiality Agreement; or

11.1.4was lawfully disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third-Party who had no obligation to the Disclosing Party not to disclose such information to others.

Any information disclosed by a Party to the other Party prior to the Execution Date (a) pursuant to the Confidential Disclosure Agreement between Voyager and Neurocrine dated [**] (as amended from time to time, the “Existing Confidentiality Agreement”) or (b) solely to the extent relevant to a Program hereunder, pursuant to that certain Collaboration and License Agreement, dated January 28, 2019, by and between Voyager and Neurocrine, as amended from time to time (the “2019 CLA”), in each case ((a) and (b)) that was considered Confidential Information (as defined in the applicable agreement) of a Party shall be Confidential Information of such Party hereunder, subject to the provisions of Sections 11.1.1, 11.1.2, 11.1.3 and 11.1.4. Notwithstanding anything to the contrary, any Capsid Know-How in the Arising Capsid IP that relates to a Voyager Capsid (except to the extent such Capsid Know-How relates to (x) any component of a Collaboration Candidate other than the Voyager Capsid therein; (y) any Program Target or Program Payload; or (z) any method of Manufacture or use of a Collaboration Candidate (and not only the Voyager Capsid therein) or Program Payload) shall be considered the Confidential Information of Voyager, with Voyager considered the Disclosing Party and Neurocrine considered the Receiving Party.

11.2Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may disclose Confidential Information of the Disclosing Party as follows: (a) to the extent required to those of its Representatives who reasonably need to know such Confidential Information in order to advise or assist the Receiving Party in connection with the performance of its obligations or exercise of its rights granted or reserved in this Agreement and under appropriate written (or legal or ethical such as in the case of attorneys) confidentiality and non-use obligations no less protective of the Disclosing Party than those set forth in this Agreement; (b) as required by applicable Law; provided, however, that if a Receiving Party is required by Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement, limit disclosure to only the Confidential Information requested to be disclosed and, if requested by the Disclosing Party, cooperate with the Disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed; (c) in communication with existing or bona fide

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prospective investors, lenders, professional advisors, acquirers, merger partners, subcontractors, licensees, collaborators or Inbound Licensors on a need to know basis, in each case under appropriate written (or legal or ethical such as in the case of attorneys) confidentiality and non-use obligations substantially equivalent to those of this Agreement, except that the term of such obligations may be shorter, and with respect to any disclosure to an Inbound Licensor under an Existing In-License Agreement, Neurocrine acknowledges that the relevant Inbound Licensor is obligated to retain any information provided to it in confidence only as required pursuant to the terms of the applicable Existing In-License Agreement; (d) to the extent mutually agreed to in writing by the Parties; (e) to a patent authority in connection with Prosecution and Maintenance, Defense Proceedings and enforcement of Patent Rights in accordance with ARTICLE 10; and (f) in the case of Neurocrine as Receiving Party, in Regulatory Filings for Products and, in each case under appropriate written confidentiality and non-use obligations substantially equivalent to those of this Agreement, to Third-Party contractors in connection with its Development, Manufacture and Commercialization of Collaboration Candidates and Products. The confidentiality and non-use obligations set forth under this Agreement shall survive the termination or expiration of this Agreement for a period of [**].

11.3Press Release; Disclosure of Agreement.

11.3.1On or promptly after the Execution Date, the Parties shall jointly issue a public announcement of the execution of this Agreement. Subject to Sections 11.3.2, 11.3.3 and 11.4, neither Party may issue any subsequent press release or other public disclosure regarding this Agreement or its terms or the Parties’ activities hereunder, or any results or data arising hereunder, except: (a) with the other Party’s prior written consent; (b) for any disclosure that is reasonably necessary to comply with applicable securities exchange listing requirements or other applicable Laws, provided that the Party making such disclosure provides the other Party a copy of the proposed disclosure as soon as reasonably practicable and reasonably considers any comments thereto provided by the other Party within [**] after the receipt of such proposed disclosure or such shorter period required to comply with applicable Laws; (c) to announce in a joint press release approved by both Parties Voyager’s exercise of the Co-Co Option, or (d) in the case of Neurocrine, disclosure of any information relating to the Development, Manufacture or Commercialization of any Collaboration Candidate or Product that does not include Confidential Information of Voyager, provided that Neurocrine first provides Voyager a copy of the proposed disclosure and reasonably considers any timely comments thereto provided by Voyager. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed, each Party (other than a Party that had caused such information to become publicly disclosed in breach of this ARTICLE 11, if applicable) may subsequently disclose the same information to the public without the consent of the other Party, as long as it remains accurate at the time of subsequent disclosure.

11.3.2Notwithstanding Section 11.3.1, each Party shall be permitted to disclose the existence and terms of this Agreement to the extent required to comply with applicable Laws or legal process, including the rules or regulations of the U.S. Securities and Exchange Commission, or similar agency in any country other than the United States, or of any stock exchange, including Nasdaq. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof, the Parties will coordinate in advance with each other in connection with

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the redaction of certain provisions of this Agreement with respect to any filings with the U.S. Securities and Exchange Commission or similar agency in any country other than the United States, or of any stock exchange, including Nasdaq, on which securities issued by a Party or a Party’s Affiliate are traded (the “Redacted Version”), and each Party will use commercially reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party; provided that the Parties will use commercially reasonable efforts to file redacted versions with any governing bodies that are consistent with the Redacted Version.

11.3.3Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality obligations substantially equivalent to those of this Agreement (except that the term of the obligations may be shorter as consistent with the applicable Party’s ordinary business practices with regard to the protection of its confidential information), to any existing or bona fide prospective investors, lenders, professional advisors, acquirers, merger partners, licensees or Inbound Licensors, except that, with respect to any disclosure to an Inbound Licensor under an Existing In-License Agreement, Neurocrine acknowledges that the relevant Inbound Licensor is obligated to retain any information provided to it in confidence only as required pursuant to the terms of the applicable Existing In-License Agreement.

11.4Publications. The Parties recognize that it may be useful or required to publish or publicly disclose the results of Exploitation activities conducted hereunder, and each Party will comply with the publication plan approved by the JSC for the disclosure of such results. Each Party (and its Affiliates and Sublicensees) shall be free to publish or publicly disclose such results, including on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov, subject to the prior review by the other Party for patentability and protection of its Confidential Information as described in this Section 11.4; provided that Voyager shall not publish or make any public announcement regarding a Collaboration Candidate or Product or any data or results generated under this Agreement relating to a Program (unless related solely to a Program Capsid), Program Target or a Program Payload without approval by the Publication Working Group. During the Term, the Party that desires to publish material requiring the review or consent of the other Party shall provide the other Party for review and approval a copy of such proposed abstract, manuscript, or presentation no less than [**] in the case of abstracts) prior to its intended submission for publication. The reviewing Party shall respond in writing promptly and in no event later than [**] in the case of abstracts) after receipt of the proposed material, with one or more of the following: (x) comments on the proposed material, which the publishing Party shall consider in good faith; (y) a specific statement of concern, based upon the need to seek patent protection or to block publication if the reviewing Party determines that the proposed disclosure contains or describes intellectual property that should be maintained as a trade secret to protect a Collaboration Candidate, Product or any Exploitation activities conducted under this Agreement; or (z) an identification of the reviewing Party’s Confidential Information that is contained in the material reviewed. In the event of concern over patent protection or whether maintaining a trade secret would be a priority, the publishing Party agrees not to submit such publication or to make such presentation that contains such information until the reviewing Party is given a reasonable period of time, and in no event more than [**], unless otherwise agreed by the Parties, to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues; provided, however, that the publishing Party shall abandon such proposed publication or presentation if the reviewing Party

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reasonably determines in good faith that maintaining such information as a trade secret is a commercially reasonable priority. Any Confidential Information of the reviewing Party shall, if requested by the reviewing Party, be removed. Furthermore, with respect to any proposed abstracts, manuscripts or summaries of presentations by Clinical Trial investigators, such materials shall be subject to review under this Section 11.4 to the extent that Neurocrine or Voyager (as the case may be) has the right to do so. Voyager shall not grant any other Third-Party any rights to publish results generated under this Agreement without approval by an appropriate Committee.

11.5Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this ARTICLE 11.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Execution Date and as of the Effective Date, that:

12.1.1such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

12.1.2such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

12.1.3this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof;

12.1.4the execution, delivery and performance of this Agreement by such Party do not conflict with or result in a breach of any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, or any provision of the organizational documents of such Party, nor violate any Laws of any court, governmental body or administrative or other agency having jurisdiction over such Party;

12.1.5no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, except as may be required to obtain clearance of this Agreement under the HSR Act, to conduct Clinical Trials, to Manufacture Products, or to seek or obtain Regulatory Approvals;

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12.1.6since January 1, 2018, such Party and its Affiliates have conducted and will conduct their business in material compliance with the Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption Laws; and

12.1.7such Party and, to its Knowledge, its and its Affiliates’ Representatives have not directly or indirectly promised, offered or provided any unlawful corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement.

12.2Representations, Warranties and Covenants, as applicable, of Voyager. Voyager hereby represents, warrants, and covenants to Neurocrine, as of the Execution Date and as of the Effective Date, that:

12.2.1Voyager has the right to grant all rights and licenses it purports to grant to Neurocrine under this Agreement.

12.2.2Voyager has not granted, and will not during the Term grant, any right or license to any Third-Party that would conflict with the rights or licenses granted to Neurocrine hereunder.

12.2.3Schedule 12.2.3 sets forth a true and complete list, of all Voyager Patent Rights that Cover any Capsid that may be a Voyager Capsid, indicating the assignee(s) of each such Patent Right; and Voyager is the sole and exclusive owner of, or otherwise Controls via an exclusive license such Voyager Patent Rights, free and clear of any claims, liens, charges or encumbrances other than the Existing In-Licenses and licenses granted by Voyager that do not conflict with the licenses granted to Neurocrine under this Agreement.

12.2.4The Inventions claimed by the Voyager Patent Rights: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(c); and (c) are not otherwise subject to 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated thereunder.

12.2.5Except as disclosed in Schedule 12.2.5, no claim or litigation has been brought or threatened in writing against Voyager or, to its Knowledge, any Third-Party by any Person alleging that the Voyager IP is infringing or, if practiced or commercialized, will infringe the rights of any Third-Party, or that the development of the Voyager IP infringed or misappropriated the intellectual property rights of any Third-Party, and to Voyager’s Knowledge there is no basis for any such claim.

12.2.6Except as disclosed in Schedule 12.2.5, to Voyager’s Knowledge, the conduct of the Development Plans will not infringe any Patent Rights or misappropriate any materials, Know-How or other intellectual property of any Third Party;

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12.2.7Except as disclosed in Schedule 12.2.5, there are no judgments, orders, decrees or settlements against or owed by Voyager or any of its Affiliates, and, there is no written claim, written demand, suit, proceeding, arbitration, and to Voyager’s Knowledge, other claim, demand, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the Knowledge of Voyager, threatened against Voyager or any of its Affiliates, in each case relating to the Voyager IP, the Programs and Collaboration Candidates or the transactions contemplated by this Agreement.

12.2.8To Voyager’s Knowledge, no Person is infringing or threatening to infringe, or misappropriating or threatening to misappropriate, the Voyager IP, and no Person has challenged or threatened to challenge the inventorship, ownership, Voyager’s right to use, scope, validity or enforceability of, or Voyager’s or any Inbound Licensor’s rights in or to, any Voyager Patent Rights (including through the institution or threat of institution of interference, derivation, post-grant review, opposition, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous Governmental Authority).

12.2.9To Voyager’s Knowledge, the Voyager Patent Rights are valid and enforceable, or in the case of pending patent applications, will be valid and enforceable upon issuance, the inventorship of each Voyager Patent Right is properly identified on each patent and patent application, and Voyager has complied (and, to its Knowledge, its Inbound Licensors have complied) with, all applicable Laws and duties of candor with respect to the filing, prosecution and maintenance of the Voyager Patent Rights. Voyager has paid, with respect to all Voyager Patent Rights to which Voyager has prosecution and maintenance rights, and, to Voyager’s Knowledge, its Inbound Licensors have paid all maintenance and annuity fees with respect to the Voyager Patent Rights due as of the Execution Date.

12.2.10All of its Representatives have executed agreements or have existing obligations under applicable Laws requiring assignment to Voyager of all Inventions made during the course of and as the result of their association with Voyager and obligating the individual to maintain as confidential Voyager’s Confidential Information as well as confidential information of other Persons (including Neurocrine and its Affiliates) which such individual may receive, in each case to the extent required to support Voyager’s obligations under this Agreement.

12.2.11(i) Neither Voyager nor, to Voyager’s Knowledge, any Third-Party, is in breach of any In-License Agreement in any material respect and, to Voyager’s Knowledge, each Existing In-License Agreement is in full force and effect, and neither Voyager nor any of its Affiliates has received any written notice of breach of any Existing In-License Agreements; (ii) there are no agreements between Voyager (or any of its Affiliates), on the one hand, and a Third-Party, on the other hand, pursuant to which Voyager or any of its Affiliates has Control of any Voyager IP as of the Execution Date other than those listed on Schedule 1.69, (iii) none of the Existing In-License Agreements include any obligations that restrict or conflict with the practice of the licenses granted by Neurocrine hereunder; and (iv) true, correct and complete copies of each Existing In-License Agreement have been provided to Neurocrine.

12.2.12Except for any contract granting only a non-exclusive license to (a) a Third-Party to provide services or products to Voyager in a fee-for-service arrangement that does not convey to any Third-Party or allow any Third-Party to retain any rights in any Voyager Patent

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Rights or Voyager Know-How or (b) Inbound Licensors for non-commercial research and educational purposes, there are no agreements pursuant to which Voyager or any of its Affiliates has granted any right or license to practice any Voyager Patent Rights or Voyager Know-How that would be inconsistent or in conflict with the rights granted pursuant to this Agreement.

12.2.13Voyager has taken reasonable precautions to preserve the confidentiality of the Voyager Know-How, including requiring each Person having access to the Voyager Know-How to be subject to confidentiality, non-use and non-disclosure obligations protecting the Voyager Know-How as the confidential, proprietary materials and information of Voyager.

12.2.14Voyager has made available to Neurocrine (a) all information in Voyager’s or its Affiliates’ Control related to the safety or efficacy of any Capsid that is reasonably anticipated as of the Execution Date to be a Voyager Capsid and (b) all other information in Voyager’s Control requested by Neurocrine.

12.2.15Voyager and its Affiliates have conducted, and, to Voyager’s Knowledge, its and their respective contractors and consultants have conducted, all Development of Capsids reasonably anticipated as of the Execution Date to be Voyager Capsids in accordance with, as applicable, GLP, GCP and all other applicable Laws.

12.2.16Neither Voyager nor any of its Affiliates, nor, to Voyager’s Knowledge, any of its or their respective Representatives, has committed an act, made a statement or failed to act or make a statement that: (a) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority with respect to the Exploitation of Capsids that may be Voyager Capsids, or any product containing any such Capsid; or (b) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.

12.2.17Voyager: (a) will promptly notify Neurocrine of any lawsuits, claims, administrative actions, regulatory inquiries or investigations, or other proceedings asserted or commenced against Voyager or its Affiliates or their respective Representatives involving in any material way the ability of Voyager to deliver the rights, licenses and sublicenses granted herein; and (b) will promptly notify Neurocrine in writing of any facts or circumstances that come to Voyager’s attention and that cause, or are reasonably expected to cause, any of the representations and warranties contained in Section 12.1 or 12.2 to be untrue in any material respect at any time during the Term.

12.3Mutual Covenants. Each Party hereby covenants to the other Party that:.

12.3.1Such Party and its and its Affiliates’ Representatives shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third-Parties, unlawfully pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public

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Official or Entity or other person for the purpose of corruptly obtaining or retaining business for or with, or directing business to, any person, including either Party.

12.3.2Such Party and its Affiliates, and their Representatives, in connection with the performance of their respective obligations under this Agreement, shall not cause the other Party or its respective Affiliates, and their Representatives to be in violation of the FCPA or any other applicable Law.

12.3.3Such Party shall without unreasonable delay notify the other Party if the notifying Party has any credible information or reasonable suspicion that there may be a violation of the FCPA or any other applicable Law in connection with the performance of this Agreement or the Development, Manufacture or Commercialization of any Program Capsid, Collaboration Candidate or Product.

12.3.4In connection with the performance of its obligations under this Agreement, such Party shall comply and shall cause its Affiliates and their Representatives to comply with such Party’s own anti-corruption and anti-bribery policy, a copy of which will be provided to the other Party within [**] of the Effective Date.

12.3.5Either Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to engage an independent Third-Party to audit such Party’s books and records in the event that a suspected violation of any of the representations, warranties or covenants in Sections 12.3.1 through 12.3.4 needs to be investigated.

12.3.6In the event that a Party has violated or been reasonably suspected of violating any of the covenants in Sections 12.3.1 through 12.3.4, such Party will cause its or its Affiliates’ personnel or others working under its direction or control to submit to periodic training that such Party will provide on anti-corruption law compliance.

12.3.7Either Party will, at the other Party’s request, [**] certify to the other Party in writing certifying such Party’s compliance, in connection with the performance of the certifying Party’s obligations under this Agreement, with the covenants in Sections 12.3.1 through 12.3.4.

12.3.8Either Party shall have the right to suspend or terminate this Agreement in its entirety where there is a credible finding, after a reasonable investigation, that the other Party, in connection with performance of its obligations under this Agreement, has violated the FCPA.

12.3.9All individuals who are employees or independent contractors of such Party or any of its Affiliates working under this Agreement are and will be under written obligation to assign or, in the case of independent contractors, assign or exclusively license, all right, title and interest in and to all Inventions and other Know-How, and all intellectual property rights therein, developed under this Agreement to such Party or its Affiliate as the sole owner or exclusive licensee thereof.

12.3.10Such Party will not employ, or use any contractor or consultant that employs or uses, any Person: (a) that is debarred by the FDA (or subject to a similar sanction of EMA or any other Governmental Authority); or (b) to such Party’s Knowledge, that is the subject

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of an FDA debarment investigation or proceeding (or similar proceeding of EMA or any other Governmental Authority); in each of clauses (a) and (b) in the conduct of its activities under this Agreement;

12.3.11In performing its obligations or exercising its rights under this Agreement, such Party, its Affiliates, and, with respect to Neurocrine, its Sublicensees, shall comply in all material respects with all applicable Law, including all anti-corruption Laws; and

12.3.12Such Party will not grant any license relating to the Voyager IP (if such Party is Voyager) or the Neurocrine IP (if such Party is Neurocrine) that would conflict with the rights or licenses granted or to be granted to the other Party hereunder.

12.4Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

ARTICLE 13

INDEMNIFICATION; INSURANCE

13.1Indemnification by Neurocrine. Subject to Section 13.3 and the terms of the Co-Co Agreement, Neurocrine shall indemnify, hold harmless and defend Voyager and its Affiliates, and its or their respective Representatives, from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional advisors (collectively, “Losses”), to the extent arising out of or resulting from any Third-Party suits, claims, actions, proceedings or demands (“Third-Party Claims”) to the extent resulting from:

13.1.1the gross negligence, recklessness or intentional misconduct of Neurocrine or any of its Affiliates, or its or their respective Representatives, in connection with performance by or on behalf of Neurocrine of Neurocrine’s obligations or exercise of Neurocrine’s rights under this Agreement;

13.1.2any breach of this Agreement, including any representation or warranty or covenant, by Neurocrine; or

13.1.3the Exploitation of Collaboration Candidates or Products conducted by or on behalf of Neurocrine (it being agreed that any activities by or on behalf of Voyager under this Agreement will not be considered “on behalf of Neurocrine” for purposes of this Section 13.1.3), any of its Affiliates or any Sublicensee, including: (a) any product liability, personal injury, property damage or other damage; and (b) infringement of any Patent Rights or other intellectual property rights of any Third-Party, except to the extent related to any Voyager Capsid or any Capsid IP licensed to Neurocrine hereunder; provided, however, that Losses arising from Exploitation of any Product under any Co-Co Agreement shall be shared as Development Costs or profit or loss, as applicable, in accordance with the term of such Co-Co Agreement;

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except, in each case (13.1.1 through 13.1.3), to the extent arising from the gross negligence, recklessness or intentional misconduct of Voyager or any of its Affiliates or its or their respective Representatives or Voyager’s breach of this Agreement, including any representation, warranty or covenant.

13.2Indemnification by Voyager. Subject to Section 13.3 and the terms of the Co-Co Agreement, Voyager shall indemnify, hold harmless and defend, Neurocrine and its Affiliates, and its or their respective Representatives, from and against any and all Losses, to the extent arising out of or resulting from any Third-Party Claims to the extent resulting from:

13.2.1the gross negligence, recklessness or intentional misconduct of Voyager or any of its Affiliates or subcontractors, or its or their respective Representatives, in connection with performance by or on behalf of Voyager of Voyager’s obligations or exercise of Voyager’s rights under this Agreement;

13.2.2any breach of this Agreement, including any representation or warranty or covenant, by Voyager; or

13.2.3the Exploitation of Collaboration Candidates or Products conducted by or on behalf of Voyager or any of its Affiliates, or any of their respective licensees (excluding Neurocrine), before the Effective Date or after termination of this Agreement, including: (a) any product liability, personal injury, property damage or other damage; and (b) infringement of any Patent Rights or other intellectual property rights of any Third-Party; provided, however, that Losses arising from Exploitation of any Product under any Co-Co Agreement shall be shared as Development Costs or profit or loss, as applicable, in accordance with the term of such Co-Co Agreement;

except, in each case (13.2.1 through 13.2.3), to the extent arising from the gross negligence, recklessness or intentional misconduct of Neurocrine or any of its Affiliates or its or their respective Representatives or Neurocrine’s breach of this Agreement, including any representation, warranty or covenant.

13.3Procedure. A Person entitled to indemnification under this ARTICLE 13 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Third-Party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Third-Party Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party Claim as provided in this Section 13.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within [**] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs and expenses, including attorney fees, incurred by the Indemnified Party in defending itself within [**] after receipt of any reasonably

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detailed invoice and supporting documentation therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such Third-Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such Third-Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned, agree to any settlement of such Third-Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party.

13.4Insurance. Subject to the terms of any Co-Co Agreement:

13.4.1Voyager’s Insurance Obligations. Voyager shall maintain, at its cost, insurance against liability and other risks associated with its activities and obligations under this Agreement, including its Clinical Trials and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are reasonable for a company such as Voyager for the activities to be conducted by it under this Agreement. Voyager shall furnish to Neurocrine evidence of such insurance upon request.

13.4.2Neurocrine’s Insurance Obligations. Neurocrine shall maintain, at its cost, insurance against liability and other risks associated with its and its Affiliates’ and any Sublicensees’ activities and obligations under this Agreement, including Clinical Trials, the Exploitation of Collaboration Candidates and Products and Neurocrine’s indemnification obligations hereunder, in such amounts and on such terms as are reasonable and customary for a company such as Neurocrine for the activities to be conducted by it under this Agreement. Neurocrine shall furnish to Voyager evidence of such insurance upon request.

13.5Limitation of Liability. EXCEPT FOR A BREACH OF ARTICLE 9 OR ARTICLE 11 OR FOR CLAIMS OF A THIRD-PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 13, NEITHER VOYAGER NOR NEUROCRINE, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSORS, LICENSEES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, OR LOST PROFITS, ROYALTIES, DATA OR PROCUREMENT OF SUBSTITUTE GOODS, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

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ARTICLE 14

TERM AND TERMINATION

14.1Term. This Agreement shall commence as of the Effective Date and, unless terminated earlier, this Agreement shall continue in full force and effect until the later of: (a) the expiration of the last to expire Royalty Term with respect to all Products in all countries in the Territory; or (b) the expiration or termination of any Co-Co Agreement (the “Term”).

14.2Termination by Neurocrine.

14.2.1Neurocrine may terminate this Agreement in its entirety or on a Program-by-Program and/or country-by-country basis by providing written notice of termination to Voyager, which notice specifies the scope of the termination and includes an effective date of termination at least: (a) one hundred eighty (180) days after the date of the notice if such notice is provided prior to First Commercial Sale of any Product to which the termination applies; or (b) one (1) year after the date of the notice if such notice is provided after First Commercial Sale of any Product to which the termination applies.

14.2.2Neurocrine may terminate this Agreement with respect to a given Product by providing written notice of termination to Voyager within thirty (30) days after complete readout of any Clinical Trial if: (a) the results of such Clinical Trial fail to meet the pre-specified primary endpoint(s) set forth in the protocol therefor; or (b) a Significant Safety Signal occurred during such Clinical Trial.

14.3Termination for Breach.

14.3.1This Agreement may be terminated: (a) on a Program-by-Program basis, at any time upon written notice by either Party if the other Party is in material breach of this Agreement with respect to such Program; or (b) in its entirety, at any time upon written notice by either Party if the other Party is in material breach of this Agreement with respect to all Programs, or if such material breach does not relate specifically to any Program; in either case ((a) or (b)) except if the breaching Party has cured such breach within [**] in the case of a payment breach ([**] in the case of the Initial Fee), or within [**] in the case of all other breaches, after the non-breaching Party has provided written notice to the breaching Party of such breach; provided that if the breach is curable but is not capable of cure within such [**] period, then the cure period will be extended for so long as the breaching Party is diligently implementing a cure plan reasonably designed to cure such breach, provided that, such cure period does not exceed [**] in total.

14.3.2Without limiting Section 14.3.1, if the applicable material breach is a material breach by Neurocrine of its obligations under Section 4.2.2 to use Commercially Reasonable Efforts with respect to a Program in one or more, but not all, of the Major Market Countries, then Voyager will not have the right to terminate this Agreement with respect to such Program in all countries but instead may terminate this Agreement with respect to such Program only in the Major Market Country(ies) in which there was an uncured material breach by Neurocrine with respect to its obligation to use Commercially Reasonable Efforts.

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14.3.3If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that seeks to dispute that there has been a material breach shall contest the allegation in accordance with Section 15.2 during the applicable cure period. The cure period for any allegation made in good faith as to a material breach under this Agreement will, subject to Sections 14.3.1 and 15.3, including the suspension of such cure period set forth therein, run from the date that written notice of breach was first provided to the breaching Party by the non-breaching Party.

14.4Termination for Failure to Make Equity Purchase. If Neurocrine fails to purchase from Voyager shares of Voyager common stock pursuant to the terms and within the timeframe specified in the Stock Purchase Agreement (subject to any cure provisions therein), then Voyager shall have the right to terminate this Agreement in its entirety upon written notice to Neurocrine.

14.5Termination for Patent Challenge. If, during the Term, Neurocrine (a) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any claim of Voyager Patent Rights, except in the normal course of patent prosecution, or (b) actively assists any other Person in bringing or prosecuting any action or proceeding (including any patent opposition or reexamination proceeding) challenging or denying the validity or enforceability of any claim of Voyager Patent Rights (each of (a) and (b), a “Patent Challenge”), then, to the extent permitted by applicable Laws, Voyager shall have the right, exercisable within [**] following receipt of notice regarding such Patent Challenge, in its sole discretion, to terminate this Agreement with respect to such Voyager Patent Right(s), such termination to be effective [**] following such notice (or such longer period as Voyager may designate in such notice) unless Neurocrine withdraws or causes to be withdrawn all such challenge(s) (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges that Neurocrine does not have the power to unilaterally withdraw or cause to be withdrawn, Neurocrine ceases actively assisting any other party to such Patent Challenge and, to the extent Neurocrine is a party to such Patent Challenge, it withdraws from such Patent Challenge) within such [**] period. The foregoing sentence shall not apply (i) with respect to any Voyager Patent Rights that Voyager first asserts against Neurocrine or any of its Affiliates where the Patent Challenge is made in defense of such assertion, or (ii) with respect to any Patent Challenge commenced by a Third-Party that after the Execution Date acquires or is acquired by Neurocrine or its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase or otherwise, but only with respect to Patent Challenges commenced prior to the closing of such acquisition. The following will not be considered a Patent Challenge: (A) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding; or (B) complying with any applicable Law or court order.

14.6Effects of Termination other than by Neurocrine for Voyager Breach. Without limiting any other legal or equitable remedies that either Party may have, if this Agreement is terminated (in whole or in part) for any reason except by Neurocrine pursuant to Section 14.3 above, then upon effectiveness of such termination the following shall apply, provided that if termination of this Agreement is limited to a particular country(ies), Product(s) or Program(s) then the following shall apply only with respect to such country(ies), Product(s) or Program(s):

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14.6.1the license grants to Neurocrine in Section 15.1 shall terminate immediately on the effective date of termination;

14.6.2Neurocrine shall, and hereby does, effective upon such termination, grant to Voyager a royalty-bearing, sublicenseable (through multiple tiers) license under the Neurocrine IP that is necessary for the use of any Terminated Products or is otherwise incorporated into Terminated Products as of the effective date of termination, to Exploit Terminated Products in the terminated country(ies), which license will be non-exclusive or exclusive as requested by Voyager; the Parties shall negotiate in good faith commercially reasonable royalties payable by Voyager to Neurocrine on sales of such Terminated Products, which shall reflect the value of, and Neurocrine’s investment in the development of, such Terminated Products and the exclusivity of the license, and the terms related to such royalty payments;

14.6.3if Voyager so requests, and to the extent permitted under the relevant agreement at the time of termination, Neurocrine shall transfer to Voyager any agreements between Neurocrine or any of its Affiliates, on the one hand, and any Affiliate or Third-Party, on the other hand, to the extent relating to the Exploitation of any Terminated Product in the terminated country(ies) to which Neurocrine or any of its Affiliates or any Sublicensees is a party, subject to any required consents of such Third-Party, which Neurocrine shall use commercially reasonable efforts to obtain promptly (but shall not be obligated to pay any additional consideration to such Third-Party);

14.6.4if Voyager so requests, Neurocrine shall transfer all right, title and interest to any Regulatory Filings (including all Regulatory Approvals), pricing and reimbursement approvals in the terminated country(ies) with respect to the Terminated Products to Voyager;

14.6.5Neurocrine shall provide any other assistance reasonably requested by Voyager for the purpose of allowing Voyager or its designee to proceed expeditiously with the Exploitation of Terminated Products in the Field in the terminated country(ies) following Voyager’s receipt of the written notice of termination and over a [**] period following the effective date of the termination, and Voyager shall pay Neurocrine’s FTE Costs and Out-of-Pocket Costs to conduct such assistance (except in the event Voyager terminated this Agreement pursuant to Section 14.3 above);

14.6.6Neurocrine shall, and shall cause its Affiliates and shall use Commercially Reasonable Efforts to cause its Sublicensees to, execute all documents as may be reasonably requested by Voyager in order to give effect to the foregoing clauses; and

14.6.7if this Agreement is terminated in its entirety, each Party shall return to the other Party any Confidential Information of the other Party, or shall destroy, and certify the destruction in writing any Confidential Information of the other Party, except for any such Confidential Information that Voyager has the right to use pursuant to the terms of this Agreement.

14.7Effects of Termination by Neurocrine for Voyager Breach. If Neurocrine terminates this Agreement with respect to one or more Programs pursuant to Section 14.3, then all rights and obligations under this Agreement with respect to such Terminated Programs will terminate, except as expressly provided in Section 14.9, and if such termination is of this Agreement in its entirety,

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Voyager shall return to Neurocrine or destroy, and certify such destruction in writing, any Confidential Information of Neurocrine. If Neurocrine has the right to terminate this Agreement with respect to one or more Programs for Voyager’s material breach pursuant to Section 14.3, then in lieu of termination, and in addition to the remedies provided in Section 2.1.6, Neurocrine shall have the right to keep this Agreement in effect and to elect one or both of the following remedies upon written notice to Voyager:

14.7.1if such Programs include the GBA1 Program, then the Co-Co Option will terminate, and if a Co-Co Agreement is then in effect with respect to the GBA1 Program, then such Co-Co Agreement will terminate, and Voyager will no longer have the right to co-develop and co-commercialize the applicable Products with Neurocrine; and

14.7.2subject to the applicable terms of any In-License Agreement, Neurocrine shall no longer have any obligations with respect to diligence or to use Commercially Reasonable Efforts with respect to any Products resulting from the applicable Programs.

14.8 HSR Filing; Termination.

14.8.1Except for the Parties’ obligations under ARTICLE 11, ARTICLE 12 and this Section 14.8, which shall be effective as of the Execution Date, this Agreement shall not become effective until the Effective Date.

14.8.2Each Party will use reasonable efforts to do, or cause to be done, all things necessary, proper and advisable to, as promptly as practicable, take all actions necessary to obtain expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the HSR Act, including filing with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, any HSR Filing required of it under the HSR Act with respect to the transactions contemplated hereby within thirty (30) days after the Execution Date (or such later time as may be agreed to in writing by the Parties). The Parties shall cooperate with one another to the extent necessary in the preparation of any such HSR Filing and during the review by the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice. Each Party shall be responsible for its own costs and expenses; provided, however, that Neurocrine shall be solely responsible for any fees (other than penalties that may be incurred as a result of actions or omissions on the part of Voyager) required to be paid in connection with making any such HSR Filing. If the Parties make an HSR Filing hereunder, then this Agreement shall terminate: (a) at the election of either Party, immediately upon notice to the other Party, if the U.S. Federal Trade Commission or the U.S. Department of Justice seeks a preliminary injunction under the Antitrust Laws to enjoin the transactions contemplated by this Agreement or the U.S. Federal Trade Commission issues a complaint pursuant to Section 5(b) of the FTC Act; or (b) at the election of either Party, immediately upon notice to the other Party, in the event that the HSR Clearance Date shall not have occurred on or prior to twelve (12) months after the effective date of the HSR Filing. In the event of such termination, this Agreement shall be of no further force and effect.

14.9Accrued Rights; Surviving Provisions of the Agreement.

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14.9.1Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration, including any payment obligations hereunder, and any and all damages or remedies arising from any breach hereunder. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement.

14.9.2The provisions of Sections 2.2, 4.1.3, 5.2.4 and 7.3 (but in each case, with respect to the payment obligations therein, solely to the extent such payment obligations have accrued as of the date of termination); Sections 7.4, 10.1.1 through 10.1.3, 10.4, 12.4, 14.6, 14.7 and 14.9; and ARTICLE 1 (for the purpose of interpreting this Agreement), ARTICLE 8 (but with respect to the payment obligations therein, solely to the extent payable as of the date of termination), ARTICLE 11 (excluding 11.4 to the extent related publication of information related to any Terminated Program that is not the other Party’s Confidential Information), ARTICLE 13 (excluding Section 13.4) and ARTICLE 15, shall survive the termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.

ARTICLE 15

MISCELLANEOUS

15.1Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with the Laws of the State of New York without reference to conflicts of laws principles; provided that with respect to matters involving the enforcement of intellectual property rights, the Laws of the applicable country shall apply. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

15.2Dispute Resolution. Except for the disputes at the JSC, which matters shall be resolved as provided in Section 3.6, in the event of any dispute arising out of or in connection with this Agreement (“Dispute”), either Party shall refer such Dispute in writing to the Parties’ respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such Dispute. If the Dispute is not resolved within [**] after it has been referred to the Executive Officers, the Dispute shall be finally settled through binding arbitration pursuant to Section 15.3. Any disputes concerning the propriety of the commencement of arbitration shall be finally settled by the arbitral tribunal.

15.3Arbitration Request.

15.3.1No Arbitration of Patent Issues. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents Covering the use, importation, Manufacture, offer for sale or sale of Products shall be submitted to a court of competent jurisdiction in the country in which such Patents were granted or arose.

15.3.2Arbitration Procedure. Any other Disputes that have not been amicably resolved pursuant to Section 15.2 shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) before a tribunal composed of three

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arbitrators appointed in compliance with such rules, except as modified by this Section 15.2. Each Party shall nominate one arbitrator and within [**] of the second arbitrator’s appointment, the two party-nominated arbitrators shall nominate the third arbitrator, who shall serve as president of the tribunal. None of the arbitrators shall have worked for, or been a consultant to, either Party or its Affiliates within [**] prior to the arbitration. The arbitrators shall have experience in pharmaceutical licensing disputes. An arbitrator shall be deemed to meet these qualification unless a Party objects within [**] after the arbitrator is nominated. The seat, or legal place, of the arbitration will be New York City, New York, United States. The language of the arbitration shall be English. The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] after the commencement of the arbitration. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. Subject to Section 13.5, the arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify, or materially change this Agreement. The arbitrators shall also be authorized to grant temporary, preliminary or permanent equitable remedies or relief, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator. Judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction.

15.3.3Costs. During the pendency of the arbitration each Party shall bear its own attorneys’ fees, costs, and expenses of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators and the AAA administrative expenses; provided, however, that the arbitrators, in their final award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party its costs and expenses of arbitration, including its reasonable attorneys’ fees, the fees and costs of the arbitrators and AAA, and other costs and expenses (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses), as determined by the arbitrators.

15.3.4Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order, preliminary injunction or other interim relief from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrators on the ultimate merits of any dispute.

15.3.5Confidentiality. The Parties agree that the arbitration shall be kept confidential. The existence and contents of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration shall be deemed Confidential Information of each of the Parties and subject to ARTICLE 11, except that a Party may disclose such information to the arbitrators, the AAA, its counsel, experts, witnesses and any other person to the extent required for the conduct of the arbitration, or as required by applicable

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Law, to protect or pursue a legal right, or to enforce or challenge an award in bona fide legal proceedings.

15.3.6Suspension of Cure Period. From the date the AAA receives the request for arbitration and until such time as the Dispute has been finally settled, the running of the time periods as to which Party must cure a breach of this Agreement shall be suspended as to any breach that has been referred to arbitration.

15.3.7Consolidation. In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the AAA may consolidate the arbitration proceeding with any other arbitration relating to this Agreement or to any Co-Co Agreement.

15.4Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to: (a) an Affiliate; or (b) the Acquirer in the context of a Change of Control. Any purported assignment in violation of this Section 15.4 shall be void.

15.5Change of Control.

15.5.1Voyager shall notify Neurocrine in writing within [**] after entering into any agreement providing for or intended to result in any Change of Control of Voyager, identifying the parties to such agreement.

15.5.2Following the effectiveness of such Change of Control, (a) if the Acquirer is Developing or Commercializing a product that directly competes with a Product being Developed or Commercialized by Neurocrine as of the date of the Change of Control, then Neurocrine shall have the right to disband all Committees and to require Voyager to adopt reasonable procedures, to be agreed upon in writing with Neurocrine, as reasonably necessary to limit the dissemination of Neurocrine’s Confidential Information to only those personnel having a need to know such Confidential Information in order for Voyager to perform its obligations or to exercise its rights under this Agreement, (b) to the extent applicable, Section 4.1.4(b) and 4.1.4(c) will apply, and (c) if the Acquirer is Developing or Commercializing a product that directly competes with a Product being Developed or Commercialized by Neurocrine, Neurocrine will have the rights set forth in Section 2.1.4 (as if Voyager had materially breached its Development obligations and failed to cure such breach).

15.5.3Voyager covenants that, following a Change of Control of Voyager: (a) there will be no material change in the level or nature of efforts or resources expended by Voyager with respect to, or the qualifications and experience of the personnel assigned to (including with respect to the allocation of their time to), any Program; and (b) each employee of Voyager or its Affiliates who worked on any Program during the [**] period immediately prior to the Change of Control or who would reasonably be expected to work on any Program thereafter will continue to work on such Program for so long as s/he remains an employee of Voyager or any of its Affiliates.

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15.6Performance by Affiliates and Sublicensees. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all applicable covenants, terms, conditions and agreements set forth in this Agreement by its Affiliate(s), licensees and Sublicensees.

15.7Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure. For purposes of this Agreement, force majeure is defined as any cause beyond the reasonable control of the affected Party and without the fault or negligence of such Party, which may include acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic or pandemic; and failure of public utilities or common carriers. In such event the Party affected by such force majeure shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [**], after which time the Parties shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

15.8Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), reputable overnight express courier service (signature required), prepaid, or e-mail (with confirmed delivery) to the Party for which such notice is intended, at the address set forth for such Party below:

If to Voyager,

addressed to:	Voyager Therapeutics, Inc. 64 Sidney Street Cambridge, MA 02139 Attention: Chief Executive Officer
with a copy to:	Voyager Therapeutics, Inc. 64 Sidney Street Cambridge, MA 02139 Attention: General Counsel E-mail: [**]

and

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street

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New York, NY 10007
Attention:Brian A. Johnson, Sarah Tegan Hogan and Jenna Ventorino
Email:brian.johnson@wilmerhale.com, sarah.hogan@wilmerhale.com and jenna.ventorino@wilmerhale.com

If to Neurocrine,

addressed to:	Neurocrine Biosciences, Inc. 12780 El Camino Real San Diego, CA 92130 Attention: Chief Legal Officer Email: [**]

with a copy to:Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention:Jason L. Kent
Email:jkent@cooley.com

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

15.9Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

15.10Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term except to the extent set forth in writing.

15.11Severability. If any provision hereof should be invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or

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unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

15.12Entire Agreement. This Agreement, together with the Schedules hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements and understanding between the Parties. In particular, and without limitation, this Agreement supersedes and replaces the Existing Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Execution Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties. The Parties acknowledge and agree that the 2019 CLA is a separate and independent agreement, and this Agreement and the 2019 CLA shall remain in effect in accordance with their terms and shall have no impact on one another.

15.13Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

15.14CREATE Act. It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in Section 35 U.S.C. 100(h). Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. § 102(c) (the “JRA Exception”) when exercising its rights under this Agreement, but only with prior written consent of the other Party in its sole discretion. In the event that a Party intends to invoke the JRA Exception, once agreed to by the other Party if required by the preceding sentence, it will notify the other Party and the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof.

15.15Headings; Construction; Interpretation. Headings and any table of contents used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Schedule, of or to, as the case may be, this Agreement. Except where the context otherwise requires: (a) any definition of or reference to any agreement,

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instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (b) any reference to any Law refers to such Law including all rules and regulations thereunder and any successor Law, in each case as from time to time enacted, repealed or amended; (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (d) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or); (f) words in the singular or plural form include the plural and singular form, respectively; (g) references to any gender refer to each other gender; (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; and (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner.

15.16Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

15.17Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, administrators and permitted assigns.

15.18Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Signature page follows.]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

Voyager Therapeutics, Inc.

By:	/s/ Alfred W. Sandrock, Jr.
Name: Alfred W. Sandrock, Jr. M.D., Ph.D.
Title: President & CEO

Neurocrine Biosciences, Inc.

By:	/s/ Kevin C. Gorman
Name: Kevin C. Gorman, Ph.D.
Title: Chief Executive Officer

[Signature page to Collaboration and License Agreement]

EXHIBIT A

Stock Purchase Agreement

Incorporated by reference to Exhibit 10.44 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission